    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 20, 2000.


                                                      REGISTRATION NO. 333-94351
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 5

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                             CALDERA SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7372                          87-0617393
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                           -------------------------

                             240 WEST CENTER STREET
                                 OREM, UT 84057
                           TELEPHONE: (801) 765 4999
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                                 RANSOM H. LOVE
                            CHIEF EXECUTIVE OFFICER
                             CALDERA SYSTEMS, INC.
                             240 WEST CENTER STREET
                                 OREM, UT 84057
                           TELEPHONE: (801) 765-4999
                           FACSIMILE: (801) 765-1313
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)
                           -------------------------

                                   COPIES TO:

           RICHARD R. PLUMRIDGE, ESQ.                       KENNETH L. GUERNSEY, ESQ.
            JOHN E. HAYES III, ESQ.                            JAMIE E. CHUNG, ESQ.
             DAVID J. KENDALL, ESQ.                            STEVE R. DAETZ, ESQ.
              TROY M. KELLER, ESQ.                             ERIN A. SAWYER, ESQ.
        BROBECK, PHLEGER & HARRISON LLP                         COOLEY GODWARD LLP
      370 INTERLOCKEN BOULEVARD, SUITE 500                ONE MARITIME PLAZA, 20TH FLOOR
              BROOMFIELD, CO 80021                         SAN FRANCISCO, CA 94111-3580
                 (303) 410-2000                                   (415) 693-2000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement covers the registration of 5,750,000 shares of common stock offered by the registrant pursuant to an underwritten public offering, which includes 750,000 shares of common stock issuable upon exercise of the Underwriters' over-allotment option. This registration statement contains two forms of prospectus: one to be used in the United States and the other to be used outside of the United States. The U.S. prospectus and the international prospectus are identical in all respects except for the front cover pages, the tables of contents, the underwriting section and an additional tax section in the international prospectus. The alternate pages of the international prospectus are included herein after the final page of the U.S. prospectus and are labeled "Alternate Page for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 20, 2000


                                 [CALDERA LOGO]

                                5,000,000 SHARES

                                  COMMON STOCK

     Caldera Systems, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "CALD." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.
                           -------------------------
                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                           -------------------------

                                                              PER SHARE            TOTAL
                                                              ---------         -----------
Public Offering Price.......................................   $                $
Underwriting Discounts and Commissions......................   $                $
Proceeds to Caldera Systems, Inc............................   $                $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Caldera Systems, Inc. has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.
                           -------------------------
ROBERTSON STEPHENS

                BEAR, STEARNS & CO. INC.
                                 WIT SOUNDVIEW
                                              FIRST SECURITY VAN KASPER
               The date of this prospectus is             , 2000.

[Art to be depicted on the inside front cover shows four graphics explaining the Company's business, plus explanatory text.]

[One graphic shows a matrix of servers with the following caption:
SPECIALIZED SERVERS -- AN EMERGING MARKET Industry watchers see the specialized server category growing as more businesses embrace the Internet. Specialized servers are more optimized and tuned for specific functions than traditional, or standard, servers. Caldera's OpenLinux technology is designed specifically for this fast-growing market segment.]

[The second graphic depicts the Company's distribution channels to end-users with the following caption:
HELPING PARTNERS SUCCEED Caldera provides key products and technology to our industry partners. We help increase their sales by providing specific services, programs, support, and marketing to help reach and motivate end users.]

[The third graphic depicts the strategic platforms and integrated platforms relating to the Company's OpenLinux operating system with the following caption:
OPTIMIZING AN OPEN SOURCE, FREE TECHNOLOGY Caldera's OpenLinux operating system is segmented into three strategic platforms -- internet optimized client/desktops, internet focused servers and as a base for the embedded market. On top of these platforms, integrated solutions can be created using 3rd-party packs, Caldera customer product/service packs and education services, making a complete eBusiness solution that is tested, proven stable and supported.]

[The fourth graphic depicts the Company's product offerings with the following caption:
ADDING VALUE TO AN OPEN SOURCE, FREE TECHNOLOGY OpenLinux, the core of Caldera's product offering, is a combination of open source community software that has been "scrubbed" to improve performance and stability, and our own software development contributions to open source. We then provide OpenLinux to businesses as a complete product offering, with enhanced technology such as security features and directory services. Then we provide valuable services such as technical support, education, and consulting: what every business wants from a technology purchase.]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "CALDERA SYSTEMS," "WE," "US" AND "OUR" REFER TO CALDERA SYSTEMS, INC., A DELAWARE CORPORATION.

     UNTIL         , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   20
Use of Proceeds.............................................   20
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   22
Selected Financial Data.....................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   40
Management..................................................   54
Certain Transactions........................................   61
Principal Stockholders......................................   64
Description of Capital Stock................................   65
Shares Eligible for Future Sale.............................   68
Underwriting................................................   70
Legal Matters...............................................   72
Experts.....................................................   72
Where You Can Find Additional Information...................   73
Index to Consolidated Financial Statements..................  F-1

                           -------------------------

     We have license rights to "CALDERA(R)" and "CALDERA SYSTEMS(TM)", a pending trademark application. This prospectus also contains trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY

     You should read this summary together with the entire prospectus, including the more detailed information in this prospectus, including risk factors, regarding our company and the common stock being sold in this offering.

                                  OUR BUSINESS

     Caldera Systems, Inc. develops and markets software based on the Linux operating system and provides related services that enable the development, deployment and management of Internet access devices and specialized servers. Specialized servers are servers optimized for specific software applications, for a select group of operating system services or for a special hardware configuration. Our Linux software products and service offerings are specifically designed to meet the complex needs of eBusiness, or business conducted over the Internet. We employ commercial software development practices in producing our Linux products by assembling open source code software so that it is logically arranged and then vigorously tested for quality and performance. "Open source" means that this software has had its internal source code made open to the public for viewing, copying, examining, modifying and commercial use. Our products are then compiled with the arranged and tested source code. Our use of this process, known as self-hosting, is unique in the Linux community and gives our products a high level of stability, performance and ability to be customized. Our products, which are based on this process, have received a wide variety of industry awards and recognition.

     We complement our product offerings with value-added services. We offer a comprehensive education and training program for Linux which exposes students to our Linux offerings and offerings of other vendors. A student who has successfully completed our courses will be proficient with the leading distributions, or versions, of Linux. Other services that we offer include technical support to assist end users during installation and operation of our products, consulting and custom development, optimization and certification for specific hardware platforms and documentation on Linux usage.

     We have an effective distribution channel through electronic solution providers, which enables us to easily reach business users. We define electronic solution providers to include distributors, value-added resellers, or VARs, original equipment manufacturers, or OEMs, Internet service providers, or ISPs, and partners that offer value-added solutions for eBusiness. Through distributors, we provide electronic solution providers with the products, third-party applications, education, training and tools to effectively facilitate or offer a Linux solution for eBusiness. We primarily distribute our products and services through this indirect distribution channel model. Our customers include AST Computers, Cendant, First International Computers, Frank Kasper & Associates, Gates/Arrow, IBM, Ingram Micro, MediaGold, MTI Technology Corporation, Navarre Corporation, Support Net and Tech Data.

                               MARKET OPPORTUNITY

     The Internet has accelerated the introduction of processes for managing information, providing services and solutions and handling customers and has changed the way software applications are developed and deployed. The Internet has also enabled and accelerated a trend towards distributed software applications and services. This has led to a rise of servers that perform a single or special set of functions, or thin appliance servers. Dataquest projects that the worldwide market for thin appliance servers will grow from approximately $2.2 billion in 1999 to approximately $16.0 billion by 2003. In addition, low cost Internet access devices, such as personal digital assistants and television set-top boxes, are emerging to allow more users the ability to participate in eBusiness.

     This new eBusiness computing environment requires an operating system that can accommodate its accelerated evolution. Linux, with its comprehensive Internet functionality, flexibility and customizability, high scalability, stability, interoperability with multiple systems and networks and multi-appliance capability is an operating system well-suited for eBusiness. Dataquest has predicted that Linux thin servers will account for approximately $3.8 billion in server appliance revenues by 2003. However, historically, business users have lacked a Linux solution that is specifically tailored for eBusiness. We seek to fulfill this need with our solution for eBusiness.

                                  OUR STRATEGY

     Our goal is to become the leading provider of Linux for eBusiness. Key elements of our strategy to achieve this goal include:

     -  increasing our presence in the distribution channel for Linux products;

     - leveraging our technology, marketing and distribution partners to facilitate faster growth;

     - facilitating the adoption of Linux for eBusiness through education and training;

     - establishing our Web site as an integrated electronic marketplace for Linux products and services; and

     - expanding our international presence to take advantage of growing market opportunities.

                             CORPORATE INFORMATION

     We began operations in 1994 as Caldera, Inc. In July 1996, Caldera, Inc. acquired an additional business line which was not engaged in developing and marketing Linux software. Caldera, Inc. subsequently made the strategic determination to separate its two business lines into separate entities and, under an asset purchase agreement, dated as of September 1, 1998, as amended, sold the assets relating to its business of developing and marketing Linux software to Caldera Systems, Inc., a newly formed corporation. Caldera Systems, Inc. has operated as a separate legal entity engaged in developing and marketing Linux software since September 1, 1998. Caldera Systems, Inc. was incorporated in Utah in August 1998. We reincorporated in Delaware on March 6, 2000. Our principal offices are located at 240 West Center Street, Orem, Utah 84057. Our telephone number at this location is (801) 765-4999. Our Web site address is www.calderasystems.com. The information on our Web site does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by Caldera Systems.........   5,000,000 shares

Common stock to be outstanding after this
offering........................................   38,217,344 shares

Use of proceeds.................................   To provide for general
                                                   corporate purposes, including
                                                   sales and marketing
                                                   activities, product
                                                   development and support, and
                                                   hiring of additional
                                                   personnel and potentially for
                                                   acquisitions or investments.
                                                   See "Use of Proceeds."

Proposed Nasdaq National Market symbol..........   CALD

     The outstanding share information is based on our shares outstanding as of January 31, 2000. This information excludes 5,472,649 shares of common stock issuable upon the exercise of stock options outstanding as of January 31, 2000, with a weighted average exercise price of $3.28 per share and 1,140,500 shares of common stock issuable upon the exercise of stock options granted subsequent to January 31, 2000 at an exercise price of $7.00 per share.

     Unless otherwise indicated, all information contained in this prospectus:

     - assumes the conversion of all outstanding convertible preferred stock into common stock upon the closing of this offering; and

     - assumes the underwriters' over-allotment option is not exercised.

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables summarize the financial data for our business. The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

                                                                                            QUARTER ENDED
                                            YEAR ENDED OCTOBER 31,                           JANUARY 31,
                            -------------------------------------------------------   -------------------------
                               1995          1996        1997      1998      1999        1999          2000
                            -----------   -----------   -------   -------   -------   -----------   -----------
                            (UNAUDITED)   (UNAUDITED)                                 (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenue...................    $    --       $ 1,108     $ 1,117   $ 1,057   $ 3,050     $  538        $   553
Cost of revenue...........         --           880       1,142     2,398     2,926        273            550
Gross margin (deficit)....         --           228         (25)   (1,341)      124        265              3
Loss from operations......     (1,359)       (2,649)     (7,578)   (6,853)   (9,103)      (812)        (5,614)
Net loss..................     (1,350)       (2,757)     (8,148)   (7,963)   (9,367)      (992)        (5,513)
Dividends related to
  convertible preferred
  stock...................         --            --          --        --        --         --        (10,000)
Net loss attributable to
  common stockholders.....     (1,350)       (2,757)     (8,148)   (7,963)   (9,367)      (992)       (15,513)
Basic and diluted net loss
  per common share(1).....    $ (0.08)      $ (0.17)    $ (0.51)  $ (0.50)  $ (0.51)    $(0.06)       $ (0.63)
Basic and diluted weighted
  average common shares
  outstanding(1)..........     16,000        16,000      16,000    16,000    18,458     16,000         24,780
Basic and diluted
  supplemental pro forma
  net loss per common
  share (unaudited)(1)....                                                                            $ (0.54)
Basic and diluted
  supplemental pro forma
  weighted average common
  shares outstanding
  (unaudited)(1)..........                                                                             28,813

                                                                  AS OF JANUARY 31, 2000
                                                       ---------------------------------------------
                                                                                        PRO FORMA
                                                         ACTUAL       PRO FORMA(2)    AS ADJUSTED(3)
                                                       -----------    ------------    --------------
                                                       (UNAUDITED)    (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA:
Cash.................................................    $25,413        $25,413          $74,563
Working capital......................................     23,854         23,854           73,004
Total assets.........................................     32,095         32,095           81,243
Long-term liabilities................................         --             --               --
Total stockholders' equity...........................     29,496         29,496           78,646

-------------------------

(1) See Notes 2 and 5 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

(2) The pro forma amounts reflect the automatic conversion of our outstanding Series A and Series B convertible preferred stock into our common stock which will occur upon the closing of this offering at a price of $8.00 per share or higher or upon the approval of the holders of at least 75% of the outstanding shares of our preferred stock.

(3) Pro forma as adjusted amounts reflect the pro forma adjustment as well as the sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with our financial statements and related notes and the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

                        RISKS RELATED TO OUR OPERATIONS

WE HAVE A LIMITED OPERATING HISTORY SO IT WILL BE DIFFICULT FOR YOU TO EVALUATE
AN
INVESTMENT IN OUR COMPANY.

     Although we began operations in 1994, during the past 12 months we have substantially revised our business plan to focus on Linux for eBusiness, made additions to our product line and hired a significant number of new employees, including key members of our management team. We recently developed and released our server product, OpenLinux eServer and we plan to release our eBusiness framework product, eBuilder, in the first half of calendar year 2000. Our historical sales have been primarily from our OpenLinux products, including OpenLinux 2.3, which were historically developed for first-time Linux users who predominantly have experience using Windows desktop environments. Consequently we have only a limited relevant operating history for you to evaluate an investment in our company. As a company in a new and rapidly evolving industry, we face risks and uncertainties relating to our ability to successfully implement our strategy. You must consider the risks, expenses and uncertainties that a company like ours, operating with an unproven business model, faces in a new and rapidly evolving market such as the market for Linux software. In particular, you must consider that our business model is based on an expectation that demand for Linux-based servers and applications will increase materially in the business community, which at present significantly favors Microsoft and other non-Linux operating systems. See "Risk Factors -- The market for Linux business solutions may not grow as we anticipate." These risks also include our ability to:

     - broaden awareness of the Caldera Systems brand;

     - maintain our current, and develop new, strategic relationships with technology partners and solution providers;

     - attract, integrate and retain qualified management personnel;

     - attract, integrate and retain qualified personnel for the expansion of our sales, professional services, engineering, marketing and customer support organizations;

     - continue to develop and upgrade product offerings tailored for business;

     - respond effectively to competitive pressures; and

     - generate revenues from the sale of our software products, services, education programs and training.

     If we cannot address these risks and uncertainties or are unable to execute our strategy, we may not be successful, which would significantly reduce the value of your investment.

WE HAVE NOT BEEN PROFITABLE AND WE EXPECT OUR LOSSES TO CONTINUE.

     We have never been profitable and do not expect to achieve profitability until at least fiscal year 2002. If our revenues decline or grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability or generate positive cash flow. In this case, the value of your investment could be reduced. For the fiscal year ended October 31, 1999 and the quarter ended January 31, 2000, we incurred net losses of approximately $9.4 million and $5.5 million, respectively. As of January 31, 2000, we had incurred total net losses of approximately $35.1 million since the inception of our business in 1994. We expect to continue to incur losses because we anticipate incurring significant expenses in connection with developing our products, hiring and training employees, expanding our market reach and building awareness of our brand. We forecast our future expense levels based on our operating plans and our estimates of future revenues. We may find it necessary to accelerate expenditures relating to product development and support and our sales and marketing efforts beyond our current expectations or otherwise increase our financial commitment to creating and maintaining brand awareness among potential customers.

YOU SHOULD NOT RELY ON OUR QUARTERLY OPERATING RESULTS AS AN INDICATION OF OUR FUTURE RESULTS BECAUSE THEY ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS. FLUCTUATIONS IN OUR OPERATING RESULTS OR THE FAILURE OF OUR OPERATING RESULTS TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS MAY NEGATIVELY IMPACT OUR STOCK PRICE.

     Our quarterly operating results have varied in the past and we expect them to fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. For example, historically, we have experienced substantial fluctuations in our software and related products revenues from period to period relating to the introduction of new products and new versions of our existing products. For example, revenues from software and related products for the three-month period ended January 31, 1999 were approximately $508,000. Software revenues decreased to approximately $482,000 during the three-month period ended April 30, 1999 but increased to approximately $1.0 million during the three-month period ended July 31, 1999. Software revenues decreased to approximately $775,000 during the three-month period ended October 31, 1999 and further decreased to approximately $395,000 during the three-month period ended January 31, 2000. These quarterly revenue fluctuations were primarily due to the fluctuation of sales of our OpenLinux products, and these fluctuations in revenue can be expected to continue as a result of fluctuating sales of all of our products, including our new product offerings.

     Upon our announcement of an expected release date for a new product or upgrade, we often experience a significant decrease in sales of our existing products. Additionally, we often experience the strongest sales for a new product during the first 30 days after its introduction as we fill advance orders from our distribution channel. Fluctuations in our quarterly operating results could cause our stock price to decline. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

     - the interest level of electronic solution providers in recommending our Linux business solutions to end users;

     - the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

     - changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the software industry in general and in the Linux environment in particular;

     - the magnitude and timing of marketing initiatives;

     - changing business attitudes toward Linux as a viable operating system alternative to other competing systems;

     - the maintenance and development of our strategic relationships with technology partners and solution providers;

     - the attraction, retention and training of key personnel; and

     - our ability to manage our anticipated growth and expansion.

     As a result of the factors listed above and elsewhere in this "Risk Factors" section of the prospectus, it is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. This could cause our stock price to decline. In addition, we plan to significantly increase our operating expenses to expand our sales and marketing, administration, consulting and training, maintenance and technical support and research and development groups. If revenues fall below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall.

WE RELY ON OUR INDIRECT SALES CHANNEL FOR DISTRIBUTION OF OUR PRODUCTS, AND ANY DISRUPTION OF OUR CHANNEL AT ANY LEVEL COULD ADVERSELY AFFECT THE SALES OF OUR PRODUCTS.

     We have a two-tiered distribution channel through which the majority of our sales occur. As of November 1, 1999, we had approximately 35 distributors worldwide who purchased directly from us. These distributors in turn sell to approximately 4,000 retail outlets in the United States and approximately 900 equivalent sites internationally. These relationships allow us to offer our products and services to a much larger customer base than we would otherwise be able to reach through our direct sales and marketing efforts. Some electronic solution providers also purchase eBusiness solutions through our distributors, and we anticipate they will continue to do so as we expand our product offerings for eBusiness. Because we usually sell indirectly through distributors to electronic solution providers, we cannot control the relationships through which they purchase our products. In turn we do not control the presentation of our products by electronic solution providers to end users. Therefore, our distribution channel could be affected by disruptions in the relationships between our distributors and electronic solution providers or between electronic solution providers and end users. Also, distributors and electronic solution providers may choose not to emphasize use of our products to their customers. Any of these occurrences could diminish the effectiveness of our distribution channel and lead to decreased sales. However, to our knowledge, none of our international distributors engages in discounting or other business practices unique to their respective geographic regions that materially affects or could materially affect our results of operations, although they could do so in the future.

     In particular, we are highly dependent on our relationships with our distribution partners, such as Frank Kasper & Associates, Ingram Micro, Navarre Corporation and Tech Data, domestically, and MediaGold in Europe, for the distribution of our products. Sales through distributors together accounted for approximately 74% of our total software and related products revenue for the fiscal year ended October 31, 1999 and 69% for the quarter ended January 31, 2000. We plan to continue to develop relationships with new distributors to introduce product and service offerings into new markets, including into foreign countries. If any of these distribution partners do not provide opportunities for growth or become closed to us, or if we are unable to create new distribution channels for new markets, we will be required to seek alternative channels of distribution for our products and services. We may be unable to do so, in which case our business would suffer.

WE ARE HIGHLY DEPENDENT UPON OUR STRATEGIC RELATIONSHIPS WITH OUR TECHNOLOGY PARTNERS AND THE LOSS OF ANY OF THESE RELATIONSHIPS COULD ADVERSELY AFFECT OUR BUSINESS PROSPECTS.

     We depend on our alliances with our technology partners such as Citrix Systems, Evergreen Internet, Fujitsu, IBM, Novell and Sun Microsystems. These relationships encompass product integration, two-way technology transfers, joint marketing to electronic service providers and revenue-generating initiatives in areas such as product bundles, training and education and third-level technical support, relating to modification of the operating system code, for our partners. We expect that these relationships will create opportunities for our products and services in business markets in which we otherwise might not have access. If we are unable to maintain these relationships, we will not be able to develop and deploy our products in certain segments of the business community and our product development and sales will not grow.

     In addition, our existing strategic relationships with technology partners do not, and any future strategic relationships may not, afford us any exclusive marketing development or distribution rights. As a result, the companies with which we have strategic alliances are free to pursue alternative technologies and to develop alternative products and services in addition to or in lieu of our products and services, either on their own or in collaboration with others, including our competitors. Moreover, we cannot guarantee that the companies with which we have strategic relationships will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support, or
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

that our partners will not choose to open source products into which we have invested significant time and resources, thereby reducing the value of our rights in these products.

     In particular we rely on our relationship with Evergreen Internet from whom we license the rights to significant components of our eBuilder product. Evergreen Internet has the right to terminate our license if eBuilder has not been made available for shipping by June 30, 2000, and may also terminate our license at any time after January 1, 2003. If Evergreen Internet terminates our license or fails to provide necessary support for our development and marketing efforts, including providing necessary upgrades to eBuilder, we may be unable to provide products integral to our eBusiness solutions.

              RISKS RELATING TO LINUX AND OUR OPEN SOURCE SOFTWARE

WE RELY ON INDEPENDENT DEVELOPERS IN THE OPEN SOURCE COMMUNITY, SUCH AS LINUS TORVALDS, IN ORDER TO RELEASE UPGRADES OF OUR LINUX-BASED PRODUCTS.

     Many of the components of our software products, including the Linux kernel, the core of the Linux operating system, are developed by independent developers in the open source community and are available for inclusion in our products without cost. Linus Torvalds, the original developer of the Linux kernel, and a small group of independent engineers have in the past developed and upgraded the Linux kernel. Neither Mr. Torvalds nor any significant contributor to the Linux kernel is an employee of ours, and none of these individuals are required to further update the Linux kernel. If these independent developers and others in the open source community do not further develop the Linux kernel and other open source software included in our products on a timely basis, or at all, our ability to enhance our product offerings will suffer. As a consequence, we will be forced to rely to a greater extent on our own development efforts or license commercial software products as replacements, which would increase our expenses and delay enhancements to our products. For example, in the past we have sometimes been unable to upgrade all open source components of a product in connection with a proposed release because enhancements had not yet been made by these independent developers. Any failure on the part of the kernel developers to further develop and enhance the kernel could also stifle the development of additional Linux applications.

OUR BUSINESS MODEL, WHICH RELIES ON A COMBINATION OF OPEN SOURCE SOFTWARE AND PROPRIETARY TECHNOLOGY IS UNPROVEN.

     Our business model incorporates as integral elements of our product offerings both commercial products and open source software. We know of no company that has built a profitable business based in whole or in part on open source software. By incorporating open source components in our product offerings, we face many of the same risks that other open source companies experience, including the inability to offer warranties and indemnities on products and services. In addition, by developing products based on proprietary technology that is not freely downloadable we may run counter to the perception of Linux as an open source model and alienate the Linux community. For example, our business model has been criticized by some members of the open source software community on various Web-based forums, including online articles, electronic bulletin boards and online chat rooms. Others have asserted that we are trying to dominate the market for Linux operating systems much like other companies have been able to dominate traditional software markets. Our critics argue that our business model, if successful, would fragment the Linux community, resulting in a less cohesive and cooperative development process. Negative reaction such as this, if widely shared by our customers, developers or the open source community, could harm our reputation, diminish our brand and decrease our revenue. Our business will fail if we are unable to successfully implement our business model.

     Our business model also depends upon incorporating contributions from the open source community into products that we open source. The viability of our product offerings depends in large measure upon the efforts of the open source community in enhancing products and making them compatible for use across multiple software and hardware platforms. There are no guarantees that these products will be

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

embraced by the open source community such that programmers will contribute sufficient resources for their development. If the open source community does not embrace products that we view as integral to providing eBusiness solutions, we will be required to devote significant resources to develop these products on our own.

OUR RELIANCE ON INDEPENDENT THIRD PARTIES WHO DEVELOP MOST OF THE SOFTWARE INCLUDED IN OUR PRODUCTS COULD RESULT IN DELAYS OR UNRELIABLE PRODUCTS AND DAMAGE TO OUR REPUTATION.

     Our products consist of many different software components and applications, most of which are developed by independent third parties over whom we have limited or no control. While we use rigid engineering standards in testing the products or applications that we integrate in our products, we cannot guarantee that we have selected or will select in the future the most reliable components available in the market or that we will successfully integrate the many components of our products. In addition, if any of these third-party products are not reliable or available, we may have to develop them ourselves, which would significantly increase our development expenses and delay our time to market. Our customers could be dissatisfied if any of these products fail to work as designed or if adequate support is not provided, which could damage our reputation and lead to potential litigation.

BUSINESSES MAY NOT ADOPT OUR LINUX PRODUCTS DUE TO THE SCARCITY OF SOFTWARE APPLICATIONS FOR LINUX OPERATING SYSTEMS AND THE LACK OF LINUX STANDARDS FOR THESE APPLICATIONS.

     Businesses will not adopt our Linux products if sufficient Linux applications are not available to meet their needs. For example, widely-used software products such as Microsoft Office, Intuit Quicken, Adobe and others have not been developed for use with Linux operating systems, such as OpenLinux. Since software applications meeting business needs are readily available for operating systems currently favored by the business community, such as Windows NT and Unix, businesses may not adopt our Linux products even if they perceive the Linux operating system to offer performance advantages over their current operating systems. In addition, no standards for compatibility among the several versions of Linux currently in the market have been widely adopted. Many software developers will be unlikely to develop products for Linux if they will not be compatible with the majority of Linux versions. If these developers decide not to develop applications that meet the needs of eBusiness, demand for our products and services may decline or fail to grow.

THE MARKET FOR LINUX BUSINESS SOLUTIONS MAY NOT GROW AS WE ANTICIPATE.

     Our strategy for marketing Linux solutions to businesses depends in part upon our belief that many businesses will follow a trend away from the use of networked computers linked by centralized servers and move toward the use of distributed applications through thin appliance servers, or specialized servers, Internet access devices and application service providers. We also are relying on electronic solution providers making these technologies available on Linux and on Linux then becoming a desirable operating system under these circumstances. We also plan to market our Linux products for use on these specialized servers and Internet access devices, which we believe will become widely used for eBusiness. However, if businesses, which at present favor Microsoft and other non-Linux operating systems, do not adopt these trends in the near future, or if Linux is not viewed as a desirable operating system in connection with these trends, a significant market for our products may not develop. Factors that may keep businesses from adopting these trends include:

     - costs of installing and implementing new hardware devices;

     - costs of porting legacy systems into new platforms;

     - security concerns regarding manipulation of data through application service providers;

     - limited adoption of Linux among businesses generally;

     - previous significant investments in competing systems;

     - lack of adequate Linux-trained professionals and support services;

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

     - lack of standards among Linux products and applications; and

     - lack of acceptance of the Internet as a medium for distributing business applications.

     Even if these trends toward distributed applications are adopted, if the development of Linux products and Linux applications is not sufficient to meet the needs of eBusiness, a significant market for Linux business solutions such as ours may not materialize.

                       RISKS RELATED TO LEGAL UNCERTAINTY

WE COULD BE PREVENTED FROM SELLING OR DEVELOPING OUR PRODUCTS IF THE GNU GENERAL PUBLIC LICENSE AND SIMILAR LICENSES UNDER WHICH OUR PRODUCTS ARE DEVELOPED AND LICENSED ARE NOT ENFORCEABLE.

     The Linux kernel and certain other components of our products have been developed and licensed under the GNU General Public License and similar licenses. These licenses state that any program licensed under them may be liberally copied, used, modified and distributed freely, so long as all modifications are also freely made available and licensed under the same conditions. We know of no instance in which a party has challenged the validity of these licenses or in which these licenses have been interpreted in a legal proceeding. To date, all compliance with these licenses has been voluntary. It is possible that a court would hold one or more of these licenses to be unenforceable in the event that someone were to file a claim asserting proprietary rights in a program developed and distributed under them. Any ruling by a court that these licenses are not enforceable, or that Linux operating systems, or significant portions of them, may not be liberally copied, modified or distributed freely, would have the effect of preventing us from selling or developing our products, unless we are able to negotiate a license to use the software or replace the affected portions. These licenses could be expensive, which could impair our ability to price our products competitively.

WE ARE VULNERABLE TO CLAIMS THAT OUR PRODUCTS INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, PARTICULARLY BECAUSE OUR PRODUCTS ARE COMPRISED OF MANY DISTINCT SOFTWARE COMPONENTS DEVELOPED BY THOUSANDS OF INDEPENDENT PARTIES.

     We may be exposed to future litigation based on claims that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that most of the code in our products is developed by independent parties over whom we exercise no supervision or control and who, themselves, might not have the same financial resources as us to pay damages to a successful litigant. Claims of infringement could require us to re-engineer our products or seek to obtain licenses from third parties in order to continue offering our products. In addition, an adverse legal decision affecting our intellectual property, or the use of significant resources to defend against this type of claim, could place a significant strain on our financial resources and harm our reputation.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY WOULD RESULT IN SIGNIFICANT HARM TO OUR BUSINESS.

     While much of the code for our products is open source, our success depends significantly on our ability to protect our trademarks, trade secrets and certain proprietary technology contained in our products. We rely on a combination of copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. Some trademarks that have been registered in the United States have been licensed to us, and we have other trademark applications pending in the United States. Effective trademark protection may not be available in every country in which we intend to offer our products and services. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technologies. For example, on March 15, 2000 we received a letter from counsel of a third party demanding that we immediately stop using the term eServer in connection with our products. The third party alleges that it is the owner of the trademark ESERVER and several related marks. Our future success will depend in part on our ability to protect our proprietary rights. Despite our efforts to protect our proprietary rights and technologies, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. Legal proceedings to enforce our intellectual property rights could be burdensome and expensive and could involve a high degree of uncertainty. These legal proceedings may also divert management's attention from growing our business. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. If we do not enforce and protect our intellectual property, our business may suffer substantial harm.

BECAUSE WE DO NOT OWN THE LINUX TRADEMARK, WE MAY BE PROHIBITED FROM USING IT IN CONNECTION WITH OUR PRODUCTS, WHICH COULD DAMAGE OUR BRAND AWARENESS.

     We use the term, Linux, as part of the name of several of our products, including OpenLinux. We also use Linux in our advertising and marketing materials and in our product documentation and for other commercial uses. However, we have no ownership of or contractual right to use the Linux trademark. In September 1999, our trademark applications in the United States for "OpenLinux(TM)" and "Linux for Business(TM)" were rejected. If the "Linux" trademark is invalidated through a legal action, or if we are prohibited from using it, our reputation and brand awareness could suffer. Also, because we do not control the use of this trademark, use by others could lead to confusion about the source, quality, reputation and dependability of Linux in general, which could negatively affect the market for Linux products.

WE MAY BE LIABLE AS A RESULT OF INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET.

     We may be sued for defamation, civil rights infringement, negligence, copyright or trademark infringement, personal injury, product liability or other legal claims relating to information that is published or made available on our Web site and the other sites linked to it. These types of claims have been brought, sometimes successfully, against providers of online services in the past. We could also be sued for the content that is accessible from our Web site and through links to other Internet sites or through content and materials that may be posted by members in chat rooms or on bulletin boards. Our insurance does not specifically provide for coverage of these types of claims and therefore may not adequately protect us against these types of claims. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not liable. If any of these events occur, our revenues and the value of your investment could be materially adversely affected.

                      OTHER RISKS RELATING TO OUR BUSINESS

WE MUST ACHIEVE RAPID MARKET PENETRATION OF OUR PRODUCTS IN ORDER TO COMPETE SUCCESSFULLY.

     Because the Linux and eBusiness markets are new and emerging, companies that are early in providing products and solutions for these markets will have an advantage in building awareness and consumer loyalty. Therefore, in order for us to successfully market our products on a wide scale, we must rapidly achieve market penetration. For example, if we are unable to demonstrate the viability of our products through rapid growth:

     - software developers will be less likely to develop applications for our products;

     - we will be unable to achieve economies of scale;

     - we will be less able to negotiate favorable terms with distributors and other partners; and

     - customers will be less likely to devote resources to purchasing and implementing our products if they are not seen as an industry standard.

     We may lack the economic and managerial resources necessary to promote this growth. Also, the fact that we rely almost entirely on the success of a few principal products affects our ability to penetrate diversified markets. In addition, while we believe our process of self-hosting results in superior products, it

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requires time and resources that may delay new product releases and upgrades.
These delays could affect our ability to take advantage of market opportunities on a timely basis.

OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED.

     We believe that broad recognition and a favorable audience perception of the Caldera Systems brand will be essential to our success. If our brand does not achieve broad recognition as the leading provider of Linux solutions for eBusiness, our success will be limited. We intend to build brand recognition through advertising our products and services and by marketing www.calderasystems.com as a premier online resource for eBusiness solutions. During the fiscal year ended October 31, 1999, we spent approximately $1.2 million for advertising. During the three month period ended January 31, 2000, a quarter during which we introduced one new product, we spent approximately $248,000 for advertising. We expect to significantly increase our advertising expenses in future periods as we build the Caldera Systems brand and awareness of our products and services. We may lack the resources necessary to accomplish these initiatives. Even if the resources are available, we cannot be certain that our brand enhancement strategy will deliver the brand recognition and favorable audience perception that we seek. If our strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues. Even if we achieve greater recognition of our brand, competitors with greater resources or a more recognizable brand could reduce our market share of the emerging Linux market, as well as the broader market for the provision of eBusiness solutions.

OUR STRATEGY TO PROVIDE SOLUTIONS FOR EBUSINESS DEPENDS UPON OUR ABILITY TO SUCCESSFULLY INTRODUCE PRODUCTS TAILORED FOR EBUSINESS.

     To date, practically all of our sales revenue has come from retail sales of OpenLinux, which is designed to assist the first-time Linux user who may be familiar with a Windows, desktop environment. However, our business model is targeted toward using Linux solutions to facilitate eBusiness. In order for our strategy of providing Linux solutions for eBusiness to be successful, we must provide products that meet the needs of solution providers and their eBusiness customers. We recently developed our server product, OpenLinux eServer, and plan to release our eBusiness framework product, eBuilder, in the first half of calendar year 2000. These new products, which are our primary eBusiness products, may not be adopted by solution providers and their customers for any number of reasons, including lack of customer awareness of our company and our products, malfunction of the products and failure to meet needs of eBusiness. If our eBusiness products are not successful, we will fail to execute our strategy and our sales may not grow.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING AND MARKETING OUR EDUCATION AND TRAINING SERVICES, IN WHICH CASE OUR REVENUE AND BRAND AWARENESS COULD SUFFER.

     We depend upon our education and training services as a source of revenue and to broaden awareness of Linux and our products. Our ability to develop and market successfully our Linux courses could be adversely affected if we do not:

     - develop and maintain relationships with our Caldera Open Learning Providers;

     - develop a sufficient variety of course selections;

     - adequately update the content of our courses;

     - competitively price our course offerings; and

     - translate and localize our courses for use internationally.

     In order to accomplish these objectives, we plan to significantly increase investment of resources for the expansion of our education and training services. If we are unsuccessful in developing and marketing our Linux courses, we may be unable to recoup our investments in these services.

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

THE NETWORK SOLUTIONS AND OPERATING SYSTEMS INDUSTRIES ARE INTENSELY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH PROVIDERS OF SOLUTIONS FOR MODULAR COMPUTING, PROVIDERS OF LINUX OPERATING SYSTEMS AND OTHER MORE ESTABLISHED OPERATING SYSTEMS.

     We face direct competition in the area of software for specialized servers or Internet access devices from Berkeley Software Design, Inc., Microsoft and a joint venture involving Compaq and The Santa Cruz Operation. Cygnus Solutions, VA Linux and Wind River provide similar solutions embedded into their hardware offerings. In addition, Sun Microsystems has announced plans to open source its Solaris Unix operating system in an attempt to attract more developers to that platform. Many of these competitors are large, well-established companies that have significantly greater financial resources, more extensive marketing and distribution capabilities, larger development staffs and more widely recognized brands and products than we have.

     We also compete with other providers of Linux operating systems, particularly, Corel, MacMillan, Red Hat, SuSE and TurboLinux. Many of these competitors, such as Red Hat, have more established customer bases and stronger brand names than we do. Also, due to the open source nature of Linux, anyone can freely download Linux and many Linux applications and modify and re-distribute them with few restrictions. For example, solution providers upon whom we depend for the distribution of our eBusiness products could instead create their own Linux solutions to provide to their customers. Also, established companies and other institutions could easily produce competing versions of Linux. In particular, distributors of UNIX operating systems could leverage their existing service organizations, due to the fact that Linux and UNIX operating systems share many common features. Also, Cygnus Solutions and Sun Microsystems have indicated an interest in creating Linux operating systems and related products. These companies have more significant resources, stronger brand awareness and larger customer bases than we do and could quickly achieve significant market share.

     We compete with providers of other, more established operating systems. AT&T, Compaq, Hewlett-Packard, IBM, Microsoft, Novell, Olivetti, Sun Microsystems, The Santa Cruz Operation and Unisys are each providers of competing operating systems, which, in most cases, are more established among business users. We also compete for service revenue with a number of companies that provide technical support and other professional services to users of Linux operating systems, including some original equipment manufacturers with which we have agreements. Many of these companies have larger and more experienced service organizations than we have, and have the benefit of being earlier market entrants.

OUR COMPETITIVE POSITION COULD DECLINE IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING TO ACQUIRE BUSINESSES OR TECHNOLOGIES THAT ARE STRATEGIC FOR OUR SUCCESS, OR OTHERWISE EXECUTE OUR BUSINESS STRATEGY, OR IF WE FAIL TO SUCCESSFULLY INTEGRATE ANY ACQUISITIONS WITH OUR CURRENT BUSINESS.

     We currently believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to fund our working capital and capital expenditure requirements for at least the next 12 months. However, we may need to raise additional funds to support more rapid expansion, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited.

     If appropriate opportunities arise, we intend to acquire businesses, technologies, services or products that we believe are strategic for our success. The market for eBusiness solutions such as Linux products is new and is rapidly evolving and our competitive position could decline if we are unable to identify and acquire businesses or technologies that are strategic for our success in this market. We do not have any present agreement or understanding relating to any material acquisition or investment.

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

     We have not acquired a controlling interest in any third-party to date. If we acquire businesses, products, services or technologies, we could have difficulty in assimilating them into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, effecting acquisitions could require us to use a significant amount of cash or cause us to engage in debt financing with terms that could materially affect our ability to engage in other capital expenditures and impede our intended growth. Furthermore, we may have to issue equity or equity-linked securities to pay for future acquisitions, and any of these issuances could be dilutive to existing and future stockholders. In addition, acquisitions and investments may have negative effects on our reported results of operations due to acquisition-related charges and amortization of acquired technology and other intangibles. Any of these acquisition-related risks or costs could harm our business, financial condition and operating results.

OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY MANAGE GROWTH.

     We have recently experienced a period of rapid growth. In order to execute our business plan, we must continue to grow significantly. We had 28 employees when we began operations as a separate legal entity in September 1998. As of January 31, 2000, the number had increased to 122. We expect that the number of our employees will continue to increase for the foreseeable future.

     Our planned growth entails risk. If we do not expand our operations in an efficient manner, our expenses could grow disproportionately to revenues or our revenues could decline or grow more slowly than expected, either of which could negatively affect the value of your investment. Our current and anticipated future growth, combined with the requirements we will face as a public company, will place a significant strain on our management, systems and resources. Our key personnel have limited experience managing this type of growth. We also need to improve our financial and managerial controls and reporting systems and procedures and to continue to expand and maintain close coordination among our technical, accounting, finance and sales and marketing organizations. If we do not succeed in these efforts, it could reduce our revenues and the value of your investment.

IF WE DO NOT SUCCESSFULLY IMPLEMENT OUR INTERNATIONAL EXPANSION, OUR BUSINESS MAY NOT GROW AS ANTICIPATED AND SUBSTANTIAL RESOURCES MAY BE DRAINED.

     A key component of our growth strategy is to expand our presence in foreign markets. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized products and support. Revenue from international activities may not offset the expense of establishing and maintaining these foreign operations. In addition, we may not be successful in marketing and distributing our products because we have little experience in these markets.

     Some of the factors that may impact our ability to initiate and maintain successful operations in foreign markets include:

     - hiring and successful supervision of employees in foreign jurisdictions;

     - language and cultural differences;

     - the inability to find necessary partners for the successful distribution of our products in foreign jurisdictions;

     - varying technology standards and capabilities;

     - compliance with foreign laws with which we are not familiar;

     - issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property;

     - differences in reliability of telecommunications infrastructure and Internet access;

     - export controls that may prevent us from shipping our products into and from some markets;

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     - potentially adverse tax consequences;

     - restrictions against repatriation of earnings from our foreign operations;

     - unexpected changes in trading policies, including the imposition of tariffs and taxes;

     - unexpected changes in regulatory requirements, including laws and regulations governing the conduct of commerce, and the collection of personal data, on the Internet; and

     - general political and economic trends, including potential economic recessions in foreign markets, and fluctuations in foreign currency.

     If we are unable to profitably operate in foreign markets, our business may not grow as anticipated, substantial resources could be drained and our stock price could suffer.

WE COULD LOSE REVENUES AS A RESULT OF SOFTWARE ERRORS OR DEFECTS.

     Software programs frequently contain errors or defects, especially when first introduced or when new versions are released. We could, in the future, lose revenue as a result of errors or defects in our software products. We cannot assure you that errors will not be found in new products or releases. Although we have both product liability and errors and omissions insurance, we might incur losses in excess of the dollar limits or beyond the scope of coverage of our policies. While we test our products prior to release, the fact that most of the components of our software offerings are developed by independent parties over whom we exercise no supervision or control makes it particularly difficult to identify and remedy any errors or defects that could exist. Any errors could result in loss of revenue, or delay in market introduction or acceptance, diversion of development resources, damage to our reputation or increased service costs.

OUR CURRENT AND POTENTIAL CUSTOMERS MAY FIND IT DIFFICULT TO HIRE AND TRAIN QUALIFIED EMPLOYEES TO HANDLE INSTALLATION AND IMPLEMENTATION OF OUR PRODUCTS, WHICH COULD NEGATIVELY AFFECT SALES OF OUR PRODUCTS TO NEW CUSTOMERS AND LEAD TO DISSATISFACTION AMONG CURRENT CUSTOMERS.

     There are limited numbers of individuals that are trained and qualified to manage Linux systems, including OpenLinux and our other products. End users and our distribution partners may lack the resources to hire or train such qualified personnel to install and implement our products, which could lead to dissatisfaction with our product among end users and deter potential end users from purchasing our product.

DUE TO THE COMPETITIVE LABOR MARKETS, WE MAY NOT BE ABLE TO RECRUIT AND RETAIN SUFFICIENT QUALIFIED PROFESSIONALS NECESSARY FOR OUR GROWTH.

     In order to grow as we anticipate, we need to hire significant numbers of professionals to develop and market our products and provide technical support, education and training and other services to our customers. Competition for qualified professionals in the software industry is intense, and we may be unable to recruit and retain sufficient professionals to grow as we anticipate. In addition, because we are not located in a major metropolitan area, many potential candidates may be unwilling to relocate to our headquarters in Orem, Utah.

OUR MANAGEMENT TEAM IS NOT COMPLETE AND HAS ONLY RECENTLY BEGUN WORKING
TOGETHER.

     Our business is highly dependent on our ability to acquire necessary members of our management team and on our management team's ability to work together effectively. Several members of our management, including our Chief Financial Officer and our Vice President of Sales, have been employed by us for a relatively short period of time. These individuals have not previously worked together as a management team and have had only limited experience managing a rapidly growing company on either a public or private basis. We are also searching for a Chief Technical Officer and a Chief Operating Officer. Our failure to find qualified individuals to fill these positions and the failure of our management team to work together effectively could negatively offset efficient decision-making, product development, sales and marketing efforts and the management of our financial and other resources, which would negatively impact our operating results.

LOSS OF ANY OF OUR KEY MANAGEMENT PERSONNEL COULD NEGATIVELY IMPACT OUR
BUSINESS.

     The loss or departure of any of our officers or key employees could harm our ability to implement our business plan and could lower our revenues. Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Ransom H. Love, our President and Chief Executive Officer. We do not maintain key person insurance for any member of our management team.

IF WE FAIL TO MANAGE TECHNOLOGICAL CHANGE EFFECTIVELY, DEMAND FOR OUR PRODUCTS AND SERVICES WILL SUFFER.

     The market for eBusiness solutions is in an early stage of development and is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and changes in customer demands. Our future success will depend to a substantial degree on our ability to offer products and services that incorporate leading technology and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

     - our technology or systems may become obsolete upon the introduction of alternative technologies;

     - the technological life cycles of our products have been historically short and are difficult to accurately estimate;

     - we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

     - the price of the products and services we provide may decline as rapidly as, or more rapidly than, the cost of any competitive alternatives.

     We may not be able to effectively respond to the technological requirements of the changing market for eBusiness solutions. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of those technologies and equipment are likely to continue to require significant capital investment by us. We may not have sufficient capital for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for those technologies. If we do not develop and introduce new products and services and achieve market acceptance in a timely manner, demand for our products and services will drop and our business will suffer.

YEAR 2000 COMPLIANCE ISSUES PRESENT TECHNOLOGICAL RISKS, COULD CAUSE DISRUPTION TO OUR BUSINESS AND COULD HARM SALES OF OUR PRODUCTS.

     Concern over, and problems associated with, the impact of the occurrence of the Year 2000 on our software products, internal systems, customers, suppliers and the overall software industry could affect our future operating results in several ways. Errors or defects that affect the operation of our software could result in:

     - delay or loss of revenue;

     - cancellation of customer contracts;

     - diversion of development resources;

     - damage to our reputation;

     - increased service and warranty costs; and

     - litigation costs.

     We engaged an affiliated third-party to test our OpenLinux 2.2/2.3 product. This testing was completed in the third quarter of calendar year 1999 and did not result in any findings of Year 2000 problems that were not remedied or documented. We are continuing to evaluate the Year 2000 compliance of our products currently under development. Some of our customers are still using older discontinued products of ours which have not been tested for Y2K readiness. We may be required to support and correct any failed systems as a result of any problems that may arise in connection with these older products. Also, we bundle third-party applications and software components with our products. It is possible that some of our customers may experience difficulties related to third-party software which may affect the performance of our products and may lead to adverse results such as additional support calls or return of products thus diverting resources from pursuing our business strategy which could materially adversely affect our business.

     To date, Year 2000 problems have had a minimal effect on our business. However, we may not have identified and remediated all significant Year 2000 problems. Further remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on our business. Also, we sell our products to companies in a variety of industries, each of which is experiencing different Year 2000 issues. Customer difficulties with Year 2000 issues might require us to devote additional resources to resolve underlying problems. Finally, although we have not been made a party to any litigation or arbitration proceeding to date involving our products or services and relating to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability for Year 2000-related damages, including consequential damages, would negatively affect our business, results of operations, financial condition and liquidity, perhaps materially.

                     RISKS RELATED TO OUR INTERNET STRATEGY

IF WE FAIL TO PROMOTE AND ENHANCE OUR WEB SITE EFFECTIVELY, BROAD MARKET ACCEPTANCE OF OUR PRODUCTS AND SERVICES COULD BE IMPAIRED.

     Our strategy for promoting and enhancing the www.calderasystems.com Web site is critical to the development of a Linux community of education, support and software applications providers. This community is in turn critical for broad market acceptance of our products and services. Our success in promoting and enhancing our Web site will depend on our ability to provide high quality content, features and functionality. If we fail to promote our Web site successfully or if visitors to our Web site do not perceive our services to be useful, current or of high quality, market acceptance of our products and services could be significantly impaired.

THE GROWTH OF OUR BUSINESS WILL BE DIMINISHED IF THE INTERNET IS NOT ACCEPTED AS A MEDIUM FOR COMMERCE AND BUSINESS NETWORKING APPLICATIONS.

     An important part of our business strategy is to develop and market our products for the support of secure business networks hosted on the Internet. In addition, we plan to sell our products and provide a significant amount of technical support and education via our Web site. If the Internet is not accepted as a medium for commerce and business networking applications, demand for our products and services will be diminished. A number of factors may inhibit Internet usage, including:

     - inadequate network infrastructure;

     - lack of knowledge and training on Internet use and benefits;

     - consumer concerns for Internet privacy and security;

     - lack of availability of cost-effective, high-speed service;

     - interruptions in Internet commerce caused by unauthorized users;

     - changes in government regulation relating to the Internet; and

     - Internet taxation.

     If Internet usage grows, the infrastructure may not be able to support the demands placed on it by that growth and its performance and reliability may decline. Web sites have experienced interruptions as a result of delays or outages throughout the Internet infrastructure. If these interruptions continue, Internet usage may decline.

A DISASTER OR MALFUNCTION THAT DISABLES OUR COMPUTER SYSTEMS COULD HARM OUR WEB SITE AND NEGATIVELY AFFECT OUR BRAND.

     The continuing and uninterrupted performance of our computer systems is critical to our success. Our customers and other members of the eBusiness community who access our Web site for technical support, news, educational resources and business solutions, may become dissatisfied by any systems disruption or failure that interrupts our ability to provide our services and content to them. Substantial or repeated system disruptions or failures would reduce our ability to provide adequate customer service and undermine our reputation in the eBusiness community. Substantially all of our communications hardware and computer hardware operations are located in our facilities in Orem, Utah. Our Web site is hosted in Salt Lake City, Utah. Fire, earthquakes, power loss, telecommunications failures, break-ins and similar events could negatively affect the operation of our Web site. Computer viruses, electronic break-ins or other similar disruptive problems could also harm our Web site. Our Web site in the past has experienced, and could experience in the future, slower response times or other problems for a variety of reasons, including delays or malfunctions as a result of third-party distributors on which we rely. Any of these occurrences and any resulting dissatisfaction among our customers and members of the eBusiness community could negatively affect the Caldera Systems brand image. Our insurance policies, including our business interruption insurance, may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have a formal disaster recovery plan.

                         RISKS RELATED TO THIS OFFERING

A SINGLE STOCKHOLDER WILL BE ABLE TO EXERT SIGNIFICANT CONTROL OVER CALDERA SYSTEMS, INC.

     After this offering, Raymond J. Noorda will have beneficial ownership of approximately 72.9% of our outstanding common stock. As a result, Mr. Noorda will be able to determine the outcome of actions that require stockholder approval. For example, Mr. Noorda could elect all of our directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and control changes in management.

FUTURE SALES OF OUR COMMON STOCK AFTER THIS OFFERING MAY NEGATIVELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market following the offering, or the perception that such sales could occur. Following this offering, we will have a large number of shares of common stock outstanding and available for resale beginning at various points in time in the future. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. The shares of our common stock currently outstanding will become eligible for sale without registration pursuant to Rule 144 under the Securities Act, subject to certain conditions of Rule 144. Certain holders of our common stock also have certain demand and piggyback registration rights enabling them to register their shares under the Securities Act for sale. In connection with this offering, our senior officers and directors and certain of our common and preferred stockholders and option holders, who hold or will hold a total of 36,880,718 shares of common stock after the offering, have agreed, subject to certain exceptions, not to sell their shares for 180 days after the date of this prospectus without the consent of the underwriters.

CERTAIN PROVISIONS OF OUR CHARTER AND OF DELAWARE LAW MAKE A TAKEOVER OF CALDERA SYSTEMS, INC. MORE DIFFICULT, WHICH COULD LOWER THE MARKET PRICE OF THE COMMON STOCK.

     Our corporate documents and Section 203 of the Delaware General Corporation Law could discourage, delay or prevent a third-party or a significant stockholder from acquiring control of Caldera Systems, Inc. In addition, provisions of our certificate of incorporation may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving Caldera Systems, Inc. Any of these anti-takeover provisions could lower the market price of the common stock and could deprive our stockholders of the opportunity to receive a premium for their common stock that they might otherwise receive from the sale of Caldera Systems, Inc.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, OUR STOCK PRICE MAY EXPERIENCE EXTREME PRICE AND VOLUME FLUCTUATIONS AND ANY VOLATILITY IN OUR STOCK PRICE COULD RESULT IN CLAIMS AGAINST US.

     Prior to this offering, investors could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The market price of our common stock may decline below the initial public offering price after this offering.

     Fluctuations in market price and volume are particularly common among securities of Internet-related and other technology companies. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

     - variations in quarterly operating results;

     - changes in market valuations of Internet-related and other technology companies;

     - our or our competitors' announcements of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - failure to complete significant advertising and merchandise sales;

     - additions or departures of key personnel;

     - active "day" trading in our stock;

     - future sales of common stock; and

     - changes in financial estimates by securities analysts.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their common stock. In the future, we may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

WE MAY SPEND THE NET PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

     The net proceeds of this offering are not allocated for specific uses. Our management will have broad discretion to spend the net proceeds of this offering in ways with which investors may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns, which could cause the price of our common stock to decline.

YOU WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION.

     You will incur substantial and immediate dilution in the net tangible book value of $8.94 per share, assuming an initial public offering price of $11.00 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. To the extent that currently outstanding options are exercised, there will be further dilution in your shares. See "Dilution."

     Our current stockholders will accrue an aggregate unrealized gain in the book value of their shares of $38.9 million, or $1.17 per share, as a result of this initial public offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "might," "could," "will," "should," "expect," "plan," "intend," "forecast," "anticipate," "believe," "estimate," "predict," "foreseeable," "potential," "continue" or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from the sale of the shares of common stock in this offering of $49.2 million, assuming an initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $56.8 million.

     We intend to use the net proceeds of this offering for general corporate purposes, including sales and marketing activities, product development and support, and hiring of additional personnel. We may also use a portion of net proceeds to acquire or invest in complementary businesses, technologies, services or products, although we have no present agreement or understanding with respect to any material acquisition or investment. We have not determined the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, our management will have broad discretion to spend flexibly in applying the net proceeds of this offering. Pending their use, we intend to invest the net proceeds of this offering in interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion and operation of our business.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of January 31, 2000:

     - on an actual basis;

     - on a pro forma basis to reflect the automatic conversion of our outstanding Series A and Series B convertible preferred stock into our common stock; see Note 2 to Summary Financial Data; and

     - on a pro forma as adjusted basis to reflect the pro forma adjustment, as well as the sale of 5,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by us.


                                                                     AS OF JANUARY 31, 2000
                                                           ------------------------------------------
                                                                                          PRO FORMA
                                                              ACTUAL       PRO FORMA     AS ADJUSTED
                                                           ------------   ------------   ------------
                                                           (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Current portion of long-term debt........................  $         --   $         --   $         --
                                                           ============   ============   ============
Long-term lease obligations, less current portion........  $         --   $         --   $         --
                                                           ------------   ------------   ------------
Stockholders' Equity:
  Preferred stock, $0.001 par value; 25,000,000 shares
     authorized (actual, pro forma and pro forma as
     adjusted) --
     Series A convertible preferred stock, 6,596,146
       shares designated, 6,596,146 shares outstanding
       (actual), no shares outstanding (pro forma and pro
       forma as adjusted)................................         6,596             --             --
     Series B convertible preferred stock, 5,000,000
       shares designated, 5,000,000 shares outstanding
       (actual), no shares outstanding (pro forma and pro
       forma as adjusted)................................         5,000             --             --
  Common stock, $0.001 par value; 75,000,000 shares
     authorized, 21,621,198 shares outstanding (actual),
     33,217,344 shares outstanding (pro forma), and
     38,217,344 shares outstanding (pro forma as
     adjusted)...........................................        21,621         33,217         38,217
  Additional paid-in capital.............................    74,062,293     74,062,293    123,207,293
  Stock subscription receivable..........................    (1,500,000)    (1,500,000)    (1,500,000)
  Deferred compensation..................................    (6,683,831)    (6,683,831)    (6,683,831)
  Accumulated comprehensive loss.........................       (20,131)       (20,131)       (20,131)
  License fee............................................      (450,849)      (450,849)      (450,849)
  Accumulated deficit....................................   (35,944,972)   (35,944,972)   (35,944,972)
                                                           ------------   ------------   ------------
       Total stockholders' equity........................    29,495,727     29,495,727     78,645,727
                                                           ------------   ------------   ------------
       TOTAL CAPITALIZATION..............................  $ 29,495,727   $ 29,495,727   $ 78,645,727
                                                           ============   ============   ============


-------------------------
Note:

     The information in this table does not include the following:

     - 5,472,649 shares of common stock issuable upon exercise of outstanding options as of January 31, 2000 with a weighted average price of $3.28 per share and 1,140,500 shares of common stock issuable upon the exercise of stock options granted subsequent to January 31, 2000 at an exercise price of $7.00 per share;

     - 1,190,503 shares of common stock reserved for issuance under our 1999 Omnibus Stock Incentive Plan as of January 31, 2000 and an additional 500,000 shares reserved for issuance under the plan as approved by our board of directors on March 10, 2000; and

     - 500,000 shares of common stock reserved for issuance under our 2000 Employee Stock Purchase Plan, which was approved by our board of directors on February 15, 2000 and by our stockholders on March 1, 2000.

     You should read this table together with our financial statements and the related notes, "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Director Compensation," "Management -- Employee Benefit Plans" and "Description of Capital Stock" included elsewhere in this prospectus.

                                    DILUTION

     Our pro forma net tangible book value as of January 31, 2000 was approximately $29.4 million, or $0.89 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our pro forma tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at that date. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

     After giving effect to the issuance and sale of the shares of common stock offered by us at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the estimated net proceeds from this offering, our pro forma as adjusted net tangible book value as of January 31, 2000 would have been $78.6 million or $2.06 per share. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.17 per share and an immediate dilution to purchasers in this offering of $8.94 per share. If the initial public offering price is higher or lower, the dilution to purchasers in this offering will be greater or less, respectively.

     The following table illustrates this per share dilution:

Assumed initial public offering price per share.............          $11.00
  Pro forma net tangible book value per share at January 31,
     2000...................................................  $0.89
  Increase in pro forma net tangible book value per share
     attributable to this offering..........................   1.17
                                                              -----
Pro forma as adjusted net tangible book value per share
  after this offering.......................................            2.06
                                                                      ------
Dilution per share to new investors.........................          $ 8.94
                                                                      ======

     Assuming the exercise in full of the underwriters' over-allotment option, our pro forma as adjusted net tangible book value at January 31, 2000 would have been approximately $2.21 per share, representing an immediate increase in pro forma net tangible book value of $1.32 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $8.79 per share to purchasers in this offering.

     The following table summarizes, on a pro forma basis as of January 31, 2000, the differences between the number of shares of common stock purchased from us, the aggregate effective cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $11.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                          SHARES PURCHASED       TOTAL CONSIDERATION
                                        --------------------    ----------------------   AVERAGE PRICE
                                          NUMBER     PERCENT       AMOUNT      PERCENT     PER SHARE
                                        ----------   -------    ------------   -------   -------------
Existing stockholders.................  33,217,344      87%     $ 64,378,149      54%       $ 1.94
New investors.........................   5,000,000      13        55,000,000      46        $11.00
                                        ----------     ---      ------------     ---
          Total.......................  38,217,344     100%     $119,378,149     100%
                                        ==========     ===      ============     ===

     This discussion and table assumes no exercise of any stock options outstanding as of January 31, 2000. As of January 31, 2000, there were options outstanding to purchase a total of 5,472,649 shares of common stock with a weighted average exercise price of $3.28 per share. Subsequent to January 31, 2000, options to purchase an additional 1,140,500 shares of common stock at a price of $7.00 per share have been granted. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization."

                            SELECTED FINANCIAL DATA

     The tables that follow present portions of our financial statements and are not complete. You should read the selected financial data set forth below in conjunction with our financial statements and the related notes included elsewhere in this prospectus and in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The selected statement of operations data for the years ended October 31, 1997, 1998 and 1999 and the selected balance sheet data as of October 31, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements and related notes appearing elsewhere in this prospectus. The selected statement of operations data for the years ended October 31, 1995 and 1996 and the selected balance sheet data as of October 31, 1995, 1996 and 1997 are derived from unaudited financial statements not appearing in this prospectus. The statements of operations data for the three months ended January 31, 1999 and 2000 and the balance sheet data as of January 31, 2000 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the selected financial data for the three months ended January 31, 1999 and 2000 and as of January 31, 2000 have been prepared on the same basis as the audited financial statements and include all adjusting entries, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for those periods.

     We began operations in 1994 as Caldera, Inc. In July 1996, Caldera, Inc. acquired an additional business line which was not engaged in developing and marketing Linux software. Caldera, Inc. subsequently made the strategic determination to separate its two business lines into separate entities and, under an asset purchase agreement, dated as of September 1, 1998, as amended, sold the assets relating to its business of developing and marketing Linux software to Caldera Systems, Inc., a newly-formed corporation. Caldera Systems, Inc. has operated as a separate legal entity engaged in developing and marketing Linux software since September 1, 1998. For purposes of presenting our financial statements, we have segregated or "carved-out" the operations related to the Linux business from the historical financial statements of Caldera, Inc. Accordingly, our consolidated financial statements in this prospectus and the selected financial data present our financial condition and results of operations as if Caldera Systems, Inc. had existed as a separate legal entity for all periods presented. The carved-out historical results presented are not necessarily indicative of what would have actually occurred had Caldera Systems, Inc. existed as a separate legal entity and any historical results are not necessarily indicative of results that may be expected for any future period.

                                                                                               QUARTER ENDED
                                               YEAR ENDED OCTOBER 31,                           JANUARY 31,
                               -------------------------------------------------------   -------------------------
                                  1995          1996        1997      1998      1999        1999          2000
                               -----------   -----------   -------   -------   -------   -----------   -----------
                               (UNAUDITED)   (UNAUDITED)                                 (UNAUDITED)   (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Software and related
     products................    $    --       $ 1,108     $ 1,117   $ 1,057   $ 2,773     $   508      $    395
  Services...................         --            --          --        --       277          30           158
                                 -------       -------     -------   -------   -------     -------      --------
     Total revenue...........         --         1,108       1,117     1,057     3,050         538           553
                                 -------       -------     -------   -------   -------     -------      --------
Cost of revenue:
  Software and related
     products................         --           880       1,142     1,017     2,388         221           295
  Services...................         --            --          --        --       538          52           255
  Write-off of prepaid
     royalties...............         --            --          --     1,381        --          --            --
                                 -------       -------     -------   -------   -------     -------      --------
     Total cost of revenue...         --           880       1,142     2,398     2,926         273           550
                                 -------       -------     -------   -------   -------     -------      --------
Gross margin (deficit).......         --           228         (25)   (1,341)      124         265             3
                                 -------       -------     -------   -------   -------     -------      --------
Operating expenses:
  Sales and marketing
     (exclusive of non cash
     compensation)...........        179         1,339       4,620     2,224     4,768         413         2,031
  Research and development
     (exclusive of non cash
     compensation)...........        507           826       2,136     1,489     2,302         391           965
  General and administrative
     (exclusive of non cash
     compensation)...........        673           712         797     1,799     1,748         273         1,078
  Amortization of deferred
     compensation............         --            --          --        --       409          --         1,543
                                 -------       -------     -------   -------   -------     -------      --------
     Total operating
       expenses..............      1,359         2,877       7,553     5,512     9,227       1,077         5,617
                                 -------       -------     -------   -------   -------     -------      --------
Loss from operations.........     (1,359)       (2,649)     (7,578)   (6,853)   (9,103)       (812)       (5,614)
                                 -------       -------     -------   -------   -------     -------      --------
Other income (expense):
  Interest expense...........         (1)         (133)       (593)   (1,081)     (226)       (168)           (1)
  Other income (expense).....         10            25          23         5        (3)         (7)          114
                                 -------       -------     -------   -------   -------     -------      --------
     Other income (expense),
       net...................          9          (108)       (570)   (1,076)     (229)       (175)          113
                                 -------       -------     -------   -------   -------     -------      --------
Loss before income taxes.....     (1,350)       (2,757)     (8,148)   (7,929)   (9,332)       (987)       (5,501)
Provision for income taxes...         --            --          --       (34)      (35)         (5)          (12)
                                 -------       -------     -------   -------   -------     -------      --------
Net loss.....................    $(1,350)      $(2,757)    $(8,148)  $(7,963)  $(9,367)    $  (992)     $ (5,513)
                                 =======       =======     =======   =======   =======     =======      ========
Dividends related to
  convertible preferred
  stock......................    $    --       $    --     $    --   $    --   $    --     $    --      $(10,000)
                                 =======       =======     =======   =======   =======     =======      ========
Net loss attributable to
  common stockholders........    $(1,350)      $(2,757)    $(8,148)  $(7,963)  $(9,367)    $  (992)     $(15,513)
                                 =======       =======     =======   =======   =======     =======      ========
Basic and diluted net loss
  per common share...........    $ (0.08)      $ (0.17)    $ (0.51)  $ (0.50)  $ (0.51)    $ (0.06)     $  (0.63)
                                 =======       =======     =======   =======   =======     =======      ========
Basic and diluted weighted
  average common shares
  outstanding................     16,000        16,000      16,000    16,000    18,458      16,000        24,780
                                 =======       =======     =======   =======   =======     =======      ========
Basic and diluted
  supplemental pro forma net
  loss per common share
  (unaudited)................                                                                           $  (0.54)
                                                                                                        ========
Basic and diluted
  supplemental pro forma
  weighted average common
  shares outstanding
  (unaudited)................                                                                             28,813
                                                                                                        ========

                                                         AS OF OCTOBER 31,                           AS OF
                                     ----------------------------------------------------------   JANUARY 31,
                                        1995          1996          1997        1998      1999       2000
                                     -----------   -----------   -----------   -------   ------   -----------
                                     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)                      (UNAUDITED)
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash...............................     $ 33         $  207        $  398      $    76   $  122     $25,413
Working capital (deficit)..........      (32)          (122)        1,313          290      678      23,854
Total assets.......................      407          1,639         3,915       16,353    3,714      32,095
Long-term liabilities..............       --             --            --           --        6          --
Caldera, Inc.'s equity in
  carved-out operations............      104            576         2,319           --       --          --
Total stockholders' equity.........       --             --            --          708    1,516      29,496

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We began operations in 1994 as Caldera, Inc. In July 1996, through an asset purchase, Caldera, Inc. acquired an additional business unit which was not engaged in developing and marketing Linux software. Caldera, Inc. subsequently made the strategic determination to separate its two business lines into separate entities and, under an asset purchase agreement dated as of September 1, 1998, as amended, sold the assets relating to its business of developing and marketing Linux software to Caldera Systems, Inc., a newly-formed corporation. Caldera Systems, Inc. has operated as a separate legal entity engaged in developing and marketing Linux software since September 1, 1998. For purposes of presenting our financial statements we have segregated or carved-out the operations related to the Linux business from the historical financial statements of Caldera, Inc. Accordingly, our consolidated financial statements in this prospectus and the following discussion present our financial condition and results of operations as if Caldera Systems, Inc. had existed as a separate legal entity for all periods presented.

     Substantially all of our revenues since fiscal 1996 have been derived from sales of Linux products and related services. We expect that for the foreseeable future the majority of our revenues will continue to be derived from our OpenLinux product line, which currently includes OpenLinux 2.3 and OpenLinux eServer, while revenues from our service offerings including training, customer support, and consulting will increase as a percentage of revenue. Related product sales are comprised of shipments of incomplete box units or documentation materials that customers request from time to time. Historically, we have experienced substantial fluctuations in our revenues from period to period relating to the introduction of new products and new versions of our existing products. Upon our announcement of an expected release date for new products or upgrades, we often experience a significant decrease in sales of our existing products. Additionally, we often experience the strongest sales for a new product during the first 30 days after its introduction as we fill advance orders from our distribution channels.

     We began shipping our OpenLinux product in fiscal 1996 through indirect distribution channels such as distributors, value added resellers, original equipment manufacturers and system integrators, as well as directly to the end user using our internal sales and marketing force. Over time, our business model has evolved such that we now sell primarily through our two-tier distribution channels. We began offering Linux training, support and consulting services during fiscal 1999.

     We market our software and related products primarily in North America, Europe, Asia and Australia. Revenues from customers outside the United States were $0 in fiscal 1997, $56,000 in fiscal 1998, $203,000 in fiscal 1999 and $117,000 in the quarter ended January 31, 2000.

     Our historical revenues are primarily from the sale of our OpenLinux products, which historically had a relatively low profit margin and, consequently, our profit margins have historically been low. Historical profit margins on OpenLinux products are low due to the open source nature of the product, high distribution costs and royalties related to proprietary technology of third-parties included in the product. We hope to increase our future profit margins through increased product volumes and economies of scale and the sale of higher-priced, higher-margin value-added products like eBuilder and eServer. We believe that our royalty costs will continue to decline as a percentage of product costs due to the open source nature of the product. We believe profit margins on services revenues should also increase as we implement the necessary infrastructure for training, consulting and education and as we cease incurring initial implementation costs. We expect that profit margins on services will be higher than profit margins on software and related products.

     We recognize revenues in accordance with the American Institute of Certified Public Accountants, or AICPA, Statement of Position 97-2, or SOP 97-2.

     Revenue from the sale of software is recognized upon delivery of the product when persuasive evidence of an arrangement exists, the price is fixed or determinable and collection is probable. All sales into the distribution channel or to OEMs and VARs require a binding purchase order. Sales to resellers for which payment is considered to be substantially contingent on the reseller's success in distributing individual units of the product or sales to resellers with which we do not have historical experience are accounted for as consignments and the revenue is recognized once sell-through verification has been received and payments from customers become due. Prior to October 31, 1999, we did not have any consignment arrangements. During the three months ended January 31, 2000, approximately 7 percent of our product revenue was derived on a sell-through basis. Direct sales to end users are evidenced by concurrent payment for the product via credit card and are governed by a license agreement. Generally, the only multiple element arrangement of our initial software sales is certain telephone and e-mail technical support services we provide at no additional charge. These services do not include product update or upgrade rights. After the initial support period, customers can elect to enter into separate support agreements. The cost of providing the initial support services are not significant; accordingly, we accrue the estimated costs of providing the services at the time of revenue recognition. Revenues from the extended support agreements are deferred and recognized over the period of the contract or as the services are provided.

     If other significant post-delivery vendor obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. To date, we have not shipped any software and related products subject to acceptance terms or subject to other post-delivery vendor obligations. Additionally, we have not recognized revenue on any contracts with customers that may include customer cancellation or termination clauses that indicate a demonstration period or otherwise incomplete transaction.

     We also offer our customers consulting, training and other services separate from the software sale. The services are not integral to the functionality of the software and are available from other vendors. These services revenues are recognized as the services are performed.

     Further implementation guidelines relating to SOP 97-2 and related modifications may result in unanticipated changes in our revenue recognition practices and such changes could affect our future revenues and earnings.

     Since inception, we have incurred substantial research and development costs and have invested heavily in the expansion of our sales, marketing and professional services organizations to support our long-term growth strategy. As a result of these investments, we have incurred net losses in each fiscal period since inception and, as of January 31, 2000, had incurred total net losses of approximately $35.1 million since inception. We anticipate that our operating expenses will increase substantially for the foreseeable future as we increase the number of people and programs in sales and marketing, product development and professional services. Accordingly, we expect to incur net losses until at least fiscal year 2002.

     In connection with the grant of stock options to employees during fiscal 1999 and the three months ended January 31, 2000, we recorded deferred compensation of $3.1 million and $5.5 million, respectively, representing the difference between the deemed fair market value of the common stock for accounting purposes and the exercise price of these options as of the date of grant. Deferred compensation is presented as a reduction of shareholders' equity and is amortized over the vesting period of the applicable options. We expensed $409,000 of deferred compensation during fiscal 1999 and $1.5 million in the quarter ended January 31, 2000. With respect to the options outstanding as of January 31, 2000, we expect to expense $2.7 million of deferred compensation for the remainder of fiscal 2000. We expect to expense deferred compensation of $2.3 million in fiscal year 2001, $1.2 million in fiscal year 2002 and $530,000 in fiscal year 2003. Subsequent to January 31, 2000, we have granted options to purchase an additional 1,140,500 shares of common stock and expect to record approximately $1.1 million of additional deferred compensation.


     As a result of an option agreement between The Canopy Group and Ralph J. Yarro III, which was subsequently rescinded, we will expense a one-time compensation charge of approximately $372,000 during the quarter ending April 30, 2000. The option agreement allowed Mr. Yarro to purchase shares of our common stock directly from The Canopy Group. No shares were purchased under the agreement. Mr. Yarro is the president and chief executive officer of The Canopy Group and the Chairman of our board of directors.


     In December 1999 and January 2000, we sold 5.0 million shares of Series B convertible preferred stock at $6.00 per share, resulting in net proceeds of approximately $29.8 million. Each share of Series B convertible preferred stock is immediately convertible into one share of common stock. Due to the beneficial conversion feature associated with the Series B convertible preferred stock, during the first quarter of fiscal 2000, we recorded a preferred stock dividend in the amount of $10.0 million thereby increasing the net loss applicable to common stockholders. On March 13, 2000 our major stockholder, The Canopy Group, sold a warrant for $10,000 to purchase 416,667 shares of our common stock held by The Canopy Group at $5.98 per share for a two-year period to one of the Series B convertible preferred stockholders. Upon exercise of the warrant, all proceeds will be paid to The Canopy Group. We will record this transaction during the second quarter of fiscal 2000 as if we sold the warrant to the stockholder with the estimated fair value of the warrant of $2,250,000 being recorded as a dividend related to convertible preferred stock and an offsetting contribution to capital.


     In December 1999 and January 2000 we acquired an equity investment in Lineo, Inc. in exchange for 1,250,000 shares of common stock, acquired an equity investment in Evergreen Internet, Inc. in exchange for $2.0 million in cash and 200,000 shares of common stock and acquired an equity investment in Troll Tech AS and certain license rights in exchange for 106,356 shares of common stock. These three companies provide strategic technology solutions for the Linux industry. We have entered into agreements with Troll Tech AS and Evergreen Internet whereby we will be licensing their technology for inclusion in our products and service offerings. We will pay future royalties to Troll Tech and Evergreen Internet based on our sales of products which incorporate their technology. Our licensing agreement with Evergreen Internet also calls for Evergreen Internet to include our technology in its products for which we will be paid future royalties by Evergreen Internet based on sales of products which incorporate our technology. We believe that these investments have the potential to benefit us through increased revenue from product sales, royalties and service opportunities. We do not expect that these investments will have a material adverse impact on future liquidity. The investments in Evergreen Internet and Troll Tech have been accounted for under the cost method of accounting. We have determined that our investment in Lineo should be accounted for as a transaction between entities under common control with the transfer being reflected in our financial statements at Lineo's carryover basis. However, at the date of the transfer, Lineo had a stockholders' deficit, of which approximately $150,000 would be associated with the 17% interest we acquired. Accordingly, we have recorded this investment at a nominal value of $1.00 because we do not have any obligation to fund or reimburse Lineo for our allocated portion of its stockholders' deficit. We have recorded the estimated fair value of the shares of our common stock issued to Lineo at $10.0 million with the difference between the $10.0 million and the $1.00 investment being a distribution to The Canopy Group.


     Software and related products revenue is comprised of revenue from the sale of software and other products such as shipments of incomplete box units or documentation materials. Services revenue is comprised of training royalties and tuition fees, consulting fees and customer support fees.


     Cost of software and related products revenue primarily consists of our costs for production, packaging, fulfillment and shipment of our product offerings. Additionally, royalties paid to third-parties for inclusion of their software products in our product offering are included in these costs.

     Included in sales and marketing expenses are the following: advertising, channel promotions, marketing development funds, promotional activities, public relations, trade show and personnel-related expenses such as salaries, benefits, commissions, recruiting fees, travel and entertainment expenses.

     Research and development expenses consist of payroll and related costs for software engineers, technical writers, quality assurance and research and development management personnel and the costs of materials used by these employees in the development of new or enhanced product offerings. Also included are the costs associated with outside contractors.

     General and administrative expenses are composed of professional fees, salaries and related costs for accounting, administrative, finance, human resources, information systems and legal personnel as well as costs associated with implementing and expanding our internal information and management reporting systems.

     We plan to significantly increase our expenditures for sales and marketing, research and development and general and administrative expenses in fiscal 2000.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                                                QUARTER ENDED
                                                  YEAR ENDED OCTOBER 31,         JANUARY 31,
                                                --------------------------    ------------------
                                                 1997      1998      1999      1999       2000
                                                ------    ------    ------    ------    --------
Revenue:
  Software and related products...............   100.0%    100.0%     90.9%     94.4%       71.4%
  Services....................................      --        --       9.1       5.6        28.6
                                                ------    ------    ------    ------    --------
          Total revenue.......................   100.0     100.0     100.0     100.0       100.0
                                                ------    ------    ------    ------    --------
Cost of Revenue:
  Software and related products...............   102.3      96.2      78.3      41.0        53.3
  Services....................................      --        --      17.6       9.7        46.1
  Other.......................................      --     130.7        --        --          --
                                                ------    ------    ------    ------    --------
          Total cost of revenue...............   102.3     226.9      95.9      50.7        99.4
                                                ------    ------    ------    ------    --------
Gross margin (deficit)........................    (2.3)   (126.9)      4.1      49.3         0.6
                                                ------    ------    ------    ------    --------
Operating Expenses:
  Sales and marketing (exclusive of non cash
     compensation)............................   413.6     210.4     156.3      76.7       367.1
  Research and development (exclusive of non
     cash compensation).......................   191.3     140.8      75.5      72.7       174.4
  General and administrative (exclusive of non
     cash compensation).......................    71.3     170.2      57.3      50.7       195.0
  Other.......................................      --        --      13.4        --       278.8
                                                ------    ------    ------    ------    --------
     Total operating expenses.................   676.2     521.4     302.5     200.1     1,015.3
                                                ------    ------    ------    ------    --------
Loss from operations..........................  (678.5)   (648.3)   (298.4)   (150.8)   (1,014.7)
Other expense, net............................   (51.1)   (101.8)     (7.5)    (32.6)       20.4
                                                ------    ------    ------    ------    --------
Loss before income taxes......................  (729.6)   (750.1)   (305.9)   (183.4)     (994.3)
Provision for income taxes....................      --      (3.2)     (1.1)     (1.0)       (2.3)
                                                ------    ------    ------    ------    --------
Net loss......................................  (729.6)%  (753.3)%  (307.0)%  (184.4)%    (996.6)%
                                                ======    ======    ======    ======    ========
Dividends related to convertible preferred
  stock.......................................      --        --        --        --    (1,807.7)%
                                                ======    ======    ======    ======    ========
Net loss applicable to common stockholders....  (729.6)%  (753.3)%  (307.0)%  (184.4)%  (2,804.3)%
                                                ======    ======    ======    ======    ========

THREE-MONTH PERIODS ENDED JANUARY 31, 1999 AND 2000

Revenue

     Our revenue was $538,000 for the three-month period ended January 31, 1999 and $553,000 for the three-month period ended January 31, 2000. During each of these three-month periods, the majority of our revenue was generated from the sale of software and related products.

     Software and Related Products. Our software and related products revenue was $508,000 for the three-month period ended January 31, 1999 and $395,000 for the three-month period ended January 31, 2000, a decrease of $113,000, or 22%. The decrease is primarily attributed to a decrease in the sales of OpenLinux
2.3. We believe the market is anticipating the product release of Caldera OpenLinux eDesktop 2.4, which is scheduled to ship during our second quarter of fiscal 2000. During the three-month periods ended January 31, 1999 and 2000, we did not release a new version of our Caldera OpenLinux product. However, we did begin shipping our Caldera OpenLinux eServer product in late January 2000.

     Services. Our services revenue was $30,000 for the three-month period ended January 31, 1999 and $158,000 for the three-month period ended January 31, 2000, an increase of $128,000, or 429%. During the three-month period ended January 31, 1999, we recorded our first services revenue. The increase in services revenue over the same quarter of the prior year was primarily attributed to our increased education and training-related offerings, as well as increased enrollment in these programs.

Cost of Revenue

     Cost of Software and Related Products Revenue. Our cost of software and related products revenue was $221,000 for the three-month period ended January 31, 1999 and $295,000 for the three-month period ended January 31, 2000, an increase of $74,000, or 34%. Cost of software and related products revenue as a percentage of revenue was 43% for the quarter ended January 31, 1999 and 75% for the three-month period ended January 31, 2000. The increase of 32 percentage points was due to the recording of an additional inventory reserve of $43,000 and due to increases in fixed costs during the January 31, 2000 period. We increased the inventory reserve during the three months ended January 31, 2000 as a result of lower than expected sales of OpenLinux 2.3 and also as a result of certain raw materials becoming unusable due to changes in product packaging. As of January 31, 2000, we had reserved for all but $61,000 of OpenLinux 2.3 inventory, of which approximately $20,000 was shipped during February 2000. We will continue to sell OpenLinux 2.3 after the introduction of OpenLinux eDesktop
2.4 and do not anticipate any additional impairment charges. None of the reserved inventory will be scrapped, abandoned, or disposed of until sales of OpenLinux 2.3 are terminated.

     Cost of Services Revenue. Our cost of services revenue was $52,000 for the three-month period ended January 31, 1999 and $255,000 for the three-month period ended January 31, 2000, an increase of $203,000, or 386%. The increase was mainly due to the hiring of additional employees and other internal costs incurred to increase our services offerings capabilities in anticipation of future increases in services revenue. Our current level of personnel and resources are adequate to support future increases in services revenue; accordingly we expect that cost of services revenue as a percent of related revenue will decrease.

Operating Expenses

     Sales and Marketing. Our sales and marketing expenses were $413,000 for the three-month period ended January 31, 1999 and $2.0 million for the three-month period ended January 31, 2000, an increase of $1.6 million, or 392%. The increase is primarily attributed to additional sales and marketing salaries and benefits expense, additional advertising and related costs and many initial costs related to the establishment of our integrated electronic Linux marketplace.

     Research and Development. Our research and development expenses were $391,000 for the three-month period ended January 31, 1999 and $1.0 million for the three-month period ended January 31, 2000, an increase of $574,000, or 147%. The main increase in research and development expenses was attributed to additional employees for software development, quality assurance and outside contracting as well as for the development of education and training products.

     General and Administrative. Our general and administrative expenses were $273,000 for the three-month period ended January 31, 1999 and $1.1 million for the three-month period ended January 31, 2000, an increase of $806,000, or 295%. The increase in expenses was attributed to increased salaries and benefits for additional general and administrative and information systems employees. Other increases in general and administrative costs were for legal and accounting fees and increased occupancy and related costs.

     Amortization of Deferred Compensation. In connection with the granting of stock options to employees during fiscal 1999 and the three-month period ended January 31, 2000, we recognized deferred compensation of $3.1 million and $5.5 million. During the three-month period ended January 31, 1999 there was no amortization of deferred compensation as there were no stock options granted at exercise prices less than the estimated fair market value of our common stock. During the three-month period ended January 31, 2000, we amortized $1.5 million of deferred compensation.

Other Income (Expense), net

     Other income (expense), net, consists primarily of interest expense on our borrowings and interest income received on cash balances. Interest expense was $168,000 during the three-month period ended January 31, 1999 and $1,000 during the three-month period ended January 31, 2000. The decrease related to the conversion of our Secured Convertible Promissory Note payable to The Canopy Group into common stock during fiscal 1999. Other income (expense) was ($8,000) during the three-month period ended January 31, 1999 and $113,000 during the three-month period ended January 31, 2000. The increase is primarily related to interest income on the proceeds from the issuance of Series B convertible preferred stock during December 1999 and January 2000.

Income Taxes

     For the three-month periods ended January 31, 1999 and 2000, our subsidiary, Caldera Deutschland, GmbH, incurred income tax expense of $5,000 and $13,000.

Dividends Related to Convertible Preferred Stock

     During the three-month period ended January 31, 2000, we recorded a preferred stock dividend of $10.0 million representing the beneficial conversion feature related to the issuance of 5.0 million shares of Series B convertible preferred stock. The beneficial conversion feature was calculated at the date of the issuance of the shares based on the conversion price of $6.00 and the estimated fair value of the common stock at the date of issuance of $8.00 per share. In addition, during the three month period ending April 30, 2000, we will record a dividend related to convertible preferred stock of $2,250,000 in connection with the March 13, 2000 sale of a warrant by The Canopy Group to a Series B convertible preferred stockholder, under which the preferred stockholder can purchase 416,667 shares of our common stock held by The Canopy Group. Upon exercise of the warrant, all proceeds will be paid to the Canopy Group.

FISCAL YEARS ENDED OCTOBER 31, 1997, 1998 AND 1999

Revenue

     Our revenue was $1.1 million for fiscal 1997, $1.1 million for fiscal 1998 and $3.1 million for fiscal 1999. During fiscal 1997 and fiscal 1998, all of our revenue was derived from our software and related products offerings.

     Software and Related Products. Our software and related products revenue was $1.1 million in fiscal 1997, $1.1 million in fiscal 1998, and $2.8 million in fiscal 1999, representing a decrease of $60,000, or 5%, from fiscal 1997 to fiscal 1998 and a $1.7 million, or 162%, increase from fiscal 1998 to fiscal 1999. The slight decrease in our software and related products revenue from fiscal 1997 to fiscal 1998 was due to a reduction of capital for sales and marketing activities and a diversion of limited resources allocated to our business because of growth of non-related product lines associated with Caldera, Inc. The increase in software and related product revenue from fiscal 1998 to fiscal 1999 was a result of management's expansion of our marketing efforts, as well as the increased market awareness of the Linux operating system.

     Services. We began to realize service revenue in fiscal 1999. This revenue was $277,000 or 9% of our total revenue in fiscal 1999. Service revenue was mostly derived from sales of training-related offerings and tuition fees.

Cost of Revenue

     Cost of Software and Related Products Revenue. Our cost of software and related products revenue was $1.1 million in fiscal 1997, $1.0 million in fiscal 1998 and $2.4 million in fiscal 1999, representing a $125,000, or 11%, decrease from fiscal 1997 to fiscal 1998 and a $1.4 million, or 135%, increase from fiscal 1998 to fiscal 1999. On a percentage basis of related revenue, cost of software and related products revenue was 102% in fiscal 1997, 96% in fiscal 1998 and 86% of fiscal 1999. The decrease in the cost of revenues percentage from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 primarily resulted from reduced royalty expenses as a component of product costs as certain third-party software packages were open sourced and the elimination of certain other royalty-bearing components. In addition, the decrease from fiscal 1998 to fiscal 1999 resulted from improved margins on increased volumes. These improvements in fiscal 1999 were partially offset by an increase in our reserve for excess and obsolete inventory brought about by the over-purchase of units of our product from our manufacturer. The units were purchased in September 1999 in connection with the release of version 2.3 of our OpenLinux product. As of October 31, 1999, we had reserved for all but $90,000 of OpenLinux 2.3 finished goods inventory which we expected to sell and $79,000 of raw materials and components. The negative gross margin incurred in fiscal 1997 was due to the payment of significant royalties. During fiscal 1997, our product incorporated substantial amounts of proprietary software which has since been eliminated or open sourced.

     Cost of Services Revenue. We began to realize services revenue in fiscal 1999. Cost of services revenue was $538,000, or 194%, of related revenue during fiscal 1999. The negative margin incurred during fiscal 1999 is due to our hiring of employees and building additional infrastructure in anticipation of future training and support revenues.

     Write-off of Prepaid Royalties. During fiscal 1996 and 1997, we entered into royalty agreements with a supplier pursuant to which we prepaid royalties of approximately $2.1 million. During fiscal 1998, we asserted that the supplier breached the terms of the royalty agreements and we determined that the remaining prepaid royalties, in the amount of $1.4 million, were impaired and accordingly we wrote off the remaining balance. We determined the asset was impaired because its value was tied to the intellectual property value of the licenses we had purchased. The vendor breached the terms of the contract in our view, when it open sourced some of the related software. When the vendor decided to open source the software, the licenses we had purchased had no value in relation to that software. Additionally, we discontinued the development of a product related to the licensed software resulting in the complete impairment of the prepaid asset. We determined that any attempt to pursue legal action against the supplier would be costly and uncertain given the resources required to pursue such an action and the uncertainties relating to interpreting the royalty agreements.

Operating Expenses

     Sales and Marketing. Sales and marketing expenses were $4.6 million in fiscal 1997, $2.2 million in fiscal 1998 and $4.8 million in fiscal 1999, representing a decrease of $2.4 million, or 52%, from fiscal 1997 to fiscal 1998 and an increase of $2.5 million, or 114%, from fiscal 1998 to fiscal 1999. Sales and marketing expenses represented 414% of our total revenues in fiscal 1997, 210% of our total revenues in fiscal 1998 and 156% of our total revenues in fiscal 1999. The decrease in amounts expended from fiscal 1997 to fiscal 1998 was due to the reduction in the resources devoted to the Linux business, prior to our reorganization. During fiscal 1999, we expanded our sales and marketing efforts.

     Research and Development. Research and development expenses were $2.1 million in fiscal 1997, $1.5 million in fiscal 1998 and $2.3 million in fiscal 1999, representing a decrease of $647,000, or 30%, from fiscal 1997 to fiscal 1998 and an increase of $813,000, or 55%, from fiscal 1998 to fiscal 1999. Research and development costs represented 191% of our total revenue in fiscal 1997, 141% of our total revenue in fiscal 1998 and 76% of our total revenue in fiscal 1999. The decrease from fiscal 1997 to fiscal 1998 was primarily related to a reduction of capital for research and development activities and a diversion of limited resources allocated to our business because of growth of non-related product lines associated with Caldera, Inc. The increase in research and development expenses from fiscal 1998 to fiscal 1999 was due to an increased investment in the number of software developers, quality assurance personnel and outside contractors to support our product development and testing activities including the development of training courses and technical support offerings.

     General and Administrative. General and administrative expenses were $797,000 in fiscal 1997, $1.8 million in fiscal 1998, and $1.7 million in fiscal 1999, representing an increase of $1.0 million, or 126%, from fiscal 1997 to fiscal 1998 and a decrease of $51,000, or 3%, from fiscal 1998 to fiscal 1999. General and administrative costs represented 71% of our total revenue in fiscal 1997, 170% of our total revenue in fiscal 1998 and 57% of our total revenue in fiscal 1999. The increase from fiscal 1997 to fiscal 1998 was primarily the result of the significant fees associated with our reorganization in 1998. The increase also reflects the employment of additional administrative, executive, and finance personnel during most of fiscal 1998. General and administrative expenses remained fairly constant from fiscal 1998 to fiscal 1999 as the nonrecurrence of the costs of reorganization was more than offset by the increase in personnel in 1999.

     Amortization of Deferred Compensation. In connection with the granting of stock options to employees during fiscal 1999, we recorded deferred compensation of $3.1 million. During fiscal 1999, we amortized $409,000 of deferred compensation. We did not record any deferred compensation or amortization during fiscal 1997 and 1998 as no stock options were granted in those years.

Other Income (Expense), net

     Other income (expense), net, which consists principally of interest expense, was $570,000 in fiscal 1997, $1.1 million in fiscal 1998, and $228,000 in fiscal 1999, representing an increase of $506,000, or 89%, from fiscal 1997 to fiscal 1998 and a decrease of $847,000, or 79%, from fiscal 1998 to fiscal 1999. The increase between fiscal 1997 and fiscal 1998 resulted from additional borrowings to fund operating losses. During fiscal 1999, these borrowings were effectively converted to common stock in connection with our incorporation. After our incorporation in fiscal 1998, we entered into a secured convertible promissory note arrangement with our major stockholder. We borrowed amounts during the last portion of fiscal 1998 and during fiscal 1999 under this agreement. These borrowings were converted into common stock through the exercise of the conversion feature in August 1999.

Income Taxes

     For fiscal years 1998 and 1999 our German subsidiary, Caldera Deutschland, GmbH, incurred income tax expense of $34,000 and $35,000, respectively. As of October 31, 1999, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $10.6 million that expire at various dates from 2018 to 2019. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of our net operating loss carryforwards. For example, limitations are imposed on the utilization of net operating loss carryforwards if certain ownership changes have taken place or will take place.

     We had deferred tax assets, including our net operating loss carryforwards and other temporary differences between book and tax deductions, totaling approximately $11.1 million as of October 31, 1999. A valuation allowance in the amount of $11.1 million has been recorded as of October 31, 1999 as a result of uncertainties regarding the realizability of the deferred tax asset balance.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly statement of operations data for the five quarters ended January 31, 2000. This information has been derived from our unaudited consolidated financial statements, which, in management's opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus. We have experienced, and expect to continue to experience, fluctuations in operating results from quarter to quarter. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                                       QUARTER ENDED
                                                    ----------------------------------------------------
                                                    JAN. 31,   APR. 30,   JULY 31,   OCT. 31,   JAN. 31,
                                                      1999       1999       1999       1999       2000
                                                    --------   --------   --------   --------   --------
                                                                        (UNAUDITED)
                                                                       (IN THOUSANDS)
Revenue:
  Software and related products...................    $508       $482      $1,008      $775       $395
  Services........................................      30         62          87        98        158
                                                      ----       ----      ------      ----       ----
          Total revenue...........................    $538       $544      $1,095      $873       $553
                                                      ====       ====      ======      ====       ====

FLUCTUATIONS IN QUARTERLY RESULTS

     Historically, we have experienced substantial fluctuations in our revenues from period to period relating to the introduction of new products and new versions of our existing products. Upon our announcement of an expected release date for new products or upgrades, we often experience a significant decrease in sales of our existing products. Additionally, we often experience the strongest sales for a new product during the first 30 days after its introduction as we fill advance orders from our distribution partners.

     Our software and related products revenues decreased slightly in the quarter ended April 30, 1999 from the quarter ended January 31, 1999 due to the timing of the release of version 2.2 of OpenLinux, which occurred in late April 1999. As a result of the version 2.2 release, software revenues for the quarter ended July 31, 1999 increased significantly from the prior quarter. Software revenues during the quarter ended October 31, 1999 decreased from the prior quarter in spite of the release of version 2.3 of OpenLinux in September 1999. Sales of version 2.3 have been lower than sales of version 2.2 due to version
2.3 including only minor enhancements from version 2.2. The lower sales of version 2.3 continued into the quarter ended January 31, 2000, which resulted in a decrease in software revenues during the quarter ended January 31, 2000 from the prior quarter. We plan to release and begin shipping Caldera OpenLinux eDesktop 2.4 in our second quarter of fiscal 2000.

     Our services revenues have increased consistently from quarter to quarter as we have increased our education and training-related offerings, as well as support and consulting services. We have also increased personnel hired to promote our services offerings.

     We have incurred operating losses since inception, and we may never achieve profitability in the future. We believe that future operating results will be subject to quarterly fluctuations due to a variety of factors, many of which are beyond our control. Factors that may affect our quarterly results include:

     - the interest level of electronic solution providers in recommending our Linux business solutions to end users;

     - the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

     - changes in general economic conditions, such as recessions, that could affect capital expenditures and recruiting efforts in the software industry in general and in the Linux environment in particular;

     - the magnitude and timing of marketing initiatives;

     - changing business attitudes toward Linux as a viable operating system alternative to other competing systems;

     - the maintenance and development of our strategic relationships with technology partners and solution providers;

     - the attraction, retention and training of key personnel; and

     - our ability to manage our anticipated growth and expansion.

     As a result of the factors listed above and elsewhere in the "Risk Factors" section of this prospectus, it is possible that in some future periods our results of operations may fall below our expectations as well as the expectations of public market analysts and investors. In addition, we plan to significantly increase our operating expenses to expand our sales and marketing, administration, consulting and training, maintenance and technical support and research and development groups. If revenues fall below our expectations in any quarter and we are unable to reduce our spending quickly in response, our operating results would be lower than expected.

LIQUIDITY AND CAPITAL RESOURCES

     Since our establishment as a separate legal entity in August 1998, we have funded our operations primarily through loans from our major stockholder and through sales of our common and preferred stock.

     As of January 31, 2000, we had cash and cash equivalents of $25.4 million and working capital of $23.9 million. As of October 31, 1999, we had cash of $122,000 and working capital of $678,000.

     Increases in cash and cash equivalents and working capital from October 31, 1999 were the result of net proceeds raised from our Series B convertible preferred stock offering completed in January 2000 and the collection of a $1.5 million stock subscription receivable offset by cash used in operating activities and our cash investment in Evergreen Internet, Inc.

     Our net cash used in operating activities during the three-month period ended January 31, 2000 was $3.1 million. Cash used in operating activities was primarily attributed to the net loss of $5.5 million, offset by the amortization of deferred compensation of $1.5 million. Net cash used in operating activities was $8.8 million in fiscal 1997, $5.1 million in fiscal 1998 and $7.6 million in fiscal 1999. Cash used in operating activities was primarily attributed to the net loss of $8.1 million in fiscal 1997, net loss of $8.0 million in fiscal 1998 and net loss of $9.4 million in fiscal 1999 offset by non-cash expenses and changes in working capital.

     Our investing activities have historically consisted of purchases of property and equipment and certain intangible assets as well as a $15.0 million payment during fiscal 1999 to our predecessor, Caldera, Inc., in connection with the reorganization of Caldera, Inc. and our own incorporation. During the three-month period ended January 31, 2000, cash used for the purchase of property and equipment was $155,000. Additionally, during the three-month period ended January 31, 2000, we invested $2.0 million in the common stock of Evergreen Internet, Inc., a strategic partner. The $15.0 million note payable to Caldera, Inc. accrued interest at eight percent. We accrued $200,000 of interest associated with these borrowings during fiscal 1998 and we accrued $167,000 during fiscal 1999. Capital expenditures totaled $306,000 in fiscal 1997, $170,000 in fiscal 1998, and $587,000 in fiscal 1999. Additionally, we invested $80,000 in certain intangible technology during fiscal 1999. Historically, the acquisition of property and equipment has been primarily through cash purchases. In the future, we anticipate that we will finance such acquisitions through capital lease arrangements. We anticipate that we will experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

     Our financing activities provided $30.6 million during the three-month period ended January 31, 2000. The primary source of cash during the quarter was from the net proceeds of $29.8 million received in connection with our Series B convertible preferred stock issuance completed in January 2000 and the receipt of $1.5 million on a stock subscription receivable. These increases were partially offset by capitalized offering costs of $741,000.

     Our financing activities provided $9.3 million in fiscal 1997, $4.9 million in fiscal 1998 and $23.3 million in fiscal 1999. In fiscal 1997, cash provided by financing activities consisted of $9.3 million received in borrowings from The Canopy Group, Inc. that accrued interest at rates ranging from 8.25 percent to 8.50 percent based on the prime rate. We accrued $609,000 in interest associated with these borrowings. In fiscal 1998, cash provided by financing activities consisted primarily of $4.4 million additional borrowings from The Canopy Group, Inc. that accrued interest at rates ranging from 8.00 percent to
8.50 percent based on the prime rate. We accrued $882,000 in interest associated with these borrowings. We also received $519,000 in equity funding from The Canopy Group, Inc. upon our incorporation. During fiscal 1999, cash provided by financing activities consisted primarily of $15.5 million of equity funding received from The Canopy Group, Inc. and $3.0 million of equity funding from MTI Technology Corporation. Additionally, we received $4.8 million from The Canopy Group, Inc. under a secured convertible promissory note agreement that accrued interest at the prime rate less one-half percent which was calculated at 7.25 percent. We accrued $88,000 in interest associated with these borrowings. These proceeds plus accrued interest were converted to equity during fiscal 1999.

     As of January 31, 2000, we had no outstanding debt obligations. As of October 31, 1999, we had only one debt arrangement for approximately $9,500. As of that date, we had no other bank or other borrowing arrangements in place.

     As of January 31, 2000, in connection with certain license agreements with Sun Microsystems we agreed to pay nonrefundable payments in the amount of $1.3 million in the first quarter of calendar year 2000 for a license term of 18 months. This term may be extended for up to an additional two years either through a lump sum payment of an additional $2.3 million prior to March 24, 2000, or through yearly payments of $1.5 million by June 2001 and $1.8 million by June 2002. The amounts paid under the license agreements will be recorded as prepaid royalties and expensed as the product is sold.

     We believe that our current cash on hand, after receiving approximately $29.8 million of net proceeds from the sale of preferred stock in December 1999 and January 2000, together with the proceeds from this offering will be sufficient to meet our capital expenditures and working capital requirements for at least the next twelve months. However, we may need to raise additional funds to support more rapid expansion, respond to competitive pressures, acquire complimentary businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional funding will be available to us in amounts or on terms acceptable to us. If sufficient funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance our services or products, or otherwise respond to competitive pressures would be significantly limited.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", or SOP 98-1. SOP 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. We adopted SOP 98-1 in fiscal 1999. The adoption of SOP 98-1 did not have a material impact on our results of operations, financial position or liquidity.

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", or SFAS 133. SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, FASB delayed the effective date of SFAS 133 for one year, to apply to fiscal quarters of all years beginning after June 15, 2000. We do not expect this statement to have a material impact on our results of operations, financial position or liquidity.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     Our products and services are primarily developed in the United States and marketed in North America, and to a lesser extent in Europe and Asia/Pacific regions. As a result, our financial results could be affected by changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because all of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our Linux products less competitive in foreign markets.

     Our German subsidiary, Caldera Deutschland, GmbH, performs research and development activities for us. This subsidiary is currently our only foreign operation. To date, foreign currency fluctuations have had little effect on our business because only our German subsidiary's contracts, payables and receivables are denominated in a foreign currency. As of January 31, 2000, the assets of Caldera Deutschland were $376,000. All other transactions of our business are denominated in the U.S. dollar. As time passes and as management sees fit, more transactions in Europe and Asia may be denominated in local currencies. As we expand operations in Europe and Asia, we will continue to evaluate our foreign currency exposures and risks and develop appropriate hedging or other strategies to manage those risks. We have not revised our current business practices to conform to Europe's conversion to the euro. We have not modified any of our products to address Europe's conversion to the euro.

YEAR 2000 COMPLIANCE

Background.

     Many currently installed computer systems and software and devices with embedded technology are coded to two digits for time sensitive dating purposes. Beginning with the year 2000, these date code fields needed to be coded to four digits in order to distinguish between dates in different centuries. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems needed to be upgraded or replaced to comply with such "Year 2000" requirements.

     To date, our business has not experienced any significant Year 2000-related problems. However, numerous systems on which we are dependent may have problems that have not yet been discovered. Those systems include, among others:

     - software products sold to customers;

     - hardware and software systems used by us to deliver products and services to customers, including our proprietary software systems as well as software supplied by third parties;

     - hardware and software systems used internally by us in the management of our business;

     - communications networks such as the Internet and private intranets;

     - internal systems of our customers and suppliers; and

     - non-information technology systems and services, such as energy and utility suppliers, telephone systems and building systems, and financial institutions and transportation providers.

State of Readiness.

     In October 1998, we created a team to oversee the audit and resolution of potential Year 2000 problems. Since that time, we have evaluated the readiness of our systems and products for Year 2000 compliance.

     Products. We engaged an affiliated third-party to test our OpenLinux 2.2/2.3 product. This testing was completed in the third quarter of calendar year 1999 and did not result in any findings of Year 2000 problems that were not remedied or documented. We are continuing to evaluate the Year 2000 compliance of our products currently under development. Some of our customers are still using older discontinued products of ours which have not been tested for Year 2000 readiness. While we have not been informed of any problems or failures relating to these products, if problems arise concerning these systems, we will recommend that these customers upgrade to a more recent and compliant version. We may be required to support and correct any failed systems as a result of any problems that may arise in connection with these older products.

     We bundle third-party applications and software components with our products. We have tested some of these products and have researched the suppliers. To date, we know of no problems with these products nor have we had to correct any deficiencies. Most of these products are open source and therefore if unforeseen problems do arise, we have the ability to rapidly provide corrections and support to customers. We do not intend to expend resources to seek out and correct additional problems before they arise. Accordingly, it is possible that some of our customers may experience difficulties related to third-party software which may affect the performance of our products and may lead to adverse results such as additional support calls or return of products. This could divert resources from the pursuit of our business strategy which could materially adversely affect our business.

     Internal Systems. We replaced the hardware servicing our internal office network systems in the third quarter of calendar year 1999. These hardware systems have their respective companies' statements of compliance, and we have independently tested these systems for Year 2000 readiness. We have also substantially completed inventorying, assessing and testing our major non-IT systems, and have implemented any remedial actions to the extent deemed appropriate. No problems in these systems have surfaced to date, and we do not expect any to occur. We have also tested and verified compliance on our external servers which host our Web site and other Internet services.

Costs.

     We incurred approximately $600,000 in costs to improve our IT systems, certify products, and implement our Year 2000 readiness efforts. We did not track internal costs such as payroll costs for our information systems group for our Year 2000 review activities. We expect that any additional costs related to Year 2000 problems will be minimal. We have not estimated costs to support customers in post-Year 2000 efforts.

Contingency Plans.

     To date, Year 2000 problems have had a minimal effect on our business. However, we may not have identified and remediated all significant Year 2000 problems. Further remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on our business. Also, we sell our products to companies in a variety of industries, each of which may have experienced different Year 2000 issues. Customer difficulties with Year 2000 issues might require us to devote additional resources to resolve underlying problems. Finally, although we have not been made a party to any litigation or arbitration proceeding to date involving our products or services and relating to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability for Year 2000-related damages, including consequential damages, would negatively affect our business, results of operations, financial condition and liquidity, perhaps materially.

                                    BUSINESS

OVERVIEW

     Caldera Systems, Inc. enables the development, deployment and management of Linux specialized servers and Internet access devices that simplify computing. Our Linux software products and service offerings are specifically designed to meet the complex needs of eBusiness, or business over the Internet. During 1999 our OpenLinux technology received many awards and recognitions, including Internetweek's Best of the Best, The Linux Show's Best Distribution of Millennium, Linux Journal's Product of the Year award at Comdex and Network Computing's Well-Connected Award for Best Network Operating System. We facilitate the adoption of Linux by providing educational programs designed to help our customers to develop, deploy and administer Linux systems. We embrace the open source model and participate as a key member of many open source, industry standards and partner initiatives, including Linux Professional Institute, Linux Standards Base and Linux International Group. We primarily distribute our products and services through our indirect distribution channel model. Our customers include AST Computers, Cendant, First International Computers, Frank Kasper & Associates, Gates/Arrow, IBM, Ingram Micro, MediaGold, MTI Technology Corporation, Navarre Corporation, Support Net and Tech Data.

INDUSTRY BACKGROUND

     The Internet has emerged as the fastest growing global communications medium, enabling millions to connect to a world wide network to conduct business and share information electronically. According to International Data Corporation, or IDC, the overall number of Internet users will grow from approximately 159 million in 1998 to approximately 510 million by 2003. As Internet usage becomes more pervasive, many companies worldwide are devising new ways to leverage this network to conduct business over the Internet, or eBusiness. eBusiness is more than just the purchasing transaction associated with buying an item on the Internet. It involves all the necessary communications and transactions between suppliers, partners and customers to conduct business. IDC projects that commerce conducted over the Internet will grow from approximately $50 billion in 1998 to approximately $1.3 trillion by 2003.

     The Internet has accelerated the introduction of processes for managing information, providing services and solutions and handling customers and has changed the way software applications are developed and deployed. These processes enable companies to utilize the Internet to extend their businesses closer to their customers, partners and suppliers and to communicate more effectively with employees. The Internet has also enabled and accelerated a trend towards distributed software applications. With a distributed application, instead of installing and running software on an individual desktop, end-users can access the application from remote locations using the Internet. The Internet makes the physical location of a software application or service irrelevant to the end-user. Rather than individually installing programs on a number of PCs, businesses can use the Internet to allow end users to access a single server maintaining the software. As a result of this trend, application service providers, or ASPs, have emerged. An ASP is a service provider that centrally hosts services and software applications and leases them to companies. These companies can access these applications for a fee through the Internet, rather than buying and installing the programs. However, operating under previous computing models, many companies have already invested tremendous amounts of capital in their existing legacy computer systems and applications. Therefore, new software applications must be developed to allow seamless integration between existing legacy systems and applications being offered by ASPs over the Internet.

     Another trend in distributed applications is the advent of thin appliance servers, or specialized servers. These specialized servers perform specific applications, such as file and print sharing, secure Internet services, backup services and electronic mail services. Dataquest projects that the worldwide market for thin appliance servers will grow from approximately $2.2 billion in 1999 to approximately $16 billion by 2003. Companies are realizing that they can deploy efficient, discrete applications on specialized servers and do not need to install massive, costly, multi-functional systems merely to install a new application or add a particular function. Companies have started using specialized servers to administer the new eBusiness software applications that are emerging. Having separate servers for each application improves performance and increases stability, while decreasing overall operating and maintenance costs.

     In addition, the proliferation of information on the Internet has driven the need to customize information for individual use. As a result, manufacturers have developed ways to separate the visual elements of a standard PC program from its computing functions, allowing most of the computing function to be performed remotely. This has facilitated the creation of alternative Internet access devices for individuals, such as personal digital assistants, Internet-capable cellular telephones and television set-top boxes. These Internet access devices are far less costly than personal computers and allow more users access to the Internet and the ability to participate in eBusiness. Internet devices are becoming popular worldwide as a way of getting businesses and consumers connected to the new eBusiness economy.

     The trend towards distributed software applications and specialized servers and the proliferation of Internet access devices have increased companies' ability to conduct eBusiness and consumers' access to eBusiness. The dynamic and fast changing nature of eBusiness requires an operating system, the software that enables a computer and its various components to interact, that can change with the accelerated evolution of eBusiness. The optimal operating system must enable companies to connect specialized servers and Internet access devices to the Internet network to conduct eBusiness. It must be customizable to adapt to the changing software applications environment, shifting hardware infrastructures and emergence of new Internet access devices. It must be scalable to accommodate the growing number of users and the ways that they access the Internet. The optimal operating system must be highly stable and easy to maintain to minimize overall operating and maintenance costs. It must allow for rapid deployment and development and be easily upgradeable to keep pace with the changing needs of eBusiness. Finally, this operating system must interface with existing systems and embrace open technical and communications standards like Java and extensible mark-up language, or XML, to take full advantage of the Internet.

     Linux is an operating system well-suited for eBusiness. The term open source applies to software that has its internal source code open to the public for viewing, copying, examining and modification. As a result, the Linux source code is available for download over the Internet. Open source code allows thousands of developers around the world to continually collaborate to improve and enhance the software. The Internet has facilitated and greatly enhanced this collaborative environment. In fact, IDC has projected that the total market for Linux shipments will increase at a compound annual growth rate of 25% from 1999 through 2003. Also, Dataquest has predicted that Linux thin appliance servers will account for approximately $3.8 billion in server appliance revenues by 2003. Benefits of Linux include:

     - comprehensive Internet functionality;

     - flexibility and customizability;

     - high scalability;

     - stability;

     - interoperability with multiple systems and networks;

     - multi-appliance capability, including Internet access devices;

     - low acquisition and maintenance costs; and

     - compliance with technical and communications standards.

     Despite these benefits, Linux as an open source system is not without drawbacks. Linux has not yet been widely adopted by business due to:

     - the absence of Linux products tailored for business;

     - the fragmentation of Linux offerings;

     - inadequate education and training;

     - the lack of proper distribution channels for Linux solutions;

     - the lack of technical knowledge and support;

     - difficulty in management and deployment; and

     - the limited number of applications available for use on Linux.

     Historically, business users have lacked a Linux solution that suits their needs. For Linux to fully support eBusiness, a solution must consist not only of advanced technology but also should be enhanced and tailored for business. This solution must promote the benefits of Linux for eBusiness and provide the proper education and training to facilitate adoption. Proper distribution channels are required to facilitate access to the business user. The Linux for eBusiness solution must be able to accommodate business applications and be able to interoperate properly with the diverse environment of internal corporate information systems and the Internet. It must have the flexibility to be maintained centrally or managed remotely. Finally, a solution must adhere and conform to commercial standards to incorporate the latest technological advancement and ensure wide acceptance.

THE CALDERA SYSTEMS SOLUTION

     We develop and market software based on the Linux operating system and provide related services that enable the development, deployment and management of Linux specialized servers and Internet access devices that simplify computing. We believe that our Linux solution is a comprehensive solution for eBusiness. Key benefits of our solution include:

     Focused business framework. We believe we were the first to tailor Linux open source code from various sources into sound discrete products that are usable, deployable and manageable for eBusiness. Our development team consists of experienced Linux engineers and business professionals. We develop our products by first carefully choosing the Linux features that are the most relevant and useful for eBusiness. Then we assemble the code so that it is logically arranged and works together as seamless applications in which source and binary code match for logic and order. Our products are then tested for quality and performance. This enhances reliability and reduces the need for technical support when used under strenuous business conditions. This process, known as self-hosting, is unique in the Linux community and accounts for the high levels of stability and performance of our products. Our products are also designed to be interoperable with multiple platforms to enable businesses to make efficient use of existing information technology investments.

     Effective distribution channel. We provide products and services to the people who serve the business community. Most of our products that are purchased by corporate information systems departments are sold through our distribution channel to electronic solution providers. We define electronic solution providers to include value added resellers, or VARs, original equipment manufacturers, or OEMs, Internet service providers, or ISPs, corporate information technology managers and partners, ranging from independent local technical specialists to large system integrator organizations, that offer value-added solutions for eBusiness. Business customers often rely on solution providers to recommend which technology to purchase. We provide solution providers with products, third-party applications, education, training and tools to effectively facilitate or offer a Linux solution for eBusiness. Solution providers benefit from the lower maintenance and support costs necessary to maintain our Linux solution. We offer our services to solution providers on a worldwide basis.

     Comprehensive product offerings. We believe that our OpenLinux technology is the most advanced for eBusiness. OpenLinux is the technology foundation on which we are able to build multiple products that perform different tasks. Each product has specific components that can be modified. For example, our desktop product can be modified to perform client specific functions such as running business automation applications or accessing the Internet as an email client on hand-held appliances. Our server product contains modular components that can be configured to run specialized servers such as an email server or a Web site server. We continually enhance the OpenLinux technology through our development centers in Germany and the United States. As a result, we are able to incorporate the latest Linux enhancements or modifications into our products. Our business experience enables us to build relevant business enhancements to Linux through add-on segments of code that connect to the core source code. These

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

enhancements include Web administration applications, the Caldera Systems open administration system, and an easy-to-use Linux installation wizard. We also offer our products in multiple language versions.

     Complementary value-added services. In order for businesses to implement our product offerings, we provide a wide range of valuable services. We believe that our service offerings provide significant benefits for eBusiness. These service offerings include:

     - Technical Support -- Our technical support provides assistance during installation and operation of OpenLinux;

     - Consulting and Custom Development -- Our consultants have extensive technological and business knowledge, which allows us to assist our electronic solution provider customers in implementing Linux solutions;

     - Hardware Optimization and Certification -- Our consultants can optimize OpenLinux for a specific hardware platform and provide a rigorous testing and certification process; and

     - Documentation -- We provide consistent and up-to-date documentation on Linux that is not readily available in the open source development community.

     Comprehensive, distribution-neutral education and training. Many companies are delivering different versions of Linux called distributions. We provide a comprehensive distribution-neutral training program for Linux. Our courses focus on educating and training the business community on Linux's benefits for business use. We offer a comprehensive set of courses designed to prepare students to develop, deploy and manage Linux in a business environment, including system, network and Internet administration and programming. A student who has successfully completed our courses will be proficient with the leading distributions of Linux. We offer high-quality instructor-led training through our own training center at our headquarters and also offer our educational programs indirectly through our Caldera Open Learning Providers around the world.

     Business community catalyst and open source advocate. We believe we were the first Linux provider to introduce an open source operating system designed for the business environment. By demonstrating to key information technology companies such as Corel and Netscape that open source systems can work well with proprietary systems, we believe that we have sparked the interest of more conservative technology adopters and accelerated acceptance of Linux for business use. We help port, or convert, business applications to the Linux platform and offer ways to incorporate those products into existing systems. We are a major driver of Linux standards based initiatives such as Linux Professional Institute, or LPI, an independent organization dedicated to the establishment of professional certification standards for Linux professionals, and Linux Standards Base, or LSB, an initiative that is designed to standardize application development for the Linux platform. An application that meets all the criteria for LSB should work on all compliant distributions of Linux. If LSB is widely adopted, we believe it will significantly reduce the fragmentation of Linux.

     We fully embrace the open source model and continuously contribute tools and technology to the open source community. We give away CD ROMs containing our Linux operating system at trade shows and allow it to be freely downloaded from the Internet to encourage interest. We foster multiple development projects over the Internet and help each project progress smoothly.

THE CALDERA SYSTEMS STRATEGY

     Our goal is to become the leading provider of Linux solutions for eBusiness. Key elements of our strategy to achieve our goal include:

     Providing Linux software for specialized servers and Internet access devices. By providing focused Linux business solutions that simplify systems management, increasing interoperability and improving ease of use, we endeavor to become the number one provider of Linux eBusiness products. We are a leader in applying commercial development practices to Linux, which result in Linux products that can be more

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

easily deployed and managed. We intend to facilitate the proliferation of highly customized, integrated Linux business solutions by offering both a Linux client and server product and further optimization and certification services to solution providers and end users. In addition, during the first half of calendar year 2000 we plan to release eBuilder, an open standards, component-based eBusiness framework, written in Java for the Linux environment. eBuilder is designed to provide businesses with the ability to incorporate existing software applications, file directories and databases into workable eBusiness solutions, such as Web storefronts.

     Remaining committed to research and development. We are committed to continuing our research and development efforts to enhance our products to be efficient and effective platforms for delivering eBusiness solutions. Our primary focus will be to design and implement the software that will allow organizations to install and manage these Linux systems in a flexible and cost effective manner. We will contribute time and technology to various industry initiatives to expand the range of computing hardware on which our products can be offered. Additionally, we will support and seek to influence technology standards that will expand the scope in which our products can be sold and deployed. We are committed to the open source model for software development and will work to contribute much of our efforts to the open source development community. We will continually seek new, innovative solutions to address the needs of our customers and the evolution of the marketplace.

     Increasing our channel presence in Linux. We believe that the best way to reach the business user is through solution providers. Solution providers will be invaluable in providing turnkey solutions and local support for specialized servers. We plan to enhance our product and service offerings to solution providers by introducing new products for eBusiness, increasing the reach of our education and training services and expanding resources for solution providers on our Web site.

     Leveraging partners for growth. We believe that in order for us to accelerate our growth, we must enlist the help of partners to promote our brand, proliferate our products and provide us with valuable feedback. Through our partner programs, we provide our partners with appropriate knowledge, tools and certifications to effectively implement our solutions for eBusiness. We believe this will increase awareness of Caldera Systems and our extended network of partners, thus increasing the end-user's confidence in us and Linux as a viable business platform. We intend to expand our partner programs for:

     - developers;

     - independent software vendors (ISVs);

     - original equipment manufacturers (OEMs);

     - hardware vendors;

     - system integrators;

     - value-added resellers (VARs);

     - distributors;

     - retailers;

     - education providers (Caldera Open Learning Providers); and

     - Web partners.

     Facilitating the adoption of Linux for eBusiness through education and training. In addition to simply selling educational products, our strategy is to educate our partners on how to deploy, manage and administer Linux solutions. As these partners train other users, we expect increased sales referrals. We plan to expand our Caldera Open Learning Provider program through industry partnerships to help establish market share. In addition, we plan to expand our educational offerings through Web-based classroom training, academic textbooks and training materials, and to develop additional courses to maintain our leadership in Linux educational products. Finally, we plan to expand our partnerships to

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

include universities, course developers, communities and other institutions who may offer opportunities to increase exposure of Linux.

     Establishing our Web site as the one-stop center for eBusiness. We intend to continue to enhance our Web site to provide a one-stop center for eBusiness. We expect that this will attract Linux business users, particularly those from small to medium-sized businesses, as well as the business users who contemplate using Linux but lack the confidence that there will be sufficient education, products and support. We plan to expand our Web site as an electronic channel for our solution providers by providing information, sales and service leads.

     Expanding our international presence. We currently have distribution channel representation in 47 countries to take advantage of what we believe will be high international demand for Linux business solutions. In 1999, our foreign-based revenues came from three primary geographic regions, Canada, Europe and Asia. Sales in no foreign country accounted for more than 3% of our total sales. We plan to continue to penetrate international markets by recruiting local distributors and solution providers in each region, leveraging their access to the surrounding community, and by reaching partners to proliferate our brand and products. These partners will begin to generate momentum for our products and services as the international markets become educated about our solutions. Local partners will also be able to add value and customize our products and Web site to meet local language and regulatory requirements. As our international penetration continues, we plan to expand our support resources to overcome time zone and language barriers as we are now doing in Germany and Japan.

SOFTWARE PRODUCTS

     We develop, market and support Linux products and solutions specifically designed to meet the complex needs of eBusiness. According to PC Data, during 1999, Caldera Systems was third in sales of Linux operating systems in the United States, both in terms of units sold and aggregate dollar amount. Our products and solutions integrate both commercial and open source software products developed by us and third parties. For example, we have included applications that we have open sourced, such as LInux wiZARD (LIZARD), our award-winning graphical Linux step-by-step installation tool. We apply development and testing procedures to the open source code included in our products similar to those procedures applied to commercial products. This process known as self-hosting is unique in the Linux community and accounts for the high levels of stability and performance of our products. Our rigorous development procedures result in a highly consistent product that enables easier and more rapid customization, integration and support of our solutions. Our products are designed to work both individually and together to provide a rapidly expandable platform as enterprises extend their eBusiness infrastructure.

OpenLinux 2.3

     We first released our principal product, OpenLinux, a Linux operating system, in calendar year 1995. We began shipping the latest release, OpenLinux 2.3, in September 1999. In the second quarter of fiscal 2000, we will begin shipping our newest update of OpenLinux, OpenLinux eDesktop 2.4. OpenLinux 2.3 is an integrated and pre-tested collection of approximately 300 business-relevant third-party software components, which provide for a variety of functions that can be utilized either on a single desktop computer or in a networked environment. We have historically developed OpenLinux for the first-time Linux user, which predominantly has come from a Windows, desktop environment. OpenLinux 2.3 is currently available for the Intel and Sun SPARC platforms. According to Ziff-Davis, in laboratory tests, OpenLinux was 50% faster than Windows NT with Microsoft's Internet Information Server 4.0 in Web server performance, outperforming all other Linux products tested, and approximately 200% faster than Windows NT at file and print services. We believe that these performance results are largely due to our

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

self-hosting approach. The suggested retail price for packaged OpenLinux 2.3 is $49.95. Examples of some of the key components of OpenLinux 2.3 and the functions they perform include:

---------------------------------------------------------------------------------------------
            OPEN SOURCE COMPONENTS                                FUNCTION
---------------------------------------------------------------------------------------------
     KDE                                            Graphical desktop
---------------------------------------------------------------------------------------------
     Linux Kernel (Version 2.2.10)                  Operating system core
---------------------------------------------------------------------------------------------
     LIZARD                                         Installation software
---------------------------------------------------------------------------------------------
     Netscape Communicator 4.61                     Web browser
---------------------------------------------------------------------------------------------
     Apache                                         Web server
---------------------------------------------------------------------------------------------
     Sendmail                                       E-mail routing software
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
            COMMERCIAL COMPONENTS                                 FUNCTION
---------------------------------------------------------------------------------------------
     StarOffice 5.1 (personal edition)              Suite of office applications
---------------------------------------------------------------------------------------------
     Corel WordPerfect 8.0 (personal edition)       Word processor
---------------------------------------------------------------------------------------------
     BRU-PE                                         Backup and restore utility
---------------------------------------------------------------------------------------------
     PartitionMagic                                 Hard-drive partitioning
---------------------------------------------------------------------------------------------
     BootMagic                                      Boot-up manager
---------------------------------------------------------------------------------------------
     Applixware 4.4.2 office suite (trial           Suite of office applications
     version)
---------------------------------------------------------------------------------------------

     OpenLinux 2.3, in the next release, will be renamed OpenLinux Desktop to reflect its emphasis for desktop.

OpenLinux eServer 2.3

     OpenLinux eServer 2.3 is targeted at solution providers, system integrators and resellers who provide specialized, thin and high-end servers to their customers. eServer supports server-oriented hardware. It is a component-based server operating system designed for OEMs, solution providers, system integrators and resellers and makes Linux server solutions easy to install, configure and operate. It is readily customizable and, in particular, has been developed for use by AST Computers, Fujitsu and Motorola. OpenLinux eServer 2.3 has been shipped to strategic partners such as Fujitsu, IBM and Motorola and began shipping in late January 2000 with a suggested retail price of $199.00.

eBuilder

     We plan to release our eBusiness framework, eBuilder, in the first half of calendar year 2000. eBuilder is one of the first fully open standards, component-based eBusiness frameworks written in Java for the Linux environment. eBuilder can be used to develop ecommerce components, packages and processes. These packages and processes can be re-used in multiple client environments. eBuilder utilizes Java to introduce plug-and-play capability into an environment for a business' existing software applications, file directories and databases. eBuilder is Java and CORBA compliant, utilizes XML for data encapsulation and is Enterprise Java Bean compliant. The eBuilder framework, coupled with eServer, will provide solution providers the ability to transform traditional products and services into integral components of a comprehensive eBusiness solution, allowing them to provide new eBusiness services to their existing customers without requiring them to totally replace their existing business solutions.

SERVICES

Linux Education and Training Services

     Our educational programs and products are designed to help our customers learn to develop, deploy and administer Linux systems. Our courses provide preparation for Linux certification tests being provided

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

by the Linux Professional Institute, an independent organization. We provide a comprehensive training program for Linux.

     We provide Linux training through our training center in Orem, Utah and through 24 Caldera Open Learning Providers located in the United States and abroad. Caldera Open Learning Providers are independent centers that we have authorized to provide courses that we have developed. Currently, we offer eight separate courses relating to Linux training and network administration, which are categorized by their educational objective. The three categories of courses we provide allow multiple educational tracks, including:

     - Linux certification;

     - system administration; and

     - Linux developer training.

     The suggested retail price for our non-developer courses is $1,995. Developer courses have a suggested retail price of $2,250.

eBusiness Consulting, Custom Development and Optimization Services

     Our eBusiness consulting services stem from our experience testing and integrating software products to work in a Linux environment. We assist ISVs and solution providers by helping them in creating customized Internet solutions which they can then pass along as products and solutions for their customers. Examples of the eBusiness consulting services we provide include:

     - Customization and optimization of our products to support a client's proprietary system or configuration. Fees for this service start at $10,000.

     - Assessment services relating to the proposed migration of a client's software for use with Linux. Fees for this service start at $3,000.

     - Porting services for customers migrating their software to Linux. Fees are billed on a daily, weekly or monthly basis.

Technical Support

     Customers who purchase OpenLinux products through our distribution channels are entitled to 90 days or five incidents of e-mail or Internet technical support at no additional charge. We support solution providers with second-tier support.

     Customers seeking additional technical support directly from us may enter into service agreements that best suit their needs. Examples of our service plans include:

     - yearly unlimited telephone support agreements for $950 per system;

     - yearly unlimited e-mail support agreements for $495 per system;

     - pay-as-you-go support agreements starting at $150 per incident;

     - telephone support for up to 5, 10 or 20 calls ranging in price from $625 to $1,500 per call pack; and

     - 7 day, 24 hour telephone support available at a 50% premium to the base rates.

AWARDS AND RECOGNITIONS

     Caldera Systems and its products have received several recognitions and awards, including:

     - Internetweek's Best of the Best award for best software for 1999 (December 1999);

     - The Linux Show's Best Distribution of Millennium (December 1999);

     - Linux Journal's Product of the Year award at Comdex (November 1999);

     - a listing in PC Magazine's Top 100 Technology Companies That Are Changing the World (October 1999);

     - Linuxworld Editor's Choice Award: Best Client and Distribution (August
       1999);

     - Network Computing's Well-Connected Award for Best Networked Operating System (May 1999); and

     - MikroPC's Product of the Year Award (1999).

CUSTOMERS

     We sell our products primarily through indirect channels. Our customers include:

AST Computers                          Ingram Micro
Cendant                                MediaGold
First International Computers          MTI Technology Corporation
Frank Kasper & Associates              Navarre Corporation
Gates/Arrow                            Support Net
IBM                                    Tech Data

     Navarre Corporation and Frank Kasper & Associates each accounted for more than 10% of our revenue in fiscal 1999. Navarre Corporation and Ingram Micro each accounted for more than 10% of our revenue in the quarter ended January 31, 2000. Substantially all of the revenue we have received from these two parties reflects revenue from sales of our Linux products.

STRATEGIC TECHNOLOGY ALLIANCES

     We have business alliances with key global industry partners, including Citrix Systems, Corel, Evergreen Internet, Fujitsu, IBM, Intel, Novell, Oracle and Sun Microsystems. These relationships encompass product integration, two-way technology transfers, channel partnerships and revenue generating initiatives in areas of product bundles, training and education, consulting and third-level technical support for our partners. The objectives of these partnerships include:

     - providing complete hardware and software Linux solutions;

     - licensing our education materials to be used in our partners' training centers;

     - supporting our partners' Linux engineering efforts as well as their end-user customers; and

     - mutually developing our sales and distribution channel by coordinating marketing initiatives in creating demand for our products.

     These relationships are non-exclusive, leaving us opportunities to explore other strategic partnerships on a global level. In particular, in January 2000, we entered into license agreements with Sun Microsystems which allow us to create and commercially distribute applications developed utilizing Java2 Standard Edition for Linux, Java HotSpot Performance engine, EmbeddedJava and PersonalJava for use on the Itanium (Merced), PowerPC, Sun x86, and UltraSPARC processors. These licenses are non-exclusive. In connection with the licenses relating to the Java2 Standard Edition and the Java HotSpot Performance Engine, we agreed to pay Sun Microsystems $1.3 million in the first quarter of calendar year 2000 for a license term of 18 months. This term may be extended for up to an additional two years, either through a lump sum payment of an additional $2.3 million prior to March 24, 2000, or through yearly payments of $1.5 million by June 2001 and $1.8 million by June 2002. The licenses for EmbeddedJava and PersonalJava have initial terms of three years, which may be renewed yearly thereafter, and for which we have agreed to pay royalties for sales of products based on these technologies.

     Also, in January 2000, we entered into license agreements with Evergreen Internet, Inc., pursuant to which we licensed rights to bundle their ECential software products with components of OpenLinux to create eBuilder. These ECential products comprise significant components of eBuilder. Under the agreement, both we and Evergreen Internet may market and distribute eBuilder. This license is exclusive with respect to use on the Linux platform for a one-year period beginning on the date eBuilder is first distributed, and is terminable by either party after January 6, 2003. However, if eBuilder is not available for commercial distribution by June 30, 2000, either party may terminate the license agreement.

     Furthermore, in November 1999, we entered into a contributor agreement with Intel to port OpenLinux products, including OpenLinux eServer, to Intel's IA64 platform. In addition we will be porting the Java Development Toolkit and Java Runtime Environment to the IA64 platform.

INDUSTRY PARTICIPATION

     We participate as a key member of many industry standard, partner and open source initiatives, including the following:

     - Linux Professional Institute, an independent organization dedicated to the establishment of professional certification standards for Linux professionals;

     - Linux Standards Base, a Linux community initiative dedicated to addressing problems and defining standards associated with the many versions of Linux distributions currently in the marketplace;

     - Linux Internationalization Group, a voluntary Linux community working group, of which we are one of the founding members, dedicated to addressing interoperability, internationalization and localization of Linux applications in the international context;

     - The Trillian Project, an Intel-sponsored initiative to port the Linux kernel to the Intel Itanium processor;

     - Distributed Management Task Force, an independent organization including most of the largest software and systems vendors in the world, dedicated to creating new standards for computer systems management. We are working with this task force to incorporate into our OpenLinux products commonality standards already in place among enterprise-level businesses; and

     - Java, Sun Microsystem's proprietary software programming language. We plan to incorporate standards that will allow the majority of current Java applications to run on Linux and to provide for developers to create new applications in Java for use on Linux.

SALES, MARKETING AND DISTRIBUTION

     Our focus on Linux for eBusiness enables us to promote the development, deployment, and management of Linux appliances and devices that facilitate the eBusiness infrastructure. Our primary strategy is to distribute our products and services through our indirect distribution channel model.

     The majority of our revenue comes from distributors. As of November 1, 1999, we had approximately 35 distributors worldwide who purchase directly from us. These distributors in turn sell to approximately 4,000 retail outlets in the United States and approximately 900 equivalent sites internationally. On a worldwide level, we utilize over 700 VARs to promote technology and service integration of our products and solutions to their end-user business customers.

     For the fiscal year ended October 31, 1999, our distributor channel represented 74% of our total software and related products revenue and includes distributors such as Frank Kasper & Associates, Ingram Micro, Navarre Corporation and Tech Data, domestically, and MediaGold in Europe. Sales through this distributor channel represented 69% of our total software and related products revenue for the quarter ended January 31, 2000. We plan to continue to recruit new distributors to introduce OpenLinux technology into new markets, including into foreign countries with language specific products.

     We sell directly to OEM partners, including AST Computers in the United States and First International Computers in Taiwan. These arrangements are typically royalty-based and our revenues are determined by volume of OpenLinux products shipped on our partners' hardware or bundled together in distribution.

     Our marketing efforts support our sales and distribution efforts, promotions and product introductions and include marketing development funds to push OpenLinux products. Pull marketing, apart from delivering quality products and services needed in the marketplace, is focused on branding, solutions, advertising, tradeshows, press releases, white papers and marketing literature. We focus our marketing on public relations and press relations extensively to communicate the progress we are making in the business arena. In particular, our marketing strategy consists of:

     - branding "Linux for eBusiness" through public relations announcements and advertising;

     - announcing technology and solution awards;

     - creating an effective Partner program to generate brand awareness and promote our products; and

     - increasing public awareness through speaking engagements at strategic tradeshows and conferences worldwide and participating in technology forums.

     Our Web site, www.calderasystems.com, is focused on strengthening our Linux for eBusiness strategy. In addition to allowing visitors to download free software, our Web team is expanding our current Web strategy of branding, direct sales through our online store and linking customers to channel partners. Through our Web site, we plan to join together ISVs, hardware partners, customers, channel players, developers, ISPs and other Linux players who want to connect for business reasons and to generate royalties based on introductions, advertising and transactions.

COMPETITION

     The market for eBusiness solutions is emerging rapidly and is therefore intensely competitive, characterized by rapidly changing technology and evolving standards. We expect competition to increase both from existing competitors and new market entrants. We face direct competition in the area of specialized servers and Internet devices from other providers of solutions for specialized servers. We also face competition from traditional, non-Linux operating systems, other Linux operating systems, technical support providers and professional services organizations.

     Companies currently offering software solutions for specialized servers or Internet access devices include Berkeley Software Design, Microsoft and a joint venture involving The Santa Cruz Operation and Compaq. Cygnus Solutions, VA Linux and Wind River provide similar solutions embedded into their hardware offerings. In addition, Sun Microsystems has announced plans to open source its Solaris Unix operating system in an attempt to attract more developers to the platform. Many of these competitors are large, well-established companies with significantly greater financial resources, more extensive marketing and distribution capabilities, larger development staffs and more widely recognized brands and products.

     Companies currently offering competitive non-Linux operating systems include providers of hardware-independent multi-user operating systems for Intel platforms, such as Microsoft, IBM and Novell. They also include providers of proprietary versions of the UNIX operating system, such as AT&T, Compaq, Hewlett-Packard, IBM, Olivetti, Sun Microsystems and Unisys. These competitors often bundle their operating systems with their hardware products, creating an additional barrier for us to overcome in penetrating their customer bases. There are also significantly more user applications available for competing operating systems, such as Windows NT and UNIX, than there are for Linux operating systems.

     In the Linux operating system market, our competitors include Corel, MacMillan, Red Hat, SuSE and TurboLinux. Several of these competitors have established customer bases, strong brand names and continue to attract new customers. Red Hat, in particular, has had more visibility and a stronger brand. In addition, this market is not characterized by the traditional barriers to entry that are found in most other markets, due to the open source nature of our products. For example, anyone can readily download the Linux kernel and packages from the Internet, optimize and add value to it, and thereafter market their own version of the Linux operating system. Similarly, anyone can copy, modify and freely redistribute the open source components of OpenLinux. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Our product, however, is specifically suited for and targeted toward the requirements of business. In addition, our education and training program is more pervasive and our distribution channel is more developed and mature. We believe that these three key advantages give us a competitive advantage in the Linux operating system market.

     We also compete for service revenue with a number of companies that provide technical support and other professional services to users of Linux operating systems, including some original equipment manufacturers with which we have agreements. Many of these companies have larger and more experienced service organizations than we do. We also may face competition on this front from companies with larger customer bases and greater financial resources and name recognition, such as Corel, Cygnus Solutions and Sun Microsystems, which have indicated interest in the Linux operating systems market.

     Based upon these market factors, we believe that the most significant criteria affecting the competitive landscape for our products include:

     - networking capability;

     - distribution strength;

     - market perception of vendor;

     - education and training;

     - ease of customization;

     - commercial development process;

     - product performance, functionality and price;

     - education and training;

     - ease of use;

     - breadth of hardware compatibility;

     - quality of support and customer services;

     - strength of relationships in the open source community; and

     - availability of user applications.

     We believe that we compete favorably with many of our competitors in a number of respects, including product performance, functionality and price, networking capability and breadth of hardware compatibility. To solidify and improve our competitive ability, our near-term strategy is to strengthen our existing strategic relationships and enter into new ones in an effort to enhance our name recognition, expand our distribution capabilities and attract more attention to the open source movement, which in turn should create additional incentives for software developers to write more applications for OpenLinux.

SOFTWARE ENGINEERING AND DEVELOPMENT

     We have invested and will continue to invest in the development of innovative new product features and technologies in response to the evolving market for Linux solutions and input from key customers. We seek to deliver consistently strong Linux products targeted at specific usage as opposed to the more traditional one-size-fits-all Linux distribution in which the customer may be required to re-build the kernel to attain the proper configuration. This product segmentation of eServer and eDesktop allows us to tailor the delivery of the product to work optimally as installed off the CD, yet continue to provide customization, one of the essential values of Linux.

     One of our key strategies has been to focus on identifying and removing the traditional barriers for mass deployment of UNIX-style operating systems (e.g., installation, system configuration and management). The delivery of the award-winning LIZARD installation system, initially shipped in OpenLinux 2.2 in April 1999, successfully paved the way for a much broader base of users to experience Linux with a much lower learning curve. Going forward, we intend to continue to apply this philosophy as we work toward addressing the broader issues of system configuration management and administration, specifically as it pertains to the deployment of eServer-based information appliances and eDesktop platforms. Our latest component of this architecture, the LUI (Linux Unattended Install) was developed in cooperation with a large European University to allow many systems (eServer or eDesktop) to be installed and upgraded without requiring direct user interaction. We intend to introduce new components with each subsequent product.

     Our major commitment in the area of research is how to extract the management aspects of individual systems, new and legacy applications to enable the deployment, management and administration of platforms and applications to be handled from anywhere on the network. Leveraging Linux, open source and open standard technologies is a way of providing necessary infrastructure components. We believe that contributing back to Linux much of our research will facilitate more of an industry standard as well as industry cooperation.

     Our product development process is modeled to standard, commercial software engineering practices. We apply these practices to both documentation and procedures to ensure consistent product quality. As a result, we are able to offer our platform products to OEM customers in several configurations without significant effort. We are also able to move our platform products efficiently to new processor platforms as new business opportunities arise.

     As of January 31, 2000, we employed an in-house engineering staff of 36 in addition to maintaining a contract consulting arrangement with a Japanese firm for product development needs specific to the Japanese market. The engineering staff consists of two primary teams, the U.S. Engineering group located near corporate headquarters in Utah and the European group located in Erlangen, Germany. Our staff members possess a broad range of both Linux and other industry experience.

INTELLECTUAL PROPERTY

     Our success depends significantly on our ability to protect our trademarks, trade secrets, and certain proprietary technology. To accomplish this, we rely primarily on a combination of trademark and copyright laws and trade secrets. We also require that our employees and consultants sign confidentiality and nondisclosure agreements. We generally regulate access to and distribution of our documentation and other proprietary information.

     Certain components of OpenLinux have been developed and made available for licensing under the GNU General Public License and similar licenses, which generally allow any person or organization to copy, modify and distribute the software. The only restriction is that any resulting or derivative work must be made available to the public under the same terms. Therefore, although we retain the copyrights to the code that we develop ourselves, due to the open source nature of our software products and the licenses under which we develop and distribute them, our collection of trademarks constitutes our most important intellectual property.

     We have licensed the registered trademark "CALDERA(R)" and also have license rights relating to "CALDERA SYSTEMS(TM)", a pending trademark application. We plan to respond to the rejection in September 1999 of our trademark applications in the United States for "OpenLinux(TM)" and "Linux for Business(TM)".

     Despite our efforts to protect our trademark rights, unauthorized third parties have in the past attempted and in the future may attempt to misappropriate our trademark rights. We cannot be certain that we will succeed in preventing the continued misappropriation of our tradename and trademarks in these circumstances or that we will be able to prevent this type of unauthorized use in the future. The laws of some foreign countries do not protect our trademark rights to the same extent as do the laws of the United States. In addition, policing unauthorized use of our trademark rights is difficult, expensive and time consuming. The loss of any material trademark or trade name could have a significant negative effect on our business, operating results and financial condition.

     We do not believe that our products infringe the rights of third parties. However, our products are comprised of many distinct software components, developed by many independent parties, and therefore third parties have in the past asserted, and may in the future assert infringement claims against us which may result in costly litigation or require us to obtain a license to third-party intellectual rights. There can be no assurance that such licenses will be available on reasonable terms or at all, which could have a negative effect on our business, operating results and financial condition.

EMPLOYEES

     As of January 31, 2000, we had a total of 122 employees. Of the total employees, 36 were in software engineering, 35 in sales and marketing, 19 in customer service and technical support, 9 in operations, 12 in finance and administration and 11 assigned to development of our integrated electronic marketplace for Linux. From time to time we also employ independent contractors to support our professional services, product development, sales, marketing and business development organizations. Our employees are not represented by any labor union and are not subject to a collective bargaining agreement, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES

     Our principal executive office is currently located in Orem, Utah where we sublease approximately 10,600 square feet under a lease that will expire in August 2000. Our annual rental expense under the lease is approximately $145,000. We also occupy 8,300 square feet of additional office space in Orem, Utah, under a lease that costs $10,000 per month. By the end of May 2000, we plan to consolidate these two office facilities into one facility. We also occupy an additional office facility in Orem, Utah, under a lease that costs $8,990 per month and 5,544 square feet of warehouse space in Orem, Utah, under an 18 month lease that costs approximately $32,000 per year. We expect that our lease terms in that facility will be comparable to those which we have currently. Our German subsidiary occupies 3,375 square feet in Erlangen, Germany under a five-year renewable lease for approximately $4,880 per month. This lease expires September 1, 2004, and additional space is available under similar terms. We believe that our existing facilities are adequate for our current requirements and that additional space can be obtained on commercially reasonable terms to meet our future requirements.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table presents information regarding our executive officers, directors and key employees as of February 15, 2000:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Ransom H. Love.............................  40    Chief Executive Officer, President and
                                                   Director
Alan J. Hansen.............................  36    Chief Financial Officer and Secretary
Drew A. Spencer............................  38    Vice President, Development
Royce D. Bybee.............................  43    Vice President, Sales
Benoy Tamang...............................  35    Vice President, Marketing
R. Dean Taylor.............................  37    Vice President, Electronics Channel
John Thomas................................  38    Vice President, Support Services
Walter D. Hammond..........................  37    Vice President, Operations and Information
                                                   Systems
Ralph J. Yarro III(2)......................  35    Chairman of the Board of Directors
Dale R. Boyd(1)............................  41    Director
John R. Egan(1)(2).........................  42    Director
Edward E. Iacobucci(1).....................  46    Director
Raymond J. Noorda..........................  75    Director
Thomas P. Raimondi, Jr.(2).................  42    Director

-------------------------

(1) member of the Audit Committee

(2) member of the Compensation Committee

     Ransom H. Love has served as our President, Chief Executive Officer, and member of our board of directors since August 1998. Prior to that date, Mr. Love was a founder and served as Vice President of Marketing and Sales, Vice President of Business Development and General Manager of the OpenLinux division for Caldera, Inc., from January 1995 to September 1998. Prior to Caldera, Inc., Mr. Love held senior marketing positions at Novell and Sanyo Icon. Mr. Love has been in various management positions in sales, marketing, support, testing and education in the computer industry since 1982. He holds a BA in international relations and an MBA from Brigham Young University.

     Alan J. Hansen has served as our Chief Financial Officer and Secretary since November 1999. From March 1996 through September 1997, he was Controller for PowerQuest Corporation, a provider of storage device management software solutions, and from September 1997 through November 1999, he was Vice President of Finance for PowerQuest. From December 1994 through March 1996, Mr. Hansen was self-employed as a public accountant. Mr. Hansen also spent more than eight years working in the finance and securities industries, including more than four years as controller with an investment management firm in the San Francisco Bay area. Mr. Hansen holds a BS in accounting and an MBA from California State University at Hayward.

     Drew A. Spencer has served as our Vice President of Development since December 1998. Prior to joining Caldera, Mr. Spencer spent ten years with Novell, Inc. in a variety of senior technical and management positions, including engineering consultant and was a member of the Corporate Architecture Team. He has a BS degree in computer science from Westminster College.

     Royce D. Bybee has served as our Vice President of Sales since August 1999. From November 1998 to August 1999 he served as Vice President of Sales and Marketing at Word Place, Inc., a provider of Internet email broadcast software. From December 1995 to June 1998, he was Senior Vice President of Sales and Marketing, Vice President of Marketing and Director of Channel Retail Sales for PowerQuest Corporation. From December 1994 to December 1995 he was a sales agent for Osmond Real Estate. From

February 1989 to March 1994 he served as Regional Manager and Product Marketing Director at WordPerfect Corporation. Mr. Bybee holds a BS in finance from Brigham Young University.

     Benoy Tamang has served as our Vice President of Marketing since December 1998. From January 1996 through August 1998, Mr. Tamang was General Manager of Viewpoint Datalabs, a three dimensional software imaging company, where he coordinated domestic and international sales. Previously, he served as Sales Director and Program Manager at Novell, Inc. from March 1993 through August 1996. Mr. Tamang holds a BS in computer information systems from Brigham Young University -- Hawaii and an MBA from the Marriott School of Management at Brigham Young University.

     R. Dean Taylor has served as our Vice President, Electronic Channel since November 1999. He was employed in the channel sales department of Caldera, Inc. from June 1995 through November 1999. From May 1995 through November 1995, he also worked in channel marketing for The Canopy Group, Inc., and from November 1994 through May 1995, he worked in channel marketing for Novell, Inc. Mr. Taylor is the co-author of the book Teach Yourself StarOffice for Linux in 24 Hours. He holds a BS degree from Brigham Young University.

     John Thomas has served as our Vice President of Support Services since November 1999. From April 1999 to November 1999, he was our Director of Customer Support. From July 1994 until April 1999, Mr. Thomas served as Vice President of Operations for Viewpoint DataLabs.

     Walter D. Hammond has served as our Vice President of Operations and Information Systems since May 1999. From December 1996 to April 1999, Mr. Hammond was Director of Operations at Caldera, Inc. and then Caldera Systems, Inc. Prior to joining Caldera, Inc. Mr. Hammond served as Senior Account Manager of Banta Global Services, a manufacturing fulfillment services company, from February 1994 to December 1996. Mr. Hammond holds a BA in communications from Brigham Young University and an MBA from Utah State University.

     Ralph J. Yarro III has served as a member of our board of directors since August 1998. Mr. Yarro has served as the President and Chief Executive Officer of The Canopy Group, Inc. since April 1995. Prior to joining The Canopy Group, Inc., he served as a graphic artist for the Noorda Family Trust. Mr. Yarro holds a BA from Brigham Young University.

     Dale R. Boyd has served as a member of our board of directors since January 2000. He is currently Chief Financial Officer of MTI Technology Corporation, a provider of data storage management products and services that provides continuous access to online information, a position he has held since March 1996. From February 1995 through February 1996, Mr. Boyd was Corporate Controller and Chief Accounting Officer of MTI Technology Corporation. Mr. Boyd holds an MBA from California State University, Fullerton and a BS in finance from California State Polytechnic University, Pomona.

     John R. Egan has served as a member of our board of directors since January 2000. He currently serves as a Managing Partner of Egan-Managed Capital, Venture Capital, a position he has held since September 1998. Mr. Egan has been with EMC Corporation, a provider of storage-related hardware, software and service products, serving in various positions, since April 1983. He is a director of EMC Corporation and holds a BS from Boston College.

     Edward E. Iacobucci has served as a member of our board of directors since January 2000. In 1989, Mr. Iacobucci co-founded Citrix Systems, Inc., a supplier of products and technologies that enable enterprise-wide deployment of software applications, and held the positions of Chief Technical Officer and Vice President of Strategy and Technology. In September 1991, he also became Chairman of the Board of Citrix. Mr. Iacobucci holds a BS from the Georgia Institute of Technology.

     Raymond J. Noorda has served as a member of our board of directors since August 1998. Mr. Noorda currently serves as chairman of the board of directors of MTI Technology Corporation and The Canopy Group, Inc. Mr. Noorda previously served as President, Chief Executive Officer and Chairman of Novell, Inc. from 1983 to 1994 and has served as a trustee of the Noorda Family Trust since

1994. Prior to joining Novell, Inc. Mr. Noorda served as Chief Executive Officer of Boschert, Inc. and System Industries, Inc. He holds a BS in electrical engineering from the University of Utah.

     Thomas P. Raimondi, Jr. has served as a member of our board of directors since September 1999. He has been with MTI Technology Corporation since 1987, serving as President and Chief Executive Officer since December 1999, as Chief Operating Officer from July 1998 to December 1999, as Senior Vice President and General Manager from January 1996 to July 1998 and as Vice President of Marketing from 1987 to December 1995. Mr. Raimondi holds a BS in communications from the University of Maryland.

COMPOSITION OF THE BOARD

     We currently have seven directors. We have one vacancy on our board of directors which we intend to fill within 90 days of the closing of this offering. Directors are elected by stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

     Under a voting agreement, entered into in December 1999, certain of our stockholders agreed to increase the board to nine directors, and for the board members to be designated pursuant to the terms of that agreement. Under that agreement, Sun Microsystems, Inc. has the right to designate one director, but it has not yet exercised this right. These rights to designate members under the voting agreement terminate upon the closing of this offering. See "Certain Transactions -- Preferred Stock Transactions."

BOARD COMMITTEES

     The compensation committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. The members of the compensation committee are Messrs. Egan, Raimondi and Yarro, none of whom are our employees.

     The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. Currently, the members of the audit committee are Messrs. Boyd, Iacobucci and Egan, none of whom are our employees. Within 90 days of the closing of this offering, Mr. Boyd, who is Chief Financial Officer of MTI Corporation, one of our principal stockholders, will be replaced by an independent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to the creation of our compensation committee, all compensation decisions were made by our full board. Mr. Love did not participate in discussions by our board with respect to his compensation.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors, although members are reimbursed for expenses in connection with attendance at board and committee meetings.

     In December 1999, the board granted an option to Thomas P. Raimondi, Jr., to purchase 100,000 shares of our common stock at an exercise price $6.00 per share, which vest over a two-year period. In August 1999, the board granted options to Ralph J. Yarro III to purchase 100,000 shares of our common stock, which vest over a four-year period, and in December 1999, the board granted Mr. Yarro options to purchase 50,000 shares of our common stock, which vest over a two-year period, at a combined average exercise price of $2.67 per share. In March 2000, the board granted options to purchase 100,000 shares of our common stock to each of Dale R. Boyd, John R. Egan, and Edward Iacobucci at an exercise price of $7.00 per share. In each case, these options vest over a two year period. We may grant our non-employee directors additional options in the future.

EMPLOYMENT AGREEMENTS

     We have not entered into employment agreements with any of our executive officers.

EXECUTIVE COMPENSATION

     The following table presents compensation information for our most recent fiscal year, ended October 31, 1999, paid or accrued by our Chief Executive Officer and each of our other executive officers whose salary and bonus for fiscal 1999 was more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                              ANNUAL           COMPENSATION AWARDS
                                                          COMPENSATION(1)     ---------------------
                                                         -----------------    SECURITIES UNDERLYING
                         NAME                             SALARY     BONUS           OPTIONS
                         ----                            --------    -----    ---------------------
Ransom H. Love.........................................  $106,077     --             560,000
Drew A. Spencer........................................  $105,333     --             100,000

-------------------------
(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and 10% of his total annual salary and bonus.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents the grants of stock options under our 1998 Stock Option Plan during fiscal 1999, ended October 31, 1999, to each of our executive officers named in the Summary Compensation Table.

     All option grants under the 1998 Stock Option Plan are nonqualified stock options. Options expire ten years from the date of grant.

     The exercise price of each option granted is equal to the fair market value of our common stock, as determined by our board on the date of grant. In fiscal 1999, we granted to our employees options to purchase a total of 3,106,566 shares of our common stock.

     Potential realizable values are computed by

     - Multiplying the number of shares of common stock subject to a given option by the exercise price per share,

     - Assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10 year term of the option, and

     - Subtracting from that result the aggregate option exercise price.

     The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                             INDIVIDUAL GRANTS
                             --------------------------------------------------
                                           PERCENT OF                             POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF       TOTAL                                ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES     OPTIONS      EXERCISE                 PRICE APPRECIATION FOR OPTION
                             UNDERLYING    GRANTED TO    PRICE PER                            TERM
                              OPTIONS     EMPLOYEES IN     SHARE     EXPIRATION   -----------------------------
           NAME               GRANTED     FISCAL YEAR    ($/SHARE)      DATE        0%         5%        10%
           ----              ----------   ------------   ---------   ----------   -------   --------   --------
Ransom H. Love.............    68,000        18.03%        $1.00     12/28/2008        --   $ 42,765   $108,374
                              492,000                      $1.00       6/3/2009   $61,500   $409,593   $943,636
Drew A. Spencer............    45,000         3.22%        $1.00     12/28/2008        --   $ 28,300   $ 71,718
                               55,000                      $1.00       6/3/2009   $ 6,875   $ 45,788   $105,488

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED OCTOBER 31, 1999 AND YEAR-END OPTION VALUES

     None of our executive officers exercised options during the year ended October 31, 1999. The following table presents the number of shares of common stock subject to vested and unvested stock options held as of October 31, 1999 by each of our executive officers named in the Summary Compensation Table. Also presented are values of "in-the-money" options, which represent the positive difference between the exercise price of each outstanding stock option and the assumed initial public offering price of $9.00 per share.

                                                   NUMBER OF SHARES
                                                UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                      OPTIONS AT             IN-THE-MONEY OPTIONS
                                                   OCTOBER 31, 1999           AT OCTOBER 31, 1999
                                                -----------------------    -------------------------
                     NAME                        VESTED       UNVESTED       VESTED        UNVESTED
                     ----                       ---------    ----------    -----------    ----------
Ransom H. Love................................   377,233       182,767     $ 3,017,863    $1,462,137
Drew A. Spencer...............................    27,083        72,917         216,667       583,333

1998 STOCK OPTION PLAN

     The 1998 Stock Option Plan was adopted by the board of directors on December 29, 1998 and subsequently approved by the stockholders. The plan became effective upon its adoption by the board.

     5,000,000 shares of common stock were authorized for issuance under the 1998 Stock Option Plan.

     Under the 1998 Stock Option Plan eligible individuals in our employ or service (including officers, non-employee board members and consultants) could be granted options to purchase shares of our common stock. The 1998 Stock Option Plan is administered by our compensation committee.

     The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     In the event that we are acquired, whether by merger or asset sale, each outstanding option not assumed by the successor corporation, and all outstanding repurchase rights not assigned to the successor corporation, will automatically terminate. Each option assumed by the successor corporation will be adjusted to apply to the number and class of securities which would have been issuable to the option holder had the option been exercised immediately prior to the merger or asset sale. Following such merger or asset sale, appropriate adjustments will also be made to the number and class of securities available for issuance under the 1998 Stock Option Plan and the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

     The compensation committee has the authority, with the consent of the affected option holders, to cancel outstanding options in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

     The board may amend or modify the 1998 Stock Option Plan at any time, subject to any required stockholder approval. The 1998 Stock Option Plan will terminate no later than December 29, 2008.

1999 OMNIBUS STOCK INCENTIVE PLAN

     The 1999 Omnibus Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1998 Stock Option Plan. The 1999 plan became effective upon its adoption by the board of directors on December 1, 1999; it was approved by the stockholders by unanimous written consent on December 1, 1999. It was subsequently amended by the board on March 10, 2000 to increase by 500,000 the number of shares authorized for issuance under the 1999 plan; this amendment remains subject to stockholder approval.

     4,105,238 shares of common stock have been authorized for issuance under the 1999 plan. This share reserve includes 1,905,238 shares available for issuance under the 1998 Stock Option Plan on the effective date of approval of the 1999 plan by the stockholders. No one participant in the 1999 plan may receive option grants or any other awards for more than 200,000 shares in the aggregate in any tax year of Caldera Systems except for grants of options for a total of 379,752 shares to Mr. Love authorized by our board of directors in December 1999 and January 2000. The 1999 plan allows for the grant of awards in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares, phantom stock and stock bonuses. Awards may be granted to individuals in Caldera System's employ or service.

     The 1999 plan will be administered by our compensation committee. This committee will determine which eligible individuals are to receive awards under the 1999 plan, the type of award to be made, the time or times when such awards are to be made, the number of shares subject to each such award, and the vesting schedule and the other terms to be in effect for the award.

     The exercise price for the options may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or by having us retain sufficient shares of our common stock from shares which would be issuable upon the exercise of the option. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     Tandem stock appreciation rights may be issued under the 1999 plan which will provide the holders with the election to surrender their outstanding options for a cash appreciation distribution from Caldera Systems equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. In addition, we may issue stand-alone stock appreciation rights which will entitle the holder to receive a cash payment from Caldera Systems equal to the fair market value of the vested shares subject to the right less the base price for such right.

     Phantom stock awards will entitle the holder to receive in cash the fair market value of our common stock on the vesting date.

     In the event that we are acquired (whether by merger or asset sale) or there is a change in who controls us (effected through an acquisition of 50% or more of our voting stock or by proxy contest for the election of board members), options and stand-alone stock appreciation rights exercisable at that time will remain exercisable until their expiration, and options and stand-alone stock appreciation rights not exercisable at that time will expire. Also, if we are acquired or experience a change in control, all restrictions on outstanding vested shares of restricted stock granted under Section 10 of our 1999 Omnibus Stock Incentive Plan will lapse, and all outstanding, unvested shares of such restricted stock will expire and be cancelled. Similarly, all outstanding, unvested shares of phantom stock will expire and be cancelled if we are acquired or experience a change in control.

     The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than December 1, 2009.

2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan was adopted by the board of directors on February 15, 2000 and was approved by our stockholders on March 1, 2000. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow eligible employees of Caldera Systems, Inc. and its participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 500,000 shares of our common stock will initially be reserved for issuance under the plan. The share reserve will increase on the first trading day of each calendar year beginning with the 2001 calendar year by 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding year but no such annual increase will exceed 750,000 shares. In no event, however, may a participant purchase more than 750 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date.

     The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 1, 2002, and subsequent offering periods will be set by our compensation committee. Shares will be purchased on semi-annual purchase dates (the last business day of April and October each year) during the offering period. The first purchase date will be October 31, 2000. Should the fair market value of our common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

     Individuals who are eligible employees on the start date of any offering period may enter the Plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

     The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

                              CERTAIN TRANSACTIONS

     Other than the transactions described below, since October 31, 1997 there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

     - in which the amount exceeds $60,000; and

     - in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

RELATIONSHIP WITH CALDERA, INC.

     We began operations in 1994 as a business unit comprising substantially all of the operations of Caldera, Inc. In July 1996, through an asset purchase, Caldera, Inc. acquired an additional business unit which was not engaged in developing and marketing Linux software. Caldera, Inc. subsequently made the strategic determination to separate its two business lines into separate entities. Therefore, pursuant to an Asset Purchase and Sale Agreement dated as of September 1, 1998, as amended, by and between Caldera, Inc. and Caldera Systems, Inc., Caldera, Inc. sold to Caldera Systems certain assets of its Linux software business unit for $19.9 million, $15.0 million of which was paid in the form of a cash payment in fiscal year 1999, $36,174 of which was in the form of assumption of liabilities and $4.9 million of which was in the form of forgiveness of a note receivable from Caldera, Inc.

     On September 1, 1998, we entered into a sublease with Caldera, Inc. for office space in Orem, Utah. The sublease provides for annual rent of approximately $150,000 and terminates August 31, 2000.

     Ralph J. Yarro III, chairman of our board of directors, and Raymond J. Noorda, one of our directors, are directors of Caldera, Inc. Caldera, Inc. is majority-owned by The Canopy Group, Inc. which holds more than 5% of our common stock. The Noorda Family Trust, of which Mr. Noorda and his spouse are co-trustees, is the controlling stockholder of The Canopy Group, Inc.

RELATIONSHIP WITH THE CANOPY GROUP, INC.

     Effective August 31, 1998, we sold 16,000,000 shares of our common stock to The Canopy Group, Inc. for an aggregate purchase price of $21.0 million. Of this amount, $16.0 million was paid in cash ($519,000 in fiscal year 1998 and $15.5 million -- non-interest bearing -- in fiscal year 1999), and $4.9 million was in the form of a note receivable from Caldera, Inc., which The Canopy Group transferred to us.

     Effective September 1, 1998, we entered into a convertible promissory note with The Canopy Group. The note, which was secured by all of our assets, was due on December 31, 1999. The note bore interest at the prime rate, less 1/2%, and was convertible into our common stock at $1.00 per share. A total of $4.8 million was advanced under the note. The principal balance, along with $455,000 of accrued interest was converted into 5,273,974 shares of our common stock on August 19, 1999.

     Under a secured promissory note dated as of December 29, 1999, we borrowed $300,000 from The Canopy Group. The note bears interest of 9.5% per annum and was payable upon demand or on January 14, 2000. We paid the note in full on January 5, 2000.

     The Canopy Group holds more than 5% of our common stock. Mr. Noorda, one of our directors, and his spouse are co-trustees of the Noorda Family Trust, which is the controlling stockholder of The Canopy Group.

     We have adopted a 401(k) plan sponsored by The Canopy Group for our employees, under which we began making matching contributions on January 1, 2000.

     The Canopy Group, formerly NFT Ventures, is a venture capital company that invests primarily in start-up high technology companies that encourage the adoption, deployment and promotion of Linux. The

Canopy Group currently holds equity interests in companies in the fields of data storage and protection, Linux operating systems, data satellites, clustering, universal voice messaging, Java and eCommerce.


     As a result of an option agreement between The Canopy Group and Ralph J. Yarro III, which was subsequently rescinded, we will expense a one-time compensation charge of approximately $372,000 during the quarter ending April 30, 2000. The option agreement allowed Mr. Yarro to purchase shares of our common stock directly from The Canopy Group. No shares were purchased under the agreement. Mr. Yarro is the president and chief executive officer of The Canopy Group and the Chairman of our board of directors.


RELATIONSHIP WITH MTI TECHNOLOGY CORPORATION

     Effective July 27, 1999, we sold 5,333,333 shares of our common stock to MTI Technology Corporation for an aggregate purchase price of $6.0 million. Of this amount, $3.0 million was paid at closing, $1.5 million was to be due at January 1, 2000, and $1.5 million is due at July 1, 2000. The first $1.5 million was paid early on November 15, 1999 in return for a waiver by us of accrued and future interest on the unpaid portions of the purchase price. We believe that the waiver of interest in consideration for the acceleration of payment was not more favorable to MTI than the terms we would have been able to negotiate with an unrelated party.

     On August 12, 1999, we entered into a Distribution and License Agreement with MTI Technology Corporation. Under this agreement, MTI Technology Corporation includes as available for sale in its price book all of our products, technology or services that are commercially available for sale, and we sell or license, as applicable, to MTI Technology Corporation, and allow MTI Technology Corporation to sell, re-sell, license, reproduce, use, distribute, sublicense, have made and prepare derivative works of all of our products, technology, or services that are commercially available. This agreement is terminable by either party on 90 days prior written notice.

     We use a computer system provided by MTI Technology Corporation without charge. The computer system is valued at $105,000.

     MTI Technology Corporation owns more than 5% of our common stock. The Canopy Group, Inc. holds more than 45% of the outstanding common stock of MTI Technology Corporation. The Noorda Family Trust, of which Mr. Noorda and his spouse are co-trustees, is the controlling stockholder of The Canopy Group. Mr. Noorda is one of our directors and is chairman of the board of directors of MTI Technology Corporation. Thomas P. Raimondi, Jr., one of our directors, is president and chief executive officer of MTI Technology Corporation.

RELATIONSHIP WITH LINEO, INC.

     We have begun to provide OpenLinux to Lineo, Inc. for inclusion in their embedded Linux products, although we have not reached an agreement with respect to the economics of this arrangement. We expect to enter into an agreement with Lineo on market terms. In January 2000 we exchanged 1,250,000 shares of our common stock with Lineo in return for 3,238,437 shares of common stock of Lineo.

     Lineo is majority-owned by Caldera, Inc., which is majority owned by The Canopy Group, Inc. The Noorda Family Trust, of which Mr. Noorda and his spouse are co-trustees, is the controlling stockholder of The Canopy Group, Inc. Mr. Noorda, John R. Egan and Ralph T. Yarro III, each of whom is one of our directors, are directors of Lineo, Inc.

PREFERRED STOCK TRANSACTIONS

     Effective December 30, 1999, we entered into a conversion agreement with The Canopy Group and MTI Technology Corporation. Under the conversion agreement, we issued and exchanged 5,273,974 shares of our Series A convertible preferred stock for 5,273,974 shares of our common stock held by The Canopy

Group. We also issued and exchanged 1,322,172 shares of our Series A convertible preferred stock for 1,322,172 shares of our common stock held by MTI Technology Corporation.

     From December 31, 1999 through January 10, 2000, we issued an aggregate of 5,000,000 shares of our Series B convertible preferred stock at a purchase price of $6.00 per share to various investors including Chicago Venture Partners, Citrix Systems, Inc., Egan Managed-Capital, Novell, Inc., Sun Microsystems and The Santa Cruz Operation, Inc. All aspects of the Series B private placement were completed as of January 10, 2000. Under a voting agreement entered into in connection with the Series B financing, the holders of the Series A convertible preferred stock and the holders of the Series B convertible preferred stock agreed to a board of nine directors, of which two would be designated by the holders of a majority of the outstanding shares of Series A convertible preferred stock, one would be designated by Citrix Systems Inc., one would be designated by Egan Managed-Capital, one would be designated by Novell Inc., one would be designated by Sun Microsystems, one would be designated by MTI Technology Corporation, one would be our chief executive officer and one would be designated by the holders of a majority of the capital stock subject to the voting agreement. The parties also agreed that if this offering does not close by June 30, 2000, the board will be increased to eleven directors, with the two additional directors to be designated by a majority of the outstanding shares of Series A convertible preferred stock. The rights to designate members of the board under the voting agreement terminate upon the closing of this offering. We have increased our board size pursuant to the voting agreement and all of the parties except Sun Microsystems have designated directors. The Series A convertible preferred stock and the Series B convertible preferred stock will convert automatically into our common stock upon the closing of this offering at a price of $8.00 per share or higher or upon the approval of the holders of at least 75% of the outstanding shares of our preferred stock.

     In connection with the Series B financing, the holders of the Series A convertible preferred stock and the holders of the Series B convertible preferred stock also entered into a second amended and restated investors rights agreement with us, under which:

     - We are obligated to provide certain registration rights with respect to shares of our capital stock held by the other parties to this agreement. See, "Description of Capital Stock -- Registration Rights."

     - We granted the other parties a right of first offer with respect to any future issuance and sale of shares of our capital stock other than shares of our common stock to be issued publicly. This right will terminate upon the closing of this offering.

RELATIONSHIP WITH SUN MICROSYSTEMS, INC.

     On January 7, 2000, we entered into a Sun Community Source License version
2.3 and a Sun Community Source License version 2.7 with Sun Microsystems, Inc. See "Business -- Strategic Technology Alliances."

     Under the voting agreement described under "-- Preferred Stock Transactions" above, Sun Microsystems has the right to designate one member of our board of directors. Sun Microsystems has not exercised this right.

INDEMNIFICATION AGREEMENTS

     Prior to the close of this offering, we will enter into indemnification agreements with our non-employee directors.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information as to the beneficial ownership of our common stock as of January 31, 2000 by:

     - Each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

     - Each of our directors;

     - Each executive officer listed in our summary compensation table; and

     - All directors and executive officers as a group.

     Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of January 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                                                    PERCENT OF SHARES
                                                                                   BENEFICIALLY OWNED
                                                                                 -----------------------
                                                            NUMBER OF SHARES     BEFORE THE    AFTER THE
                    NAME AND ADDRESS                       BENEFICIALLY OWNED     OFFERING     OFFERING
                    ----------------                       ------------------    ----------    ---------
The Canopy Group, Inc....................................      21,273,974(1)        64.0%        55.7%
MTI Technology Corporation...............................       5,333,333(2)        16.1         14.0
Ransom H. Love...........................................         545,750(3)         1.6          1.4
Drew A. Spencer..........................................          62,930(4)           *            *
Ralph J. Yarro, III......................................          62,500(5)           *            *
Dale R. Boyd.............................................              --(6)           *            *
John R. Egan.............................................         833,333(7)         2.5          2.2
Edward E. Iacobucci......................................              --(8)           *            *
Raymond J. Noorda........................................      27,857,307(9)        83.9         72.9
Thomas P. Raimondi, Jr...................................              --(10)          *            *
All 11 directors and executive officers as a group.......      29,582,021(11)       89.1         77.4

-------------------------
  *  Less than 1%

 (1) The address for The Canopy Group, Inc. is 240 West Center Street, Orem, Utah 84057.

 (2) The address for MTI Technology Corp. is 4905 East La Palma Avenue, Anaheim, California 92807.

 (3) Consists of options to purchase 545,750 shares of common stock.

 (4) Consists of options to purchase 62,930 shares of common stock.


 (5) Consists of options to purchase 62,500 shares of common stock. Mr. Yarro is President and Chief Executive Officer of The Canopy Group, Inc.


 (6) Does not include options to purchase 100,000 shares of common stock granted to Mr. Boyd in March 2000. Mr. Boyd is Chief Financial Officer of MTI Technology Corporation. Mr. Boyd disclaims beneficial ownership of the shares held by MTI Technology Corporation.

 (7) Consists of 833,333 shares of common stock held by Egan-Managed Capital, L.P. Does not include options to purchase 100,000 shares of common stock granted to Mr. Egan in March 2000. Mr. Egan is a managing partner of Egan-Managed Capital, L.P. Mr. Egan disclaims beneficial ownership of the shares held by Egan-Managed Capital, L.P., except to the extent of his pecuniary interest therein.

 (8) Does not include options to purchase 100,000 shares of common stock granted to Mr. Iacobucci in March 2000. Mr. Iacobucci is Chairman of the Board, Chief Technology Officer and Vice President of Strategy and Technology of Citrix Systems, Inc. Citrix Systems, Inc. holds 833,333 shares of common stock. Mr. Iacobucci disclaims beneficial ownership of the shares held by Citrix Systems, Inc.

 (9) Includes 21,273,974 shares of common stock held by The Canopy Group, Inc., 5,333,333 shares of common stock held by MTI Technology Corporation and 1,250,000 shares held by Lineo, Inc. Mr. Noorda is chairman of the boards of directors of The Canopy Group, Inc. and MTI Technology Corporation, and is a director of Lineo, Inc. Additionally, the Noorda Family Trust, of which Mr. Noorda and his spouse serve as co-trustees is the controlling stockholder of The Canopy Group, Inc. The Canopy Group, Inc. holds more than 45% of the outstanding common stock of MTI Technology Corporation. Lineo, Inc. is majority-owned by The Canopy Group. By virtue of his holding corporate offices, his stock ownership and his service as co-trustee, all as described above, Mr. Noorda may be deemed to control The Canopy Group, Inc., MTI Technology Corporation and Lineo, Inc., and Mr. Noorda may be deemed to possess indirect beneficial ownership of the common stock held by The Canopy Group, Inc., MTI Technology Corporation and Lineo, Inc. Mr. Noorda disclaims beneficial ownership of such shares. The address for Mr. Noorda is c/o MTI Technology Corporation, 4905 East La Palma Avenue, Anaheim, California 92807.

(10) Mr. Raimondi is President and Chief Executive Officer of MTI Technology Corporation. Mr. Raimondi disclaims beneficial ownership of the shares held by MTI Technology Corporation.

(11) See notes 3 through 11, as applicable. Includes an additional 220,201 shares issuable upon the exercise of options.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares, of which 75,000,000 will be common stock, par value $0.001 per share, and 25,000,000 will be preferred stock, par value $0.001 per share. As of January 31, 2000, assuming conversion of our Series A and Series B convertible preferred stock into common stock, there were outstanding 33,217,344 shares of common stock held of record by approximately twenty stockholders and options to purchase 5,472,649 shares of common stock. Subsequent to January 31, 2000, options to purchase an additional 1,240,500 shares of common stock have been granted.

     Prior to the closing of this offering, we will amend and restate our certificate of incorporation. The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the forms of amended and restated certificate of incorporation and amended and restated bylaws to be effective upon the closing of this offering.

COMMON STOCK

     Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board may from time to time determine.

     Voting Rights. Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

     Right to Receive Liquidation Distributions. Upon our liquidation, dissolution, or winding up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

     Upon the closing of this offering, there will be no shares of preferred stock outstanding. Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 25,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. We have no present plans to issue any shares of preferred stock. See "-- Anti-Takeover Effects of Various Provisions of Delaware Law and Caldera Systems's Certificate of Incorporation and Bylaws."

REGISTRATION RIGHTS

     Pursuant to a second amended and restated investors rights agreement, dated January 7, 2000, which we entered into with holders of 11,596,146 shares of our common stock (assuming conversion of all outstanding shares of preferred stock), the holders of these shares are entitled to certain registration rights regarding these shares. The registration rights provide that if we propose to register any securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, they are entitled to notice of the registration and are entitled to include shares of their common stock in the registration. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. Beginning six months after our initial public offering, the holders of at least 22 percent of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their shares of common stock. We are required to use our best efforts to effect these registrations, subject to conditions and limitations. Furthermore, the holders of these shares may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of three years after the effective date of this offering, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     The provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring, or discouraging another person from acquiring control of us.

     We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging, under limited circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, which is a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an interested stockholder unless:

     - the transaction is approved by the board of directors before the date the interested stockholder attained that status;

     - upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change-in-control attempts and may discourage attempts to acquire us.

CHARTER AND BYLAWS

Charter

     Upon the closing of this offering, our certificate of incorporation will provide that all stockholder actions must be effected at a duly-called annual or special meeting and not by a consent in writing. Our certificate of incorporation will also require the approval of our board of directors to adopt, amend or repeal our bylaws. In addition, our certificate of incorporation will permit the stockholders to adopt, amend or repeal our bylaws only upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

     Directors will be removable for cause only by stockholders holding a majority of the then-outstanding shares of stock entitled to vote. Vacancies on the board of directors resulting from death, resignation, removal or other reason may be filled by a majority of the directors then in office, even if less than a quorum. Vacancies from newly created directorships must be filled by a majority of the directors then in office. Lastly, the provisions in the certificate of incorporation described above and other provisions pertaining to the limitation of liability and indemnification of directors will be able to be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

     These provisions may have the effect of deterring hostile takeovers or delaying changes in the control or management of Caldera Systems, which could have an adverse effect on the market price of our common stock.

Bylaws

     Upon the closing of this offering, our bylaws will also contain many of the provisions in our certificate of incorporation described above. Our bylaws will not permit stockholders to call a special meeting. In addition, our bylaws will establish an advance notice procedure for matters to be brought before an annual or special meeting of our stockholders, including the election of directors. Business permitted to be conducted at any annual meeting or special meeting of stockholders will be limited to business properly brought before the meeting.

     Our bylaws will also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them indemnification protection if our certificate of incorporation is subsequently amended.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Securities Transfer and Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market after this offering could adversely affect market prices prevailing from time to time. Furthermore, as described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     - Upon the closing of this offering, we will have outstanding an aggregate of approximately 38,217,344 shares of common stock.

     - Of these shares, the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by affiliates of Caldera Systems, Inc., defined as persons who directly or indirectly control or are controlled by or are under common control with Caldera Systems, Inc.

     All remaining shares held by our existing stockholders were issued and sold by Caldera Systems, Inc. in private transactions and are eligible for public sale as follows:

                                              APPROXIMATE NUMBER
                                                OF SHARES THAT
DATE                                              MAY BE SOLD                      COMMENT
----                                         ---------------------                 -------
Date of this prospectus                                    0          Freely tradable shares
181 days after the date of this prospectus        26,607,329          Restricted securities held for at
                                                                      least one year may be sold under
                                                                      Rule 144, in some cases subject to
                                                                      the volume of other restrictions
                                                                      described below.

LOCK-UP AGREEMENTS

     All of our officers and directors and substantially all of our security holders have signed lock-up agreements under which they agreed not to sell, dispose of, loan, pledge or grant any rights to any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of FleetBoston Robertson Stephens for a period of 180 days after the date of this prospectus.

     FleetBoston Robertson Stephens may choose to release some of these shares from these restrictions before the expiration of this 180-day period, although it has no current intention to do so.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the shares of common stock then outstanding, which will equal approximately 382,173 shares immediately after this offering; or

     - The average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 for the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares that have been held by a non-affiliate for at least two years may be sold in the open market immediately after the lock-up agreements expire.

RULE 701

     Any employee, officer or director of, or consultant to, us who purchases his shares under a written compensatory plan or contract may be entitled to sell his or her shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

REGISTRATION RIGHTS

     Following this offering, in some circumstances and subject to conditions, holders of 11,596,146 shares of our outstanding common stock will have demand registration rights to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus and of not more than 90 days after any subsequent prospectus. See "Description of Capital
Stock -- Registration Rights."

STOCK OPTIONS

     We intend to file a Form S-8 registration statement under the Securities Act on or immediately after the date of this prospectus to register all shares of common stock covered by outstanding options or reserved for future issuance under our 1998 Stock Option Plan, our 1999 Omnibus Stock Incentive Plan and our 2000 Employee Stock Purchase Plan. Such registration statement will automatically become effective upon filing. Accordingly, shares covered by that registration statement will thereupon be eligible for sale in the public markets, unless such options are subject to vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., SoundView Technology Group, Inc. and First Security Van Kasper, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens Inc. ........................
Bear, Stearns & Co. Inc. ...................................
SoundView Technology Group, Inc.............................
First Security Van Kasper...................................
                                                              ---------
          Total.............................................  5,000,000
                                                              =========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that
price less a concession of not more than $          per share, of which
$          may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed ten percent of the total number of shares offered.

     Over-allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock, at the initial public offering price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If this option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will
be $          , $          and $          , respectively.

     The following table summarizes the compensation to be paid to the underwriters by us:

                                                                            TOTAL
                                                              ----------------------------------
                                                                         WITHOUT        WITH
                                                               PER        OVER-         OVER-
                                                              SHARE     ALLOTMENT     ALLOTMENT
                                                              ------   -----------   -----------
Underwriting discounts and commissions payable by us........  $        $             $

     We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $          .

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each of our officers and directors and substantially all of our stockholders have agreed, for a period of 180 days after the date of this prospectus, that, subject to exceptions, they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by those holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time, without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

     Future Sales. In addition, we have agreed that until 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc.:

     - Consent to the disposition of any shares held by stockholders prior to the expiration of the lock-up period; or

     - Issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than

      1) the sale of shares in this offering;

      2) the issuance of common stock upon the exercise of outstanding options or warrants; and

      3) the issuance of options under existing stock option and incentive plans.

      See "Shares Eligible for Future Sale."

     Listing. We have applied for quotation on the Nasdaq National Market under the symbol CALD.

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, our present state of development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     NASD Compliance. Entities affiliated with FleetBoston Robertson Stephens Inc. and Wit SoundView each acquired 66,666 shares of our Series B convertible preferred stock in our December 1999 private placement at a price of $6.00 per share. The NASD has determined that these securities constitute underwriting compensation. Accordingly, pursuant to
Section 2710(c)(7)(A) of the Conduct Rules of the NASD, these securities may not be transferred for a period of one year from their January 2000 acquisition, except for transfers allowed under Section 2710(c)(7)(A) of the Conduct Rules.

     Directed Share Program. At our request, the underwriters have reserved for sale, at the initial public offering price, up to ten percent of the shares of common stock offered in this offering under a directed share program. Pursuant to a directed share program being administered by Wit SoundView's affiliate, Wit Capital Corporation, we currently expect that a majority of these shares will be offered to directors, officers, employees, business associates, open source software developers and other persons that we believe have contributed to the success of the open source software community and to the growth of Caldera Systems. In addition, pursuant to a directed share program being administered by Banc of America Securities LLC, we expect that a small percentage of these shares will be offered to international participants in our directed share program. We cannot assure you that any of the reserved shares will be so purchased. The number of shares of common stock available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares in this offering.

     Purchases of the reserved shares pursuant to the directed share program administered by Wit SoundView's affiliate, Wit Capital Corporation, are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. In addition, Wit SoundView is an underwriter of additional shares in the offering. A prospectus in electronic format is being made available on an Internet web site maintained by Wit Capital. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital's web site and any information contained on any other web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as a co-lead managing underwriter on one offering, a co-managing underwriter on 61 offerings and a dealer on 107 offerings.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

     The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Caldera Systems, Inc. has filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in this registration statement. For further information about Caldera Systems, Inc. and the shares of common stock to be sold in the offering, please refer to this registration statement. For additional information, please refer to the exhibits that have been filed with our registration statement on Form S-1.

     You may read and copy all or any portion of the registration statement or any other information Caldera Systems files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Caldera Systems, Inc.'s Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

     We intend to furnish our stockholders with annual reports containing audited financial statements by an independent public accounting firms and quarterly reports containing unaudited financial information for the first three quarters of each year.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations and Comprehensive
  Loss......................................................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Caldera Systems, Inc.:

     We have audited the accompanying consolidated balance sheets of Caldera Systems, Inc. (a Delaware corporation), the carved-out portion of Caldera, Inc. (a Utah corporation) and their subsidiary as of October 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the three years in the period ended October 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Caldera Systems, Inc., the carved-out portion of Caldera, Inc. and their subsidiary as of October 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1999 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  January 10, 2000
(except with respect to the reincorporation discussed in the first paragraph of Note 13, as to which the date is March 6, 2000)

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS


                                                                                                           JANUARY 31,
                                                                                                              2000
                                                                                                            PRO FORMA
                                                                     OCTOBER 31,                          STOCKHOLDERS'
                                                              --------------------------   JANUARY 31,       EQUITY
                                                                 1998           1999           2000         (NOTE 2)
                                                              -----------   ------------   ------------   -------------
                                                                                           (UNAUDITED)     (UNAUDITED)
                                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    75,586   $    121,989   $ 25,412,907
  Accounts receivable, net of allowance for doubtful
    accounts of $15,000, $90,000 and $134,000,
    respectively............................................      151,546        670,043        823,339
  Stock subscriptions receivable............................   15,481,000      1,500,000             --
  Other receivables.........................................           --        375,000             --
  Inventories...............................................       49,746        169,409        114,415
  Other current assets......................................      176,605         33,524        102,243
                                                              -----------   ------------   ------------
    Total current assets....................................   15,934,483      2,869,965     26,452,904
                                                              -----------   ------------   ------------
PROPERTY AND EQUIPMENT:
  Computer equipment........................................      401,015        609,665        731,555
  Furniture and fixtures....................................      332,915        675,181        708,249
  Leasehold improvements....................................       50,514         86,973         86,973
                                                              -----------   ------------   ------------
                                                                  784,444      1,371,819      1,526,777
  Less accumulated depreciation and amortization............     (366,269)      (652,399)      (735,470)
                                                              -----------   ------------   ------------
    Net property and equipment..............................      418,175        719,420        791,307
                                                              -----------   ------------   ------------
INVESTMENTS IN NON-MARKETABLE SECURITIES:
  Affiliate.................................................           --             --              1
  Non-affiliates............................................           --             --      3,999,497
                                                              -----------   ------------   ------------
                                                                       --             --      3,999,498
                                                              -----------   ------------   ------------
OTHER ASSETS, net...........................................           --        124,430        851,233
                                                              -----------   ------------   ------------
    Total assets............................................  $16,352,658   $  3,713,815   $ 32,094,942
                                                              ===========   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   314,138   $  1,309,255   $  1,344,553
  Accrued liabilities.......................................      112,948        450,157        608,559
  Accrued marketing development.............................           --        172,900        217,900
  Accrued sales returns and other allowances................       54,000        169,000        239,961
  Deferred revenue..........................................           --         38,080        143,535
  Current portion of long-term debt.........................           --          3,698             --
  Payable to Caldera, Inc...................................   15,163,890             --             --
  Related party payables....................................           --         48,933         44,707
                                                              -----------   ------------   ------------
    Total current liabilities...............................   15,644,976      2,192,023      2,599,215
                                                              -----------   ------------   ------------
LONG-TERM DEBT, net of current portion......................           --          5,762             --
                                                              -----------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 1, 5, 7, 12, and 13)
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value; 25,000,000 shares
    authorized --
    Series A convertible preferred stock, 6,596,146 shares
      designated, 6,596,146 shares outstanding at January
      31, 2000 and none pro forma...........................           --             --          6,596             --
    Series B convertible preferred stock, 5,000,000 shares
      designated, 5,000,000 shares outstanding at January
      31, 2000 and none pro forma...........................           --             --          5,000             --
  Common stock, $0.001 par value; 75,000,000 shares
    authorized, 16,000,000, 26,607,329 and 21,621,198 shares
    outstanding, respectively, and 33,217,344 pro forma.....       16,000         26,607         21,621   $     33,217
  Additional paid-in capital................................    1,752,693     16,160,312     74,062,293     74,062,293
  Stock subscriptions receivable............................           --     (1,500,000)    (1,500,000)    (1,500,000)
  Deferred compensation.....................................           --     (2,734,934)    (6,683,831)    (6,683,831)
  Accumulated comprehensive income (loss)...................        3,991         (4,365)       (20,131)       (20,131)
  License fee...............................................           --             --       (450,849)      (450,849)
  Accumulated deficit.......................................   (1,065,002)   (10,431,590)   (35,944,972)   (35,944,972)
                                                              -----------   ------------   ------------   ------------
    Total stockholders' equity..............................      707,682      1,516,030     29,495,727   $ 29,495,727
                                                              -----------   ------------   ------------   ============
    Total liabilities and stockholders' equity..............  $16,352,658   $  3,713,815   $ 32,094,942
                                                              ===========   ============   ============


          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                         YEAR ENDED OCTOBER 31,              QUARTER ENDED JANUARY 31,
                                                -----------------------------------------    --------------------------
                                                   1997           1998           1999           1999           2000
                                                -----------    -----------    -----------    ----------    ------------
                                                                                                    (UNAUDITED)
REVENUE:
  Software and related products...............  $ 1,116,794    $ 1,057,088    $ 2,772,878    $  508,305    $    394,840
  Services....................................           --             --        277,429        29,908         158,359
                                                -----------    -----------    -----------    ----------    ------------
    Total revenue.............................    1,116,794      1,057,088      3,050,307       538,213         553,199
                                                -----------    -----------    -----------    ----------    ------------
COST OF REVENUE:
  Software and related products...............    1,142,187      1,016,682      2,388,601       220,523         294,802
  Services....................................           --             --        537,877        52,499         255,284
  Write-off of prepaid royalties..............           --      1,381,695             --            --              --
                                                -----------    -----------    -----------    ----------    ------------
    Total cost of revenue.....................    1,142,187      2,398,377      2,926,478       273,022         550,086
                                                -----------    -----------    -----------    ----------    ------------
GROSS MARGIN (DEFICIT)........................      (25,393)    (1,341,289)       123,829       265,191           3,113
                                                -----------    -----------    -----------    ----------    ------------
OPERATING EXPENSES:
  Sales and marketing (exclusive of non-cash
    compensation of $0, $0, $177,050, $0 and
    $487,132, respectively)...................    4,619,341      2,223,814      4,767,508       412,680       2,030,556
  Research and development (exclusive of
    non-cash compensation of $0, $0, $103,070,
    $0 and $363,959, respectively)............    2,136,118      1,489,041      2,302,302       391,125         964,740
  General and administrative (exclusive of
    non-cash compensation of $0, $0, $129,176,
    $0 and $691,776, respectively)............      796,806      1,798,872      1,748,087       272,890       1,078,510
  Amortization of deferred compensation.......           --             --        409,296            --       1,542,867
                                                -----------    -----------    -----------    ----------    ------------
    Total operating expenses..................    7,552,265      5,511,727      9,227,193     1,076,695       5,616,673
                                                -----------    -----------    -----------    ----------    ------------
LOSS FROM OPERATIONS..........................   (7,577,658)    (6,853,016)    (9,103,364)     (811,504)     (5,613,560)
                                                -----------    -----------    -----------    ----------    ------------
OTHER INCOME (EXPENSE):
  Interest expense............................     (593,182)    (1,081,179)      (225,657)     (167,830)           (547)
  Other income (expense)......................       22,923          4,838         (2,792)       (7,715)        113,374
                                                -----------    -----------    -----------    ----------    ------------
    Other income (expense), net...............     (570,259)    (1,076,341)      (228,449)     (175,545)        112,827
                                                -----------    -----------    -----------    ----------    ------------
LOSS BEFORE INCOME TAXES......................   (8,147,917)    (7,929,357)    (9,331,813)     (987,049)     (5,500,733)
PROVISION FOR INCOME TAXES....................           --        (33,780)       (34,775)       (5,390)        (12,650)
                                                -----------    -----------    -----------    ----------    ------------
NET LOSS......................................  $(8,147,917)   $(7,963,137)   $(9,366,588)   $ (992,439)   $ (5,513,383)
                                                ===========    ===========    ===========    ==========    ============
DIVIDENDS RELATED TO CONVERTIBLE PREFERRED
  STOCK.......................................  $        --    $        --    $        --    $       --    $(10,000,000)
                                                ===========    ===========    ===========    ==========    ============
NET LOSS ATTRIBUTABLE TO COMMON
  STOCKHOLDERS................................  $(8,147,917)   $(7,963,137)   $(9,366,588)   $ (992,439)   $(15,513,383)
                                                ===========    ===========    ===========    ==========    ============

BASIC AND DILUTED NET LOSS PER COMMON SHARE...  $     (0.51)   $     (0.50)   $     (0.51)   $    (0.06)   $      (0.63)
                                                ===========    ===========    ===========    ==========    ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....   16,000,000     16,000,000     18,457,543    16,000,000      24,779,808
                                                ===========    ===========    ===========    ==========    ============
BASIC AND DILUTED SUPPLEMENTAL PRO FORMA NET
  LOSS PER COMMON SHARE (unaudited)...........                                                             $      (0.54)
                                                                                                           ============
BASIC AND DILUTED SUPPLEMENTAL PRO FORMA
  WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  (unaudited).................................                                                               28,813,250
                                                                                                           ============
OTHER COMPREHENSIVE LOSS:
  Net loss....................................  $(8,147,917)   $(7,963,137)   $(9,366,588)   $ (992,439)   $ (5,513,383)
  Foreign currency translation adjustments....           --          3,991         (8,356)        2,385         (15,766)
                                                -----------    -----------    -----------    ----------    ------------
COMPREHENSIVE LOSS............................  $(8,147,917)   $(7,959,146)   $(9,374,944)   $ (990,054)   $ (5,529,149)
                                                ===========    ===========    ===========    ==========    ============

          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CONVERTIBLE
                                     PREFERRED STOCK          COMMON STOCK        ADDITIONAL        STOCK
                                   --------------------   --------------------     PAID-IN      SUBSCRIPTIONS     DEFERRED
                                     SHARES     AMOUNT      SHARES     AMOUNT      CAPITAL       RECEIVABLE     COMPENSATION
                                   ----------   -------   ----------   -------   ------------   -------------   ------------
Balance, October 31, 1996........          --   $   --            --   $   --    $         --    $        --    $        --
Debt funding and related accrued
 interest applicable to
 carved-out operations of
 Caldera, Inc....................          --       --            --       --              --             --             --
Net loss applicable to carved-out
 operations of Caldera, Inc. ....          --       --            --       --              --             --             --
                                   ----------   -------   ----------   -------   ------------    -----------    -----------
Balance, October 31, 1997........          --       --            --       --              --             --             --
Debt funding and related accrued
 interest applicable to
 carved-out operations of
 Caldera, Inc. ..................          --       --            --       --              --             --             --
Net loss applicable to carved-out
 operations of Caldera, Inc.
 through August 31, 1998.........          --       --            --       --              --             --             --
Incorporation of Caldera Systems,
 Inc. and issuance of common
 shares to majority stockholder
 for cash and note receivable ...          --       --    16,000,000   16,000      20,912,848             --             --
Distribution to Caldera, Inc. for
 amount paid in excess of the net
 book value of assets received in
 reorganization..................          --       --            --       --     (19,160,155)            --             --
Cumulative translation
 adjustment......................          --       --            --       --              --             --             --
Net loss for the period
 subsequent to incorporation.....          --       --            --       --              --             --             --
                                   ----------   -------   ----------   -------   ------------    -----------    -----------
Balance, October 31, 1998........          --       --    16,000,000   16,000       1,752,693             --             --
Conversion of promissory note and
 accrued interest to common
 shares at $1.00 per share.......          --       --     5,273,974    5,274       5,268,700             --             --
Issuance of common shares for
 cash and stock subscription
 receivable at $1.13 per share...          --       --     5,333,333    5,333       5,994,667     (1,500,000)            --
Issuance of common shares upon
 exercise of stock options at
 $1.00 per share.................          --       --            22       --              22             --             --
Cumulative translation
 adjustment......................          --       --            --       --              --             --             --
Deferred compensation related to
 stock option grants.............          --       --            --       --       3,144,230             --     (3,144,230)
Amortization of deferred
 compensation....................          --       --            --       --              --             --        409,296
Net loss.........................          --       --            --       --              --             --             --
                                   ----------   -------   ----------   -------   ------------    -----------    -----------
Balance, October 31, 1999........          --       --    26,607,329   26,607      16,160,312     (1,500,000)    (2,734,934)
Conversion of common shares to
 Series A convertible preferred
 shares (unaudited)..............   6,596,146    6,596    (6,596,146)  (6,596)             --             --             --
Issuance of Series B convertible
 preferred shares for cash at
 $6.00 per share, net
 (unaudited).....................   5,000,000    5,000            --       --      29,785,674             --             --
Dividend related to Series B
 convertible preferred shares
 (unaudited).....................          --       --            --       --      10,000,000             --             --
Issuance of common shares upon
 exercise of stock options at
 prices ranging from $1.00 to
 $6.00 per share (unaudited).....          --       --        36,826       37          41,106             --             --
Issuance of common shares in
 exchange for investments
 (unaudited).....................          --       --       306,356      306       2,450,040             --             --
Issuance of common shares in
 exchange for investment in
 Lineo, Inc. and distribution to
 majority stockholder for fair
 value of shares issued in excess
 of the carryover basis of
 investment (unaudited)..........          --       --     1,250,000    1,250       9,998,750             --             --
Issuance of common shares for
 services (unaudited)............          --       --        16,833       17         134,647             --             --
Deferred compensation related to
 stock option grants
 (unaudited).....................          --       --            --       --       5,491,764             --     (5,491,764)
Amortization of deferred
 compensation (unaudited)........          --       --            --       --              --             --      1,542,867
Cumulative translation adjustment
 (unaudited).....................          --       --            --       --              --             --             --
Net loss (unaudited).............          --       --            --       --              --             --             --
                                   ----------   -------   ----------   -------   ------------    -----------    -----------
Balance January 31, 2000
 (unaudited).....................  11,596,146   $11,596   21,621,198   $21,621   $ 74,062,293    $(1,500,000)   $(6,683,831)
                                   ==========   =======   ==========   =======   ============    ===========    ===========

                                                                              CALDERA, INC.'S
                                    ACCUMULATED                                  EQUITY IN
                                   COMPREHENSIVE    LICENSE    ACCUMULATED      CARVED-OUT
                                   INCOME (LOSS)      FEE        DEFICIT        OPERATIONS
                                   -------------   ---------   ------------   ---------------
Balance, October 31, 1996........    $     --      $      --   $         --     $   575,567
Debt funding and related accrued
 interest applicable to
 carved-out operations of
 Caldera, Inc....................          --             --             --       9,891,743
Net loss applicable to carved-out
 operations of Caldera, Inc. ....          --             --             --      (8,147,917)
                                     --------      ---------   ------------     -----------
Balance, October 31, 1997........          --             --             --       2,319,393
Debt funding and related accrued
 interest applicable to
 carved-out operations of
 Caldera, Inc. ..................          --             --             --       5,347,435
Net loss applicable to carved-out
 operations of Caldera, Inc.
 through August 31, 1998.........          --             --             --      (6,898,135)
Incorporation of Caldera Systems,
 Inc. and issuance of common
 shares to majority stockholder
 for cash and note receivable ...          --             --             --              --
Distribution to Caldera, Inc. for
 amount paid in excess of the net
 book value of assets received in
 reorganization..................          --             --             --        (768,693)
Cumulative translation
 adjustment......................       3,991             --             --              --
Net loss for the period
 subsequent to incorporation.....          --             --     (1,065,002)             --
                                     --------      ---------   ------------     -----------
Balance, October 31, 1998........       3,991             --     (1,065,002)             --
Conversion of promissory note and
 accrued interest to common
 shares at $1.00 per share.......          --             --             --              --
Issuance of common shares for
 cash and stock subscription
 receivable at $1.13 per share...          --             --             --              --
Issuance of common shares upon
 exercise of stock options at
 $1.00 per share.................          --             --             --              --
Cumulative translation
 adjustment......................      (8,356)            --             --              --
Deferred compensation related to
 stock option grants.............          --             --             --              --
Amortization of deferred
 compensation....................          --             --             --              --
Net loss.........................          --             --     (9,366,588)             --
                                     --------      ---------   ------------     -----------
Balance, October 31, 1999........      (4,365)            --    (10,431,590)             --
Conversion of common shares to
 Series A convertible preferred
 shares (unaudited)..............          --             --             --              --
Issuance of Series B convertible
 preferred shares for cash at
 $6.00 per share, net
 (unaudited).....................          --             --             --              --
Dividend related to Series B
 convertible preferred shares
 (unaudited).....................          --             --    (10,000,000)             --
Issuance of common shares upon
 exercise of stock options at
 prices ranging from $1.00 to
 $6.00 per share (unaudited).....          --             --             --              --
Issuance of common shares in
 exchange for investments
 (unaudited).....................          --       (450,849)            --              --
Issuance of common shares in
 exchange for investment in
 Lineo, Inc. and distribution to
 majority stockholder for fair
 value of shares issued in excess
 of the carryover basis of
 investment (unaudited)..........          --             --     (9,999,999)             --
Issuance of common shares for
 services (unaudited)............          --             --             --              --
Deferred compensation related to
 stock option grants
 (unaudited).....................          --             --             --              --
Amortization of deferred
 compensation (unaudited)........          --             --             --              --
Cumulative translation adjustment
 (unaudited).....................     (15,766)            --             --              --
Net loss (unaudited).............          --             --     (5,513,383)             --
                                     --------      ---------   ------------     -----------
Balance January 31, 2000
 (unaudited).....................    $(20,131)     $(450,849)  $(35,944,972)    $        --
                                     ========      =========   ============     ===========


          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                                       QUARTER ENDED
                                                               YEAR ENDED OCTOBER 31,                   JANUARY 31,
                                                      ----------------------------------------   --------------------------
                                                         1997          1998           1999           1999          2000
                                                      -----------   -----------   ------------   ------------   -----------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................  $(8,147,917)  $(7,963,137)  $ (9,366,588)  $   (992,439)  $(5,513,383)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization...................      120,551       132,221        288,797         60,224        93,071
    Amortization of deferred compensation...........           --            --        409,296             --     1,542,867
    Issuance of common stock for services...........           --            --             --             --       134,664
    Accrued interest converted to equity............      608,623     1,082,260        254,910             --            --
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable,
        net.........................................     (283,961)      134,075       (518,497)      (295,736)     (153,296)
      (Increase) decrease in other receivables......           --            --       (375,000)            --       375,000
      (Increase) decrease in inventories............     (279,717)      281,936       (119,663)      (259,066)       54,994
      (Increase) decrease in other current assets...   (1,212,248)    1,617,138        143,081          5,229       (68,719)
      (Increase) decrease in other assets...........     (123,432)      625,712        (10,097)        (9,029)        4,454
      Increase (decrease) in accounts payable.......      395,832      (908,994)     1,044,050        240,626        31,072
      Increase (decrease) in accrued liabilities....       52,849       (59,496)       337,209        217,142       158,402
      Increase in accrued marketing development.....           --            --        172,900             --        45,000
      Increase (decrease) in accrued sales returns
        and allowances..............................       83,300       (46,000)       115,000          9,236        70,961
      Increase in deferred revenue..................           --            --         38,080          3,355       105,455
                                                      -----------   -----------   ------------   ------------   -----------
        Net cash used in operating activities.......   (8,786,120)   (5,104,285)    (7,586,522)    (1,020,458)   (3,119,458)
                                                      -----------   -----------   ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash payment to Caldera, Inc. in asset
    acquisition.....................................           --            --    (14,963,826)   (14,963,826)           --
  Purchase of property and equipment................     (306,339)     (169,764)      (587,375)            --      (154,958)
  Purchase of other long-lived assets...............           --            --        (80,000)            --            --
  Acquisition of investment in non-marketable
    security........................................           --            --             --             --    (2,000,000)
                                                      -----------   -----------   ------------   ------------   -----------
        Net cash used in investing activities.......     (306,339)     (169,764)   (15,631,201)   (14,963,826)   (2,154,958)
                                                      -----------   -----------   ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings from majority stockholder under
    convertible promissory note.....................           --            --      4,819,000        619,000            --
  Borrowings from majority stockholder..............           --            --             --             --       300,000
  Repayment of borrowings from majority
    stockholder.....................................           --            --             --             --      (300,000)
  Proceeds from long-term debt......................           --            --         11,486             --            --
  Repayments of long-term debt......................           --            --         (2,026)            --        (9,460)
  Borrowings from majority stockholder prior to
    reorganization..................................    9,283,120     4,429,065             --             --            --
  Proceeds from common shares upon incorporation....           --       519,000     15,481,000     15,481,000            --
  Capitalized offering costs........................           --            --        (37,000)            --      (741,257)
  Proceeds from sale of common stock................           --            --      3,000,000             --     1,500,000
  Proceeds from sale of Series B convertible
    preferred stock.................................           --            --             --             --    29,790,674
  Proceeds from exercise of common stock options....           --            --             22             --        41,143
                                                      -----------   -----------   ------------   ------------   -----------
        Net cash provided by financing activities...    9,283,120     4,948,065     23,272,482     16,100,000    30,581,100
                                                      -----------   -----------   ------------   ------------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................      190,661      (325,984)        54,759        115,716    25,306,684
CUMULATIVE TRANSLATION ADJUSTMENT...................           --         3,991         (8,356)         2,385       (15,766)
CASH AND CASH EQUIVALENTS, beginning of period......      206,918       397,579         75,586         75,586       121,989
                                                      -----------   -----------   ------------   ------------   -----------
CASH AND CASH EQUIVALENTS, end of period............  $   397,579   $    75,586   $    121,989   $    193,687   $25,412,907
                                                      ===========   ===========   ============   ============   ===========

          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                             YEAR ENDED OCTOBER 31,           QUARTER ENDED JANUARY 31,
                                      -------------------------------------   --------------------------
                                         1997         1998          1999         1999          2000
                                      ----------   -----------   ----------   ----------   -------------
                                                                                     (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for interest..............  $       --   $        --   $      424    $     --     $       547
SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING
  ACTIVITIES:
Issuance of common shares upon
  incorporation for -
  Subscription receivable...........  $       --   $15,481,000   $       --    $     --     $        --
  Note receivable from Caldera,
     Inc............................  $       --   $ 4,928,848   $       --    $     --     $        --
Liabilities assumed in acquisition
  of assets from Caldera, Inc. .....  $       --   $   (36,174)  $       --    $     --     $        --
Issuance of common shares for a note
  receivable........................  $       --   $        --   $3,000,000    $     --     $        --
Issuance of common shares upon
  conversion of secured convertible
  promissory note payable to
  majority stockholder and related
  accrued interest..................  $       --   $        --   $5,273,974    $     --     $        --
Issuance of common shares and the
  acquisition of license fee for
  non-marketable securities.........  $       --   $        --   $       --    $     --     $ 1,999,497
Conversion of 6,596,146 shares of
  common stock to 6,596,146 shares
  of Series A convertible preferred
  stock.............................  $       --   $        --   $       --    $     --     $     6,596
Dividend related to Series B
  convertible preferred stock.......  $       --   $        --   $       --    $     --     $10,000,000
Issuance of common shares in
  exchange for investment in Lineo,
  Inc. .............................  $       --   $        --   $       --    $     --     $10,000,000
Distribution to majority stockholder
  for fair value of shares issued in
  excess of the carry over basis of
  the investment in Lineo, Inc......  $       --   $        --   $       --    $     --     $(9,999,999)


          See accompanying notes to consolidated financial statements.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

     Caldera Systems, Inc. ("Caldera"), originally incorporated as a Utah corporation on August 21, 1998, (see Note 13 for description of reincorporation as a Delaware corporation) began operations in 1994 as Caldera, Inc. (the "Predecessor"). The Predecessor developed and marketed Linux operating system software and related products.

     In July 1996, through an asset purchase, the Predecessor acquired an additional business line which was not engaged in developing and marketing Linux software and related products. The Predecessor subsequently made the strategic determination to separate its two business lines into separate entities and, under an asset purchase agreement, dated as of September 1, 1998, as amended, sold the assets relating to its business of developing and marketing Linux software and related products to Caldera for $19,928,848. This amount was based upon the amount of funding that had been received by the Predecessor related to the Linux software business. The purchase price was paid as follows: a cash payment of $14,963,826 (8% interest bearing demand note) in fiscal year 1999, the assumption of $36,174 of liabilities, and the transfer of a note receivable due from the Predecessor in the amount of $4,928,848 (see below).

     Upon incorporation, Caldera agreed to issue 16,000,000 shares of common stock to The Canopy Group ("Canopy"), the majority stockholder of the Predecessor, in exchange for $20,928,848. Of this amount, $16,000,000 was paid in cash ($519,000 in fiscal year 1998 and $15,481,000 -- non-interest bearing -- in fiscal year 1999) and Canopy transferred to Caldera a note receivable from the Predecessor of $4,928,848.

     Since Canopy was the majority stockholder of the Predecessor and the sole stockholder of Caldera, this transaction has been accounted for as a reorganization of entities under common control with the assets and liabilities reflected at carry-over basis in a manner similar to pooling of interests. The accompanying consolidated financial statements include the carved-out operations of the Predecessor related to the Linux business through September 1, 1998, the date of the reorganization. The acquired assets and liabilities had a net book value of $768,693. The excess of the purchase price of $19,928,848 over the net book value of the assets acquired of $768,693 was charged to equity.

     The revenues of the carved-out operations of the Predecessor reflect actual revenues derived from Linux software sales and the expenses of the carved-out operations reflect actual expenses associated with the Linux business and an allocated portion of common expenses. The allocated common expenses consist primarily of rent, depreciation, interest and personnel benefits. Rent, depreciation and personnel benefits were allocated based upon headcount. Interest was allocated based upon borrowings related to the carved-out operations of the Predecessor. Management believes that the allocation methods used are reasonable.

     Prior to the reorganization, the net losses of the Predecessor were funded through loans and equity contributions from Canopy. The funding applicable to the carved-out operations has been reflected as a component of Caldera, Inc.'s Equity in Carved-out Operations included in the accompanying consolidated statements of stockholders' equity. This funding has been offset by the accumulated losses applicable to the carved-out operations.

     In connection with the reorganization, Caldera acquired a wholly-owned subsidiary in Germany, Caldera Deutschland, GmbH ("Caldera GmbH"), that performs research and development activities. Collectively, Caldera, the carved-out operations of the Predecessor and Caldera GmbH are referred to as the "Company."

     The Company develops, markets and supports Linux operating system software products and related services. The Company's strategy is to provide commercial products and services to create Linux business solutions. The Company sells and distributes its software and related products indirectly through

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

distributors, value added resellers ("VARs"), original equipment manufactures ("OEMs"), and system integrators and directly to end-user customers. These sales occur throughout the United States and in certain international locations.

     The Company is subject to certain risks including the uncertainty of market acceptance and demand for Linux related products and services, competition from larger, more established companies, short product life cycles, the Company's ability to develop and bring to market new products on a timely basis, dependence on key employees, the ability to attract and retain additional qualified personnel and the ability to obtain adequate financing to support growth.

(2) SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements as of January 31, 2000 and for the three months ended January 31, 1999 and 2000 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein in accordance with generally accepted accounting principles. All financial statement disclosures related to the interim financial statements are unaudited.

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     The Company's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "IPO"). If the IPO is consummated under the terms presently anticipated, the 11,596,146 outstanding shares of convertible preferred stock as of January 31, 2000 will be converted into 11,596,146 shares of common stock upon the closing of the IPO. The effect of the conversion of the preferred stock outstanding at January 31, 2000 has been reflected as unaudited pro forma stockholders' equity in the accompanying consolidated balance sheet.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the accompanying consolidated financial statements for cash, accounts receivable, other receivables and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company's debt obligations approximate fair value based on current interest rates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the carved-out operations of the Predecessor prior to Caldera's incorporation, Caldera, and their wholly-owned subsidiary after elimination of intercompany accounts and transactions.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

FOREIGN CURRENCY TRANSLATION

     For purposes of consolidating the Caldera GmbH operations, the Company has determined the functional currency for the Caldera GmbH operations to be the German Mark. Accordingly, translation gains and losses are included as a component of comprehensive loss.

CASH AND CASH EQUIVALENTS

     For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three or fewer months to be cash equivalents. Cash equivalents primarily consist of investments in money market mutual funds.

INVENTORIES

     Inventories consist primarily of completed products and raw materials. Inventories are stated at the lower of cost (using the first-in, first-out method) or market value. As of October 31, 1998 and 1999 and January 31, 2000 (unaudited), inventories consisted of raw materials of approximately $40,400, $79,400 and $53,000, respectively, and finished goods of approximately $9,300, $90,000 and $61,400, respectively.

     Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Due to competitive pressures and technological innovation, it is possible that estimates of the net realizable value could change in the near term.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation and amortization. Computer equipment and furniture and fixtures are depreciated using the straight-line method over the estimated useful life of the asset, typically three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the improvement or the remaining term of the applicable lease.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

CAPITALIZED SOFTWARE COSTS

     In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the years ended October 31, 1997, 1998 and 1999 and the three months ended January 31, 2000. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

OTHER ASSETS

     Other assets consist of purchased technology and capitalized offering costs. The purchased technology is to be used in the development of the Company's web-based products and is being amortized using the straight-line method over a period of two years. Capitalized offering costs include legal and accounting fees in connection with the Company's anticipated equity offerings. These costs will be netted against the actual offering proceeds.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. As of October 31, 1999 and January 31, 2000, the Company does not consider any of its long-lived assets to be impaired.

REVENUE RECOGNITION

     The Company generates revenues from software and related products sold indirectly through distributors and business solution providers and directly to end-users. The Company also generates services revenues from training royalties and tuition fees, consulting fees, and customer support fees. During fiscal 1997 and fiscal 1998, all of the Company's revenues were derived from software offerings and related products such as shipments of incomplete box units or documentation materials.

     Revenue from the sale of software is recognized upon delivery of the product when persuasive evidence of an arrangement exists, the price is fixed or determinable and collection is probable. All sales into the distribution channel or to OEMs and VARs require a binding purchase order. Sales to resellers for which payment is considered to be substantially contingent on the reseller's success in distributing individual units of the product or sales to resellers with which the Company does not have historical experience are accounted for as consignments and the revenue is recognized once sell-through verification has been received and payments from customers become due. Direct sales to end users are evidenced by concurrent payment for the product via credit card and are governed by a license agreement. Generally, the only multiple element arrangement of the Company's initial software sales is certain telephone and e-mail technical support services the Company provides at no additional charge. These services do not include product update or upgrade rights. After the initial support period, customers can elect to enter into separate support agreements. The cost of providing the initial support services are not significant; accordingly, the Company accrues the estimated costs of providing the services at the time of revenue recognition. Revenues from the extended support agreements are deferred and recognized over the period of the contract or as the services are provided.

     If other significant post-delivery vendor obligations exist or if a product is subject to customer acceptance, revenues are deferred until no significant obligations remain or acceptance has occurred. To date, the Company has not shipped any software and related products subject to acceptance terms or subject to other post-delivery vendor obligations. Additionally, the Company has not recognized revenue on any contracts with customers that may include customer cancellation or termination clauses that indicate a demonstration period or otherwise incomplete transaction.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company also offers its customers consulting, training and other services separate from the software sale. The services are not integral to the functionality of the software and are available from other vendors. These services revenues are recognized as the services are performed.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position No. 97-2, "Software Revenue Recognition" ("SOP 97-2"), which the Company has adopted for transactions entered into for the years ended October 31, 1998 and 1999. The adoption of SOP 97-2 did not have a significant impact on the Company's revenue recognition practices, or its results of operations, financial position or liquidity.

     In December 1998, the AICPA issued Statement of Position No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, With Respect to Certain Transactions" ("SOP 98-9"). SOP 98-9 amends SOP 97-2 to require recognition of revenue using a "residual method" in certain circumstances. We adopted SOP 98-9 for transactions entered into for the years ended October 31, 1998 and 1999. The adoption of this statement did not have a significant effect on the Company's revenue recognition practices or its results of operations, financial position or liquidity.

     Sales to certain distributors are subject to agreements allowing for rights of return and price protection. Allowances for estimated future returns, price protection, stock rotations, as well as anticipated end-user customer rebates and other customer incentives, are provided at the time of sale based on the Company's policies and historical experience. At October 31, 1998 and 1999 and January 31, 2000, allowances for returns, price protection and stock rotations totaled approximately $54,000, $169,000 and $240,000 (unaudited), respectively, and are reflected as a current liability in the accompanying consolidated balance sheets.

ROYALTY COSTS

     Royalties paid by the Company on applications licensed from third parties that are incorporated into the software products sold by the Company are expensed as cost of revenue on a per unit basis as software products are sold. Royalties paid in advance of product sales are included in prepaid expenses and recorded as cost of revenue when the related products are sold.

     During the years ended October 31, 1996 and 1997, the Company entered into royalty agreements with a supplier pursuant to which the Company prepaid royalties of approximately $2,055,000. During fiscal year 1998, the Company asserted that the supplier breached the terms of the royalty agreements and management determined that the remaining prepaid royalties, in the amount of $1,381,700, were impaired and accordingly were written off and classified as part of cost of revenue in the accompanying consolidated statement of operations for the year ended October 31, 1998. Management determined the asset was impaired because its value was tied to the intellectual property value of the licenses the Company had purchased. The vendor breached the terms of the contract in management's view, when it open sourced some of the related software. When the vendor decided to open source the software, the license the Company had purchased had no value in relation to that software. Additionally, the Company discontinued the development of a product related to the licensed software resulting in the complete impairment of the prepaid asset. Management further determined that any attempt to pursue legal action against the supplier would be costly and uncertain given the resources required to pursue such an action and the uncertainties related to interpreting the provisions of the royalty agreements.

SALES AND MARKETING EXPENSES

     Sales and marketing expenses consist of the following: advertising, channel promotions, marketing development funds, promotional activities, public relations, trade shows and the salaries, commissions and

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

related expenses of all personnel involved in the sales process. The Company expenses the cost of advertising the first time the advertising takes place. Advertising expenses totaled approximately $2,515,800, $967,700 and $1,228,600 for the years ended October 31, 1997, 1998 and 1999, respectively, and $248,000 (unaudited) for the three-month period ended January 31, 2000.

     The Company has agreements with certain retailers whereby the Company issues a credit for certain marketing development activities initiated by the retailer that directly relate to the promotion of the Company's products. As of October 31, 1998 and 1999 and January 31, 2000, the Company recorded an accrual of $0, $172,900 and $217,900 (unaudited), respectively, for these costs.

INCOME TAXES

     The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Deferred tax assets are reviewed periodically for recoverability and valuation allowances are provided, as necessary.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company offers credit terms on the sale of its software products to certain customers. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for uncollectable accounts receivable based upon the expected collectibility of all accounts receivable. As of October 31, 1998, three distributors accounted for approximately 67 percent of the gross accounts receivable balance. As of October 31, 1999, three distributors accounted for approximately 71 percent of the gross accounts receivable balance. As of October 31, 1998 and 1999 and January 31, 2000, the allowance for bad debts was $15,000, $90,000 and $134,000 (unaudited), respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the AICPA issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 requires entities to capitalize certain costs related to internal-use software once certain criteria have been met. SOP 98-1 was adopted by the Company in fiscal 1999. The adoption of SOP 98-1 did not have a material impact on the Company's results of operations, financial position or liquidity.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new accounting and reporting standards for companies to report information about derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. This statement is effective for financial statements issued for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company does not expect this statement to have a material impact on the Company's results of operations, financial position or liquidity.

COMPREHENSIVE INCOME (LOSS)

     In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

comprehensive income (loss) and its components in financial statements. Comprehensive income (loss) consists of net loss and foreign currency translation adjustments and is presented in the accompanying consolidated statements of operations and comprehensive loss. The adoption of SFAS 130 had no impact on total stockholders' equity.

NET LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the sum of the weighted average number of common shares and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of shares issuable upon the exercise of stock options and shares issuable upon the conversion of Series A and Series B convertible preferred stock. As of January 31, 2000, there were 6,596,146 (unaudited) and 5,000,000 (unaudited) shares of Series A and Series B convertible preferred stock outstanding, respectively, and there were 2,964,240 and 5,472,649 (unaudited) outstanding options to purchase common shares as of October 31, 1999 and January 31, 2000, respectively, that were not included in the computation of diluted net loss per common share as their effect would have been anti-dilutive, thereby decreasing the net loss per common share. For the years ended October 31, 1997 and 1998, the 16,000,000 shares of common stock issued in the initial capitalization of Caldera were treated as outstanding for the entire fiscal year.

     As discussed in Note 5, on December 30, 1999 the Company entered into a Conversion Agreement pursuant to which 6,596,146 shares of common stock were converted to 6,596,146 shares of Series A convertible preferred stock and as of January 10, 2000 the Company had sold 5,000,000 shares of Series B convertible preferred stock. Supplemental pro forma net loss per share has been presented in the accompanying consolidated statement of operations for the three months ended January 31, 2000 to give effect to the conversion of the Series A and Series B convertible preferred stock which will occur upon consummation of the Company's initial public offering at a price of $8 per share or higher or upon the approval of at least 75% of the outstanding preferred shares. The pro forma net loss per common share has been calculated using the if-converted method as if the shares had been converted on the dates of issuance.

(3) OTHER RECEIVABLES

     Other receivables consist of amounts due from two strategic partners that participated in a marketing program with the Company. The amounts received by the Company from the strategic partners have been applied against actual expenses incurred and have reduced the related sales and marketing expense of the Company. Aside from the collection of the short-term receivable balances, there are no other future commitments or consideration related to these arrangements.

(4) BORROWINGS FROM CANOPY

SECURED CONVERTIBLE PROMISSORY NOTE PAYABLE

     In connection with the incorporation of Caldera, Caldera and Canopy entered into a Secured Convertible Promissory Note Agreement (the "Note Agreement") pursuant to which the Company could borrow up to $2,000,000, or such other greater amount as determined necessary, to fund ongoing operations. Interest accrued on borrowings under the Note Agreement at the prime rate, less one-half

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

percent compounded annually, which was 7.25 percent. Borrowings under the Note Agreement were convertible to shares of Caldera's common stock at $1.00 per share, which was deemed to be the estimated fair market value of Caldera's common stock on September 1, 1998. Under the Note Agreement, the Company borrowed $4,819,000 during the year ended October 31, 1999. Additionally, accrued interest of $454,974 was incurred by the Company related to borrowings under the Note Agreement and the amount payable to the Predecessor for the assets acquired in the reorganization (see Note 1). On August 19, 1999, the principal borrowings and accrued interest were converted into 5,273,974 shares of common stock and the Note Agreement was cancelled.

SECURED PROMISSORY NOTE WITH CANOPY (UNAUDITED)

     On December 29, 1999, Caldera entered into a Secured Promissory Note Agreement ("the Note") with Canopy under which the Company borrowed $300,000. The Note bore an interest rate of 9.5% per annum on the unpaid outstanding principal. The Note was repaid in full prior to January 31, 2000.

(5) STOCKHOLDERS' EQUITY

REINCORPORATION AS A DELAWARE CORPORATION

     As discussed in Note 13, all share and per share amounts in the accompanying consolidated financial statements have been adjusted to give effect to the reincorporation.

STOCK SPLIT

     On December 29, 1998, Caldera's board of directors approved a two-for-one stock split for holders of common stock. This stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

PREFERRED STOCK

     On December 30, 1999, the stockholders approved articles of amendment to the Company's articles of incorporation. The amended articles of incorporation authorized the Company to issue 25,000,000 shares of no par value preferred stock and 75,000,000 shares of no par value common stock. The Company's board of directors is authorized, without stockholder approval, to designate and determine the preferences, limitations and relative rights granted to or imposed upon each share of preferred stock which are not fixed by the amended articles of incorporation. The amended articles of incorporation have designated 6,596,146 shares as Series A Convertible Preferred Stock ("Series A") and 5,000,000 shares as Series B Convertible Preferred Stock ("Series B").

     The Series A and B shares have initial stated values per share of $4.03 and $6.00, respectively, and rank on parity with each other and prior to any other class or series of capital stock of the Company with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights. The Series A and B shares are entitled to receive, when, as and if declared by the board of directors, cumulative and accruing preferential dividends at eight percent per annum, compounded annually, based on the stated value per share; provided, however, solely for dividend purposes the Series A stated value per share is deemed to be $6.00. Any holder of Series A or B shares may convert all or any shares of Series A or B into common shares and each share of Series A or B automatically converts into common shares immediately prior to the closing of a firm commitment underwritten public offering of at least $25,000,000, as defined. Each Series A and B share initially converts into one share of common stock. The conversion ratio is adjusted for stock splits and like events. The holders of Series A and B shares are entitled to vote on all matters submitted to the stockholders of the Company, including the election of directors, together

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

with the holders of common stock voting together as a single class. Each share of Series A and B is entitled to one vote for each share of common stock that would be issuable upon conversion of such share.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series A and B then outstanding shall be entitled to receive, on a pari passu basis, out of the assets available for distribution to stockholders an amount equal to the greater of (i) the sum of
(1) the respective stated value per share plus (2) an amount equal to all unpaid accruing dividends (whether or not declared) plus (3) any other dividends declared but unpaid, and (ii) the amount that such holder of Series A or B shares would hold had all shares of Series A and B been converted to common immediately prior to the liquidation, dissolution, or winding up.

CONVERSION OF COMMON SHARES INTO SERIES A SHARES

     Prior to the offering of Series B shares discussed below, on December 30, 1999 the Company entered into a Conversion Agreement with its two major stockholders, Canopy and MTI Technology Corporation ("MTI"). These stockholders held 99 percent of the outstanding shares of the Company's common stock at December 30, 1999. Pursuant to the Conversion Agreement, the Company converted 6,596,146 shares of outstanding common stock held by Canopy and MTI into 6,596,146 shares of Series A.

ISSUANCE OF SERIES B CONVERTIBLE PREFERRED STOCK AND RELATED AGREEMENTS

     On December 30, 1999, the Company's board of directors authorized the issuance of 5,000,000 shares of Series B convertible preferred stock at $6 per share with the rights, preferences, privileges and restrictions as described above. As of January 10, 2000, the 5,000,000 shares had been sold for net proceeds of $29,790,674.

     Each share of Series B convertible preferred stock was immediately convertible to one share of common stock upon issuance. During the three months ended January 31, 2000, the Company recorded a dividend related to the Series B convertible preferred stock in the amount of $10 million representing the value of the beneficial conversion feature. The beneficial conversion feature was calculated based on the difference between the conversion price of $6.00 per share and the estimated fair value of the common stock of $8.00 per share for financial reporting purposes based on the estimated price range for the Company's IPO. The Company's board of directors determined that the $6.00 per share price for the Series B preferred stock represented their estimate of the fair value of the Series B preferred stock at the time sold and that the Series B preferred shares were not issued for other consideration or goods and services.

     In connection with the preferred stock purchase agreement, the Company and the investors entered into a second amended and restated investor rights agreement (the "Rights Agreement") and a voting agreement. Pursuant to the voting agreement, the Company and the preferred stockholders established the composition of the Company's board of directors.

     Pursuant to the Rights Agreement, Canopy and MTI, the Series A preferred stockholders, and the investors in the Series B preferred stock (collectively the "Preferred Stockholders") have certain rights beginning six months following the closing of a qualified public offering with respect to registration of the common shares issued or issuable upon conversion of the Series A and Series B preferred shares in compliance with the Securities Exchange Act of 1934. The Preferred Stockholders have certain demand and piggy-back rights that require the Company to use its best efforts to register the requested shares and/or permit the Preferred Stockholders to include shares in certain secondary offerings of the Company's common stock. The Company has agreed to bear all expenses in connection with any registration, other than underwriting discounts and commissions.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

COMMON STOCK TRANSACTIONS

     Effective September 1, 1998, in connection with the initial capitalization of Caldera, Canopy purchased 16,000,000 shares of Caldera's common stock for $20,928,848. Of this amount, $16,000,000 was paid in cash ($519,000 in fiscal year 1998 and $15,481,000 in fiscal year 1999) and Canopy transferred to Caldera a note receivable from the Predecessor of $4,928,848. As of October 31, 1998, the Company had recorded the $15,481,000 to be received from Canopy as a stock subscription receivable and the purchase price and related accrued interest totalling $15,163,890 as a payable to Caldera, Inc. (see Note 1)

     At the time of incorporation, Canopy agreed to continue to fund the operations of the Company through a secured convertible promissory note (see
Note 4). The conversion terms of the secured promissory note allowed Canopy to convert the borrowings and accrued interest into common stock at a price of $1.00 per share, which was determined by the Company's board of directors to be the estimated fair market value of the Company's common stock on September 1, 1998, the date of the convertible promissory note agreement. In August 1999, Canopy elected to convert the outstanding principal borrowings and accrued interest into 5,273,974 shares of the Company's common stock.

     In July 1999, the Company negotiated with MTI, a publicly traded company which at the time was 50 percent owned by Canopy, to sell 5,333,333 common shares for $6,000,000, or $1.13 per share. The Company received $3,000,000 in cash at the time of closing and issued a note receivable for $3,000,000 that bears interest at the prime rate plus one percent (9 1/4 percent as of October 31, 1999). This note receivable was to be received in two installments of $1,500,000 due in January 2000 and July 2000. The Company negotiated to receive the initial installment of $1,500,000 in November 1999 in exchange for the Company agreeing to forego the interest component attached to the note receivable. As a result of this modification, the Company did not record any accrued interest in the consolidated balance sheet as of October 31, 1999. The $1,500,000 received in November 1999 has been reflected as a current asset in the accompanying consolidated balance sheet as of October 31, 1999 and the remaining $1,500,000 has been reflected as a component of stockholders' equity as of October 31, 1999 and January 31, 2000. In connection with MTI's investment, the Company entered into an Investors' Rights Agreement with MTI and Canopy pursuant to which MTI received registration rights applicable to the stock acquired. This Investors' Rights Agreement was amended and superceded in connection with the Conversion Agreement and the offering of Series B preferred shares discussed above.

STOCK OPTION PLANS

     During fiscal year 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") that provided for the granting of nonqualified stock options to purchase shares of common stock. Under the 1998 Plan, the Company could grant up to 5,000,000 options to employees, non-employee members of the board of directors or consultants who provide services to the Company. Options granted under the 1998 Plan are subject to expiration and vesting terms as determined by a committee of the Company's board of directors. No options can expire more than ten years from the date of grant. The exercise price for the options may be paid in cash or in shares of the Company's common stock valued at fair market value on the exercise date. The options may also be exercised through a same-day sale program without any cash outlay by the optionee. At October 31, 1999, options to purchase 2,035,738 shares of common stock were available for future grants under the 1998 Plan.

     On December 1, 1999, the Company's board of directors approved the 1999 Omnibus Stock Incentive Plan (the "1999 Plan"), which is intended to serve as the successor equity incentive program to the 1998 Plan. The 1999 Plan initially increased the aggregate number of shares available for issuance under both plans to 6,700,000 and designated that 700,000 shares be used as director incentives. On March 10, 2000,

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

the Company's board of directors authorized an additional 500,000 shares to be issued under the 1999 Plan. The 1999 plan allows for the grant of awards in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares, phantom stock and stock bonuses. Awards may be granted to individuals in the Company's employ or service.

     The 1999 plan will be administered by the compensation committee of the board of directors. This committee will determine which eligible individuals are to receive awards under the 1999 plan, the type of award to be made, the time or times when such awards are to be made, the number of shares subject to each such award, and the vesting schedule and the other terms to be in effect for the award.

     The exercise price for the options may be paid in cash, in shares of the Company's common stock valued at fair market value on the exercise date or by having the Company retain sufficient shares of common stock from shares which would be issuable upon the exercise of the option. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

     Tandem stock appreciation rights may be issued under the 1999 plan which will provide the holders with the election to surrender their outstanding options for a cash appreciation distribution from the Company equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. In addition, the Company may issue stand-alone stock appreciation rights which will entitle the holder to receive a cash payment from the Company equal to the fair market value of the vested shares subject to the right less the base price for such right.

     Phantom stock awards will entitle the holder to receive in cash the fair market value of common stock on the vesting date.

     In the event that the Company is acquired (whether by merger or asset sale) or there is a change in control (effected through an acquisition of 50% or more of the Company's voting stock or by proxy contest for the election of board members), options and stand-alone stock appreciation rights exercisable at that time will remain exercisable until their expiration, and options and stand-alone stock appreciation rights not exercisable at that time will expire. Also, if the Company is acquired or experiences a change in control, all restrictions on outstanding vested shares of restricted stock granted under the 1999 Plan will lapse, and all outstanding, unvested shares of such restricted stock will expire and be cancelled. Similarly, all outstanding, unvested shares of phantom stock will expire and be cancelled.

     A summary of stock option activity under the stock option plans for the year ended October 31, 1999 and the three months ended January 31, 2000 is as follows:

                                                                           WEIGHTED AVERAGE
                                             OPTIONS      PRICE RANGE       EXERCISE PRICE
                                            ---------    -------------    ------------------
Granted...................................  3,106,566    $1.00 - 1.13           $1.04
Exercised.................................        (22)       1.00                1.00
Forfeited.................................   (142,304)       1.00                1.00
                                            ---------
Balance, October 31, 1999.................  2,964,240     1.00 - 1.13            1.04
Granted (unaudited).......................  2,559,638     1.13 - 8.00            5.82
Exercised (unaudited).....................    (36,826)    1.00 - 6.00            1.14
Forfeited (unaudited).....................    (14,403)       1.00                1.00
                                            ---------
Balance, January 31, 2000 (unaudited).....  5,472,649    $1.00 - 8.00           $3.28
                                            =========

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A summary of stock option grants with exercise prices equal to or less than the estimated fair market value on the date of grant during the year ended October 31, 1999 is as follows:

                                                                                       WEIGHTED AVERAGE
                                                                   WEIGHTED AVERAGE     FAIR VALUE OF
                                                OPTIONS GRANTED     EXERCISE PRICE         OPTIONS
                                                ---------------    ----------------    ----------------
Grants with exercise price equal to estimated
  fair market value...........................       645,728            $1.00               $0.20
Grants with exercise price less than estimated
  fair market value...........................     2,460,838             1.04                1.54
                                                  ----------
                                                   3,106,566             1.04                1.26
                                                  ==========

     A summary of the options outstanding and options exercisable under the Company's stock option plans at October 31, 1999 is as follows:

                                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                           ----------------------------------------------    -------------------------------
                                           WEIGHTED
                                            AVERAGE          WEIGHTED                           WEIGHTED
                             OPTIONS      CONTRACTUAL        AVERAGE           OPTIONS          AVERAGE
EXERCISE PRICES            OUTSTANDING       LIFE         EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
---------------            -----------    -----------    ----------------    -----------    ----------------
$1.00....................   2,116,740         9.5             $1.00            736,092           $1.00
 1.13....................     847,500         9.9              1.13             16,114            1.13
                            ---------                                          -------
                            2,964,240         9.6              1.04            752,206            1.00
                            =========                                          =======

STOCK-BASED COMPENSATION

     The Company accounts for its stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the intrinsic fair value of the Company's common stock. During the year ended October 31, 1999, the Company granted 2,460,838 stock options with exercise prices that were below the estimated fair market value on the measurement date resulting in $3,144,230 in deferred compensation. This deferred compensation has been recorded as a component of stockholders' equity and will be expensed consistent with the vesting of the underlying stock options. Amortization of deferred compensation amounted to $409,296 for the year ended October 31, 1999. During the three months ended January 31, 2000, the Company has granted 2,559,638 (unaudited) additional stock options with exercise prices ranging from $1.13 to $8.00. The granting of these options resulted in $5,491,764 (unaudited) of additional deferred compensation to be recognized as expense over the vesting period of the options. Subsequent to January 31, 2000, the Company has granted options to purchase an additional 1,140,500 shares of common stock at a price of $7.00 per share and expects to record $1,140,500 of additional deferred compensation.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") requires pro forma information regarding net loss as if the Company had accounted for its stock options granted under the fair value method. The fair market value of the stock options is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants during the year ended October 31, 1999: risk-free interest rate of 5.5 percent; expected dividend yield of 0 percent; volatility of 0 percent, and expected exercise lives of five years. For purposes of the pro forma disclosure, the estimated fair market value of the stock options is amortized over the vesting periods

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

of the respective stock options. The following is the pro forma disclosure and the related impact on net loss for the year ended October 31, 1999:

                                                                 1999
                                                              -----------
Net loss as reported........................................  $(9,366,588)
Pro forma net loss..........................................   (9,773,906)

(6) INCOME TAXES

     As described in Note l, Caldera became a separate legal entity effective September 1, 1998. The income tax attributes associated with the carved-out portion of Caldera, Inc. prior to September 1, 1998 remained with the Predecessor.

     Since incorporation, Caldera has reported for income tax purposes as a stand-alone taxable entity. For income tax purposes, the reorganization of the Predecessor and the sale of the Linux software business to Caldera has been treated as a taxable asset sale. Accordingly, the tax basis of the assets received from the Predecessor is based on the $19,928,848 purchase price (see
Note 1). The reorganization did not qualify as a tax-free reorganization because the Predecessor did not transfer substantially all of its assets to Caldera.

     The net loss before income taxes consisted of the following components for the period from the reorganization (September 1, 1998) through October 31, 1998 and for the year ended October 31, 1999:

                                                               1998           1999
                                                            -----------    -----------
Domestic U.S. operations..................................  $(1,070,632)   $(9,401,363)
Operations of foreign subsidiary, Caldera GmbH............       11,260         69,550
                                                            -----------    -----------
  Total...................................................  $(1,059,372)   $(9,331,813)
                                                            ===========    ===========

     The components of the provision for income taxes for the period from the reorganization (September 1, 1998) through October 31, 1998 and for the year ended October 31, 1999 are as follows:

                                                               1998          1999
                                                             ---------    -----------
Current:
  U.S. Federal.............................................  $      --    $        --
  U.S. State...............................................         --             --
  Non-U.S. ................................................     33,780         34,775
                                                             ---------    -----------
                                                                33,780         34,775
                                                             ---------    -----------
Deferred:
  U.S. Federal ............................................   (368,163)    (3,050,789)
  U.S. State ..............................................    (53,436)      (468,597)
  Change in valuation allowance............................    421,599      3,519,386
                                                             ---------    -----------
                                                                    --             --
                                                             ---------    -----------
     Total provision for income taxes......................  $  33,780    $    34,775
                                                             =========    ===========

     Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. They are measured by applying the enacted tax rates and

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

laws in effect for the years in which such differences are expected to reverse. The significant components of the Company's deferred income tax assets and liabilities at October 31, 1998 and 1999 are as follows:

                                                              1998            1999
                                                           -----------    ------------
Deferred income tax assets:
  Net operating loss carryforwards.....................    $   442,760    $  3,967,242
  Tax basis in excess of book basis related to assets
     acquired by Caldera from Predecessor..............      7,077,046       6,599,942
  Reserves and accrued expenses........................         35,931         268,510
  Stock-based compensation.............................             --         152,667
  Book depreciation in excess of tax...................             --          62,570
  Foreign tax credit...................................         22,970          46,617
                                                           -----------    ------------
     Total deferred income tax assets..................      7,578,707      11,097,548
  Valuation allowance..................................     (7,578,162)    (11,097,548)
                                                           -----------    ------------
     Net deferred income tax assets....................            545              --
                                                           -----------    ------------
Deferred income tax liabilities:
  Tax depreciation in excess of book...................           (545)             --
                                                           -----------    ------------
     Total deferred income tax liabilities.............           (545)             --
                                                           -----------    ------------
     Net deferred income taxes.........................    $        --    $         --
                                                           ===========    ============

     The amount of and ultimate realization of the deferred income tax assets is dependant, in part, upon the tax laws in effect, Caldera's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance against its deferred income tax assets. Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of these deferred income tax assets.

     As of October 31, 1999, the Company had net operating loss carryforwards for federal income tax reporting purposes totaling approximately $10,636,000. The net operating loss carryforwards expire as follows:

YEAR OF EXPIRATION                                                AMOUNT
------------------                                              -----------
2018........................................................    $ 1,187,000
2019........................................................      9,449,000
                                                                -----------
                                                                $10,636,000
                                                                ===========

     The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of net operating loss carryforwards if certain changes in ownership have taken place or will take place. The Company has not performed an analysis to determine whether any such limitations have occurred.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The differences between the provision (benefit) for income taxes at the U.S. statutory rate and the Company's effective tax rate is as follows:

                                                              1998     1999
                                                              -----    -----
Benefit at statutory rate...................................  (34.0%)  (34.0%)
Non-deductible items........................................    0.1%     0.1%
State income taxes, net of federal effect...................   (3.3%)   (3.3%)
Foreign income taxes........................................    0.6%    (0.1%)
Increase in valuation allowance.............................   39.8%    37.7%
                                                              -----    -----
  Total provision for income taxes..........................    3.2%     0.4%
                                                              =====    =====

(7) COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is a party to certain legal proceedings arising in the ordinary course of business. Management believes, after consultation with legal counsel, that the ultimate outcome of such legal proceedings will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

OPERATING LEASE AGREEMENTS

     The Company leases its corporate office facilities from the Predecessor. The lease commenced on September 1, 1998 and expires on August 31, 2000. The rent payment under this lease is approximately $12,100 per month and is based on the portion of total square footage used by the Company. Rent expense under this arrangement totaled approximately $0, $19,200 and $144,700 for the years ended October 31, 1997, 1998 and 1999, respectively. This lease requires the Company to pay taxes, maintenance, insurance and certain other operating costs of the leased property.

     In October 1999, the Company entered into an assignment and extension of an existing operating lease with an unrelated lessor for research and development space. Monthly lease payments under this arrangement are $10,000 and require the Company to pay certain operating expenses such as maintenance, insurance and other operating costs. The Company does not anticipate renewing the lease when it expires in July 2000.

     On September 1, 1999, the Company entered into an operating lease arrangement for its Caldera GmbH facility. The lease requires monthly minimum payments of 8,750 DM (approximately $4,880 U.S. dollars based on the exchange rate as of October 31, 1999) and expires five years from the date of commencement. Caldera GmbH also has the option of extending the agreement for two consecutive five-year terms. This lease requires the Company to pay taxes, maintenance, insurance and certain other operating costs of the property.

     The Company leases warehouse space from an unrelated lessor under an eighteen-month lease which expires in November 2000. Rent expense under the lease is approximately $32,000 per year.

SOFTWARE LOCALIZATION AGREEMENT

     On October 1, 1999, the Company entered into an agreement with United Systems Engineers, Inc. ("USE") to localize certain of the Company's software products for the Japanese market. As consideration, the Company agreed to pay $250,000 in cash or issue to the engineering firm shares of the Company's common stock with a market value of $202,000, based on the initial public offering price per

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

share. On January 4, 2000, the Company and USE amended the agreement pursuant to which the Company agreed to issue 33,667 shares of common stock to USE for the services, of which 16,833 were to be issued immediately for services rendered and the remaining 16,834 are to be issued upon completion of the services. Should USE not perform under the agreement, USE will not be issued the remaining 16,834 shares of common stock, and USE has committed to pay $100,000 to the Company. Based on the performance commitment, the date of the amended contract has been determined to be the measurement date and the estimated fair value of the Company's common stock on that date of $269,336, or $8 per share, will be expensed as the services are rendered.

CONTINGENT CASH AWARDS

     In August 1999, the Company granted 24 individuals the right to receive the cash value of 25 shares of common stock if the Company completes an initial public offering, such value to be determined by the market price per share of the Company's common stock as reported on the Nasdaq National Market on the thirtieth day following the first day the Company's common stock is publicly traded.

SOFTWARE LICENSE AGREEMENTS WITH SUN MICROSYSTEMS, INC.

     In January 2000, the Company and Sun Microsystems, Inc. ("Sun"), an investor in the Company's Series B preferred stock (see Note 5), entered into certain software license agreements. Pursuant to one of the software license agreements, the Company agreed to pay Sun a nonrefundable payment in the amount of $1,250,000 as follows: $400,000 within 30 days of execution of the agreement and $850,000 by March 24, 2000 for the rights to the software for an initial term of 18 months. The initial term may be extended for up to an additional two years either through a lump sum payment of an additional $2.3 million prior to March 24, 2000, or through yearly payments of $1.5 million by June 2001 and $1.8 million by June 2002. Payments made under this arrangement will be recorded as prepaid royalties and expensed as the product is sold (see Note 2). The other software license agreements provide for future royalty payments based on units sold.

(8) RELATED PARTY TRANSACTIONS

     The following table summaries the amounts due from (due to) related parties as of October 31, 1998 and 1999 and January 31, 2000.

                                                          OCTOBER 31,
                                                   -------------------------   JANUARY 31,
                                                       1998          1999         2000
                                                   ------------   ----------   -----------
                                                                               (UNAUDITED)
Caldera, Inc.....................................  $(15,163,890)  $  (15,908)  $  (15,614)
The Canopy Group.................................    15,481,000       (3,932)          --
Lineo, Inc.......................................            --      (29,093)     (29,093)
MTI..............................................            --    3,000,000    1,500,000

CANOPY

     As discussed in Note 1, Canopy was the sole stockholder of Caldera upon incorporation and was the majority stockholder of the Predecessor. Canopy invested $20,928,848 in Caldera in exchange for 16,000,000 shares of common stock. In addition to the initial equity investment, Canopy advanced $4,819,000 under a secured convertible promissory note agreement (see Note 4). In August 1999, the principal borrowings and accrued interest of $454,974 were converted into 5,273,974 shares of common stock. The chairman of the Company's board of directors is the president and chief executive officer and a

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

director of Canopy. Additionally, another director of the Company is the chairman of Canopy's board of directors.

     The Company has entered into certain transactions with Canopy and other entities that are majority-owned by Canopy. These transactions consist mainly of participating in joint insurance coverage, training and testing services, and rent. The Company believes that the terms of these related party transactions are at least as favorable as the terms that could have been obtained from an unaffiliated third party in similar transactions. During the years ended October 31, 1997, 1998 and 1999, transactions with these related parties were as follows:

                                                         1997      1998        1999
                                                        ------    -------    --------
Rent (see Note 7).....................................  $   --    $19,200    $144,700
Training and testing..................................      --         --      48,200
Insurance.............................................   4,600     13,200      13,800
                                                        ------    -------    --------
  Total expenses......................................  $4,600    $32,400    $206,700
                                                        ======    =======    ========

     As discussed in Note 9, the Company participates in a 401(k) plan sponsored by Canopy. As of October 31, 1999, the Company had related party payables of $48,933. These payables are non-interest bearing and provide for settlement through cash payments in the normal course of business.


     As a result of an option agreement between Canopy and its chief executive officer, who is also the chairman of the Company's board of directors, we will expense a one-time compensation charge of approximately $372,000 during the quarter ending April 30, 2000. The option agreement, which granted options to purchase Caldera shares directly from Canopy, was subsequently rescinded. No shares were purchased under the agreement.


LINEO, INC.

     As discussed in Note 12, in January 2000, the Company acquired an ownership interest in Lineo, Inc. ("Lineo"), the successor entity to the operations of the Predecessor which were not acquired by Caldera in the reorganization discussed in Note 1. The chairman of the Company's board of directors and two directors are also directors of Lineo. Sales to Lineo amounted to $1,700 during the year ended October 31, 1999.

MTI

     In July 1999, MTI, a company which at the time was 50 percent owned by Canopy, agreed to purchase 5,333,333 shares of common stock for $6,000,000 of which $3,000,000 was paid at closing and $3,000,000 was payable through an interest bearing note receivable. Subsequent to October 31, 1999, the Company agreed to forego the interest component of the note receivable in exchange for an acceleration of the payment terms (see Note 5). A director of the Company is the chairman of the board of MTI. Additionally, another Company director is the current president and chief executive officer of MTI.

     The Company is using certain computer equipment provided by MTI without charge. The equipment is valued at approximately $105,000. Sales to MTI amounted to $2,985 during the year ended October 31, 1999.

(9) EMPLOYEE BENEFIT PLAN

     The Company has adopted a prototype 401(k) plan (the "Benefit Plan") sponsored by Canopy in which all eligible employees are entitled to make pre-tax contributions. All full-time employees become

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

eligible for participation in the Benefit Plan once they have reached the age of
21. Eligible participants can elect to make contributions to the Benefit Plan and such contribution amounts are subject to certain limitations under the Internal Revenue Code. As of October 31, 1999, the Company has not made any contributions to the Benefit Plan; however, the Board of Directors of Canopy has approved a discretionary matching program allowing the Company to match up to 50 percent of each dollar contributed by employees at a maximum of six percent of the employee's salary. This matching program will be in effect beginning January 1, 2000.

(10) SIGNIFICANT CUSTOMERS

     During the year ended October 31, 1997, the Company did not have sales to any one customer that accounted for more than ten percent of total net revenues. During the year ended October 31, 1998, the Company had sales to one customer that accounted for approximately 11 percent of total net revenues. During the year ended October 31, 1999, the Company had sales to two customers that accounted for approximately 33 percent and 20 percent of total net revenues, respectively. No other customer accounted for more than ten percent of net revenues during the years ended October 31, 1998 and 1999.

(11) SEGMENT INFORMATION

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes disclosures related to components of a company for which separate financial information is available and evaluated regularly by a company's chief operating decision makers in deciding how to allocate resources and in assessing performance. It also requires segment disclosures about products and services as well as geographic areas. The Company has determined that it did not have any separately reportable operating segments as of October 31, 1997, 1998 and 1999. However, the Company does sell software and related products in geographic locations outside of the United States. Revenues attributed to individual countries based on the location of sales to unaffiliated customers for the years ended October 31, 1997, 1998 and 1999 is as follows:

                                                    1997          1998          1999
                                                 ----------    ----------    ----------
Revenue:
United States..................................  $1,116,794    $1,000,943    $2,847,789
Other countries................................          --        56,145       202,518
                                                 ----------    ----------    ----------
  Total revenue................................  $1,116,794    $1,057,088    $3,050,307
                                                 ==========    ==========    ==========

(12) INVESTMENTS IN NON-MARKETABLE SECURITIES

     The Company is accounting for each of these investments in non-marketable securities under the cost method as the Company has no ability to exercise significant influence over any of the entities.

BUSINESS ALLIANCE WITH EVERGREEN INTERNET, INC.

     In January 2000, the Company and Evergreen Internet, Inc. ("Evergreen") entered into a master agreement which sets forth the terms and conditions of a business alliance. Evergreen and the Company agreed as follows: (i) Evergreen granted to the Company an original equipment manufacturer license permitting the bundling of certain of Evergreen's software products with the Company's software products in exchange for the Company paying royalties to Evergreen based on future sales; (ii) the Company and Evergreen will engage in joint development and integration of their respective software products; (iii) the Company and Evergreen will cooperate to create educational training courses for the combined products;

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(iv) the Company agreed to acquire 370,370 shares of common stock of Evergreen for $2,000,000 and Evergreen agreed to transfer an additional 222,222 shares of its common stock to the Company in exchange for 200,000 shares of the Company's common stock (the 592,592 shares of Evergreen's common stock acquired by the Company is approximately 4 percent of Evergreen's outstanding common and preferred stock); and (v) the parties agreed to work together to identify new business solution opportunities for their joint products. On January 10, 2000, the Company paid the $2.0 million and issued 200,000 shares of common stock in exchange for the 592,592 shares of Evergreen's common stock.

     As part of this agreement, the Company has agreed to pay $200,000 as a license fee to Evergreen while $200,000 will be paid by Evergreen to the Company as a license fee. The $200,000 to be paid by the Company to Evergreen will be recorded as a component of cost of revenue and the $200,000 in proceeds to be received from Evergreen will be recorded as an offset to cost of revenue.

     In addition to the above license fee, the Company and Evergreen have agreed to certain referral fees. If the Company enters into a support agreement with a customer that has been referred by Evergreen, the Company will pay a portion of the total contract to Evergreen as a referral fee. The remaining portion of the support agreement will be recorded as deferred revenue, and recognized ratably over the term of the agreement. The referral fees will be recorded as sales and marketing expenses as earned by Evergreen.

     The Company and Evergreen have also agreed to provide each other with certain training and support services. Any out-of-pocket costs associated with training activities to be provided by Evergreen to the Company, at no cost to the Company, will be recorded as a cost of revenue. Additionally, the Company has agreed to pay $20,000 per month to Evergreen for support services while Evergreen has agreed to pay $20,000 per month for support services provided by the Company. The cost of the support services to be paid by the Company to Evergreen will be recorded as a cost of revenue and the proceeds to be received from Evergreen will be recorded as an offset to cost of revenue.

     The Company has recorded its investment in Evergreen at cost, based on the cash consideration paid by the Company and the estimated fair market value of the Company's common stock on the date of the agreement of $8.00 per share. The Company determined that the estimated fair value of the Company's common stock is more clearly evident of the value of the transaction since Evergreen is a privately owned company. In management's opinion, the consideration exchanged by the Company for the common shares of Evergreen was equal to the fair value of the shares acquired. Furthermore, in management's opinion the terms of the OEM arrangement and joint development and educational efforts are based on strategic rationales and the related transactions will be at arm's length. The Company currently intends on holding the shares indefinitely.

     The total investment of $3.6 million (unaudited) is included in the caption Investments in Non-marketable Securities -- Non-affiliates in the accompanying January 31, 2000 consolidated balance sheet.

STOCK EXCHANGE AGREEMENT WITH LINEO, INC.

     In January 2000, the Company and Lineo entered into a stock purchase and sale agreement. Lineo is the successor entity to the operations of the Predecessor which were not acquired by Caldera in the reorganization discussed in Note 1 and is majority owned by Canopy. Pursuant to the stock purchase agreement, the Company agreed to purchase 3,238,437 shares of common stock of Lineo (approximately 17 percent of Lineo's outstanding common stock) in exchange for 1,250,000 shares of the Company's common stock. The Company and Lineo have also agreed in principle to provide each other with certain marketing and other services pursuant to a strategic alliance agreement to be completed.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Because Lineo is also majority owned by Canopy, the investment in Lineo has been accounted for as a transaction between entities under common control with the transfer being reflected in our financial statements at Lineo's carry over basis. At the date of the agreement, Lineo had a stockholders' deficit, of which approximately $150,000 (unaudited) would be associated with the 17% interest we acquired.. Accordingly, the investment has been recorded at a nominal value of $1.00 because the Company does not have any obligation to provide additional funding to Lineo. The Company has recorded the estimated fair value of the shares of its common stock issued to Lineo at $10.0 million with the difference between the $10.0 million and the $1.00 investment recorded as a distribution to The Canopy Group. Management anticipates that royalties will be paid and or received based upon future sales of products by either the Company or Lineo which incorporate each other's technology or technology developed jointly. The Company currently intends to hold the shares indefinitely.


     The total net investment of $1 (unaudited) is included in the caption Investments in Non-marketable Securities -- Affiliate in the accompanying January 31, 2000 consolidated balance sheet.

STOCK EXCHANGE AGREEMENT WITH TROLL TECH AS

     In December 1999, the Company and Canopy entered into an agreement with Troll Tech AS and its stockholders. Pursuant to the agreement, the Company agreed to acquire 159 shares of common stock of Troll Tech (approximately 2 percent of Troll Tech's outstanding common stock) in exchange for 106,356 shares of the Company's common stock and Canopy agreed to acquire 398 shares of common stock of Troll Tech in exchange for $1,000,000, payable in monthly installments of $100,000. The agreement also grants to Canopy and its affiliates certain license rights with respect to Troll Tech's software. Royalties will be paid based upon future sales of products by the Company.


     The Company has recorded its investment in Troll Tech's common stock at $399,999, based on the cash price per share paid by The Canopy Group. The Company determined that the cash price per share paid by The Canopy Group is the most reliable evidence of the value of Troll Tech's common stock. The difference between the estimated fair value of the 106,356 shares of the Company's common stock at $8.00 per share of $850,848 and the $399,999 investment has been recorded as a license fee. The license fee has been classified as contra-equity and will be expensed as cost of revenue when the license rights are used or sold; however, if the license rights are utilized by Canopy and its affiliates the license fee will be reflected as a distribution to Canopy. The Company currently intends on holding the shares of Troll Tech indefinitely.


     The total investment of $399,999 (unaudited) is included in the caption Investments in Non-marketable Securities -- Non-affiliates in the accompanying January 31, 2000 consolidated balance sheet.

(13) SUBSEQUENT EVENTS

REINCORPORATION AS A DELAWARE CORPORATION

     On March 6, 2000, Caldera reincorporated in Delaware. The reincorporation into Delaware was effected by way of a merger with a newly-formed Delaware subsidiary, and the associated issuance of one share of common stock of the subsidiary for each share of common stock of the Company held by the stockholders of record. Additionally, stockholders of record of Series A and Series B of the Company received shares of Series A and Series B preferred stock of the subsidiary. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to give effect to the reincorporation.

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan was adopted by the board of directors on February 15, 2000 and was approved by the stockholders on March 1, 2000. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow eligible employees of Caldera Systems, Inc. and its participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 500,000 shares of our common stock will initially be reserved for issuance under the plan. The share reserve will increase on the first trading day of each calendar year beginning with the 2001 calendar year by 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding year but no such annual increase will exceed 750,000 shares. In no event, however, may a participant purchase more than 750 shares, nor may all participants in the aggregate purchase more than 125,000 shares on any one semi-annual purchase date.

     The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 1, 2002, and subsequent offering periods will be set by our compensation committee. Shares will be purchased on semi-annual purchase dates (the last business day of April and October each year) during the offering period. The first purchase date will be October 31, 2000. Should the fair market value of our common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

     Individuals who are eligible employees on the start date of any offering period may enter the Plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

     A participant may contribute up to 10% of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in April and October each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

     The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

WARRANT AGREEMENT BETWEEN CANOPY AND SERIES B PREFERRED STOCKHOLDER (UNAUDITED)

     In connection with the Series B preferred stock offering, Canopy and Egan-Managed Capital, L.P. ("EMC"), one of the investors in the Series B preferred stock offering, entered into a letter agreement wherein Canopy agreed to purchase the shares of Series B convertible preferred stock purchased by EMC in the event that EMC did not receive a warrant in a satisfactory form to EMC to purchase 416,667 shares of the Company's common stock from Canopy. On March 13, 2000, Canopy sold to EMC a warrant for $10,000 to purchase 416,667 shares of the Company's common stock held by Canopy at $5.98 per share for a two-year period. Upon exercise of the warrant, all proceeds will be paid to Canopy. Since the sale of this warrant directly related to the issuance of Series B preferred stock, the Company will account for this transaction as if the Company had sold the warrant to EMC with an offsetting contribution to capital. Accordingly, the Company will record the estimated fair value of the warrant of $2,250,000, determined using the Black-Scholes option-pricing model, as a beneficial conversion feature

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reflected as a dividend related to the Series B preferred stock during the three months ending April 30, 2000. Assumptions used in the Black-Scholes option-pricing model were the following: estimated fair value of common stock of $8.00 per share; risk-free interest rate of 6 percent; expected dividend yield of 0 percent; volatility of 118 percent; and expected exercise life of two years.

[Art to be depicted on the inside back cover shows the Company's logo displayed against a background of large-font terms, placed above logos representing the following awards won by the Company's products:

             The Linux Show -- Best Distribution of the Millennium
                  MikroPC Operating System Product of the Year
                    Linux World 1999 Editors' Choice Awards
                     Linux Journal 1999 Product of the Year
                     Network Computing Well-Connected Award
           Internetweek Best of the Best -- Best Software of the Year
      PC Magazine Top 100 Technology Companies that are Changing the World
Linux Magazine 50 People to Watch -- Ransom Love, President/CEO Caldera Systems]

                                  Caldera Logo

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                          ALTERNATE INTERNATIONAL PAGE

                  SUBJECT TO COMPLETION, DATED MARCH 16, 2000

                                 [CALDERA LOGO]

                                5,000,000 SHARES

                                  COMMON STOCK

     Caldera Systems, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "CALD." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.
                           -------------------------
                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                           -------------------------

                                                              PER SHARE            TOTAL
                                                              ---------         -----------
Public Offering Price.......................................   $                $
Underwriting Discounts and Commissions......................   $                $
Proceeds to Caldera Systems, Inc............................   $                $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Caldera Systems, Inc. has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.
                           -------------------------
ROBERTSON STEPHENS INTERNATIONAL LIMITED

                BEAR, STEARNS INTERNATIONAL LIMITED
                                 WIT SOUNDVIEW
                                              FIRST SECURITY VAN KASPER
               The date of this prospectus is             , 2000.

                          ALTERNATE INTERNATIONAL PAGE

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "CALDERA SYSTEMS," "WE," "US" AND "OUR" REFER TO CALDERA SYSTEMS, INC., A DELAWARE CORPORATION.

     UNTIL         , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   20
Use of Proceeds.............................................   20
Dividend Policy.............................................   20
Capitalization..............................................   21
Dilution....................................................   22
Selected Financial Data.....................................   23
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   26
Business....................................................   40
Management..................................................   54
Certain Transactions........................................   61
Principal Stockholders......................................   64
Description of Capital Stock................................   65
Shares Eligible for Future Sale.............................   68
Tax Considerations..........................................   70
Underwriting................................................   73
Legal Matters...............................................   75
Experts.....................................................   75
Where You Can Find Additional Information...................   76
Index to Consolidated Financial Statements..................  F-1

                           -------------------------

     We have license rights to "CALDERA(R)" and "CALDERA SYSTEMS(TM)", a pending trademark application. This prospectus also contains trademarks and trade names of other companies.

                          ALTERNATE INTERNATIONAL PAGE

       UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. Holder. For the purpose of this discussion, a non-U.S. Holder is any holder that for U.S. federal income tax purposes is not a U.S. person.

     For purposes of this discussion, the term U.S. person means:

     - a citizen or resident of the U.S.;

     - a corporation or other entity taxable as a corporation and created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

     - an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     Additionally, this discussion does not address U.S. federal income tax consequences to non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

     - U.S. expatriates;

     - financial institutions;

     - dealers in securities;

     - insurance companies;

     - tax-exempt entities;

     - holders who acquire our common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation;

     - holders who hold our common stock as qualified small business stock for purposes of Section 1202 of the Internal Revenue Code of 1986, as amended;

     - holders who do not hold our common stock as a capital asset; or

     - holders who hold our common stock as part of a hedge, straddle, conversion or other risk reduction transaction.

     Nor does this discussion address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

     Furthermore, the following discussion is based on current provisions of the Internal Revenue Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not requested a ruling from the Internal Revenue Service ("IRS") or an opinion of counsel with respect to the federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. Holder under the Internal Revenue Code.

     ACCORDINGLY, EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

                          ALTERNATE INTERNATIONAL PAGE

DIVIDENDS

     We have never paid dividends on our common stock and do not expect to pay any cash dividends on our common stock for the foreseeable future. In the event, however, that we do pay dividends on our common stock, any dividend paid to a non-U.S. Holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a non-U.S. Holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. Holder are exempt from such withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to U.S. persons. In addition to the graduated tax described above, dividends received by a corporate non-U.S. Holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

     A non-U.S. Holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

     - the gain is effectively connected with a U.S. trade or business of the non-U.S. Holder (which gain, in the case of a corporate non-U.S. Holder, must also be taken into account for branch profits tax purposes);

     - the non-U.S. Holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

     - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock.

     We have determined that we are not and do not believe that we will become a "United States real property holding corporation" for U.S. federal income tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

     Dividends paid to a non-U.S. Holder at an address within the U.S. may be subject to backup withholding at a rate of 31% if the non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding generally will not apply to dividends paid to non-U.S. Holders at an address outside the U.S. on or prior to December 31, 2000 unless the payer has knowledge that the payee is a U.S. person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to non-U.S. Holders at an address outside the U.S. after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-U.S. Holder satisfies various certification requirements.

     Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise

                          ALTERNATE INTERNATIONAL PAGE

establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-U.S. Holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

     - a U.S. person;

     - a "controlled foreign corporation" for U.S. federal income tax purposes;
       or

     - a foreign person 50% or more of whose gross income for certain periods is from the conduct of a U.S. trade or business unless the broker has documentary evidence in its files of the holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

     In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-U.S. Holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in our common stock. Those final Treasury Regulations generally are effective for payments made after December 31, 2000.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                          ALTERNATE INTERNATIONAL PAGE

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., SoundView Technology Group, Inc. and First Security Van Kasper, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
FleetBoston Robertson Stephens International Limited........
Bear, Stearns International Limited.........................
SoundView Technology Group, Inc.............................
First Security Van Kasper...................................
                                                              ---------
          Total.............................................  5,000,000
                                                              =========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that
price less a concession of not more than $          per share, of which
$          may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed ten percent of the total number of shares offered.

     Over-allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock, at the initial public offering price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the shares offered hereby. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, pursuant to the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If this option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will
be $          , $          and $          , respectively.

     The following table summarizes the compensation to be paid to the underwriters by us:

                                                                            TOTAL
                                                              ----------------------------------
                                                                         WITHOUT        WITH
                                                               PER        OVER-         OVER-
                                                              SHARE     ALLOTMENT     ALLOTMENT
                                                              ------   -----------   -----------
Underwriting discounts and commissions payable by us........  $        $             $

     We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $          .

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

                          ALTERNATE INTERNATIONAL PAGE

     Lock-Up Agreements. Each of our officers and directors and substantially all of our stockholders have agreed, for a period of 180 days after the date of this prospectus, that, subject to exceptions, they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or, with certain exceptions, thereafter acquired directly by those holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. However, FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time, without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent to the sale of shares prior to the expiration of the lock-up period.

     Future Sales. In addition, we have agreed that until 180 days after the date of this prospectus, we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc.:

     - Consent to the disposition of any shares held by stockholders prior to the expiration of the lock-up period; or

     - Issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than

      1) the sale of shares in this offering;

      2) the issuance of common stock upon the exercise of outstanding options or warrants; and

      3) the issuance of options under existing stock option and incentive plans.

      See "Shares Eligible for Future Sale."

     Listing. We have applied for quotation on the Nasdaq National Market under the symbol CALD.

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, our present state of development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     NASD Compliance. Entities affiliated with FleetBoston Robertson Stephens Inc. and Wit SoundView each acquired 66,666 shares of our Series B convertible preferred stock in our December 1999 private

                          ALTERNATE INTERNATIONAL PAGE

placement at a price of $6.00 per share. The NASD has determined that these securities constitute underwriting compensation. Accordingly, pursuant to
Section 2710(c)(7)(A) of the Conduct Rules of the NASD, these securities may not be transferred for a period of one year from their January 2000 acquisition, except for transfers allowed under Section 2710(c)(7)(A) of the Conduct Rules.

     Directed Share Program. At our request, the underwriters have reserved for sale, at the initial public offering price, up to ten percent of the shares of common stock offered in this offering under a directed share program. Pursuant to a directed share program being administered by Wit SoundView's affiliate, Wit Capital Corporation, we currently expect that a majority of these shares will be offered to directors, officers, employees, business associates, open source software developers and other persons that we believe have contributed to the success of the open source software community and to the growth of Caldera Systems. In addition, pursuant to a directed share program being administered by Banc of America Securities LLC, we expect that a small percentage of these shares will be offered to international participants in our directed share program. We cannot assure you that any of the reserved shares will be so purchased. The number of shares of common stock available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased will be offered to the general public on the same basis as the other shares in this offering.

     Purchases of the reserved shares pursuant to the directed share program administered by Wit SoundView's affiliate, Wit Capital Corporation, are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. In addition, Wit SoundView is an underwriter of additional shares in the offering. A prospectus in electronic format is being made available on an Internet web site maintained by Wit Capital. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital's web site and any information contained on any other web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as a co-lead managing underwriter on one offering, a co-managing underwriter on 61 offerings and a dealer on 107 offerings.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cooley Godward LLP, San Francisco, California.

                                    EXPERTS

     The audited financial statements and schedule included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                          ALTERNATE INTERNATIONAL PAGE

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Caldera Systems, Inc. has filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in this registration statement. For further information about Caldera Systems, Inc. and the shares of common stock to be sold in the offering, please refer to this registration statement. For additional information, please refer to the exhibits that have been filed with our registration statement on Form S-1.

     You may read and copy all or any portion of the registration statement or any other information Caldera Systems files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Caldera Systems, Inc.'s Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

     We intend to furnish our stockholders with annual reports containing audited financial statements by an independent public accounting firms and quarterly reports containing unaudited financial information for the first three quarters of each year.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee........................................  $   15,180
NASD fee....................................................       6,250
NASDAQ listing fee..........................................       5,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     500,000
Printing expenses...........................................     350,000
Directors and officers insurance premiums related to this
  offering..................................................     600,000
Blue sky fees and expenses..................................      10,000
Transfer Agent and Registrar fees and expenses..............      15,000
Miscellaneous...............................................      98,570
                                                              ----------
  Total.....................................................  $2,000,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's certificate of incorporation in effect as of the date hereof, and the registrant's amended and restated certificate of incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant intends to obtain liability insurance for its officers and directors prior to the closing of this offering.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In the three fiscal years preceding the filing of this registration statement, the Registrant has issued the following securities that were not registered under the Securities Act:

          (i) On August 31, 1998, the Registrant issued to The Canopy Group, Inc. 16,000,000 shares of common stock in exchange for $20,892,674.

          (ii) From December 1998 through January 31, 2000, the Registrant granted options to purchase an aggregate of 5,472,649 shares of common stock under its 1998 Stock Option Plan and 1999 Omnibus Stock Incentive Plan with a weighted average exercise price of $3.28

          (iii) On July 27, 1999, the Registrant issued and sold 5,333,333 shares of common stock to MTI Technology Corporation at a purchase price of $1.13 per share.

          (iv) On August 19, 1999, under the terms of Secured Convertible Promissory Note dated September 1, 1998, $5,273,974 owed to The Canopy Group was converted into 5,273,974 shares of the Registrant's common stock.

          (v) On January 4, 2000, the Registrant issued 16,834 shares of common stock to United Systems Engineers in exchange for services rendered and agreed to issue an additional 16,833 shares of common stock to United Service Engineers upon the completion of services to be rendered, pursuant to Regulation S under the Securities Act of 1933, as amended.

          (vi) On December 30, 1999, the Registrant issued and exchanged 5,273,974 shares of Series A convertible preferred stock for the same number of shares of common stock held by The Canopy Group, Inc. The Registrant also issued and exchanged 1,322,172 shares of Series A convertible preferred stock for the same number of shares of common stock held by MTI Technology Corporation.

          (vii) In December 1999 and January 2000, the Registrant sold a total of 5,000,000 shares of Series B convertible preferred stock at a purchase price of $6.00 per share to ten accredited investors.

          (viii) In December 1999, the Registrant issued and sold 106,356 shares of common stock to Troll Tech AS in exchange for 159 shares of common stock of Troll Tech AS.

          (ix) In January 2000, the Registrant issued and sold 200,000 shares of common stock to Evergreen Internet, Inc. in exchange for 592,592 shares of common stock of Evergreen Internet, Inc.

          (x) In January 2000, the Registrant issued and sold 1,250,000 shares of common stock to Lineo, Inc. in exchange for 3,238,437 shares of common stock of Lineo, Inc.

     No underwriters were involved in the foregoing sales of securities. Except as noted such sales were deemed to be exempt under the Securities Act in reliance upon Section 4(2) thereof relative to sales by an issuer not involving any public offering, or, in the case of options to purchase common stock, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1*    Form of Underwriting Agreement.
 3.1*    Certificate of Incorporation.
 3.2*    Form of Amended and Restated Certificate of Incorporation to
         be in effect upon the closing of the offering.
 3.3*    Bylaws.
 3.4*    Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
 4.1*    Specimen Common Stock certificate.
 5.1*    Opinion of Brobeck, Phleger & Harrison LLP.
10.1*    Conversion Agreement, dated December 30, 1999, between the
         Registrant, The Canopy Group, Inc. and MTI Technology
         Corporation.
10.2*    Form of Series B Preferred Stock Purchase Agreement between the Registrant and the Series B investors.
10.3*    1998 Stock Option Plan.
10.4*    1999 Omnibus Stock Incentive Plan.
10.5*    2000 Employee Stock Purchase Plan.
10.6*    Secured Convertible Promissory Note, dated September 1,
         1998, by the Registrant in favor of The Canopy Group, Inc.
10.7*    Security Agreement, dated September 1, 1998, between the
         Registrant and The Canopy Group, Inc.
10.8*    Asset Purchase and Sale Agreement, dated September 1, 1998, between Caldera, Inc. and the Registrant.
10.9*    Amended and Restated Asset Purchase Agreement, dated as of
         September 1, 1998, between Caldera, Inc. and the Registrant.
10.10*   Stock Purchase Agreement, dated July 27, 1999, by and among the Registrant, The Canopy Group, Inc. and MTI Technology
         Corporation.
10.11*   Stock Purchase Agreement, dated January 6, 2000, between the
         Registrant and Lineo, Inc.
10.12*   Form of Second Amended and Restated Investors Rights
         Agreement by and among the Registrant and the holders of the
         Series A and Series B convertible preferred stock.
10.13*   Form of Indemnification Agreement by and between the
         Registrant and its outside directors.
10.14*   GNU General Public License.
10.15+*  Computer Software Distribution Agreement, dated December 14,
         1998, between the Registrant and Navarre Corporation.
10.16+*  OEM Reciprocal License Agreement, dated January 6, 2000, between the Registrant and Evergreen Internet, Inc.
10.17+*  Sun Community Source License version 2.3 dated January 7,
         2000 between the Registrant and Sun Microsystems, Inc.
10.18+*  Sun Community Source License version 2.7, dated January 7,
         2000, between the Registrant and Sun Microsystems, Inc.
10.19*   Lease Agreement, dated September 1, 1998, between the
         Registrant and Caldera, Inc.
10.20*   Assignment and Extension of Lease, dated October 6, 1999,
         between the Registrant and Voxel, Inc.
10.21*   Form of Voting Agreement between the Registrant and the
         holders of the Series A and Series B convertible preferred stock.
10.22*   Secured Promissory Note, dated December 29, 1999, by the
         Registrant in favor of The Canopy Group.
10.23*   Assignment of Lease, dated January 21, 2000, between the
         Registrant and Nextpage L.C.
10.24*   Form of Delaware Indemnification Agreement by and between
         the Registrant and its outside directors.
23.1     Consent of Brobeck Phleger & Harrison LLP (included in
         Exhibit 5.1).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
23.2     Consent of Arthur Andersen LLP.
24.1     Powers of Attorney (see Signature Page on Page II-5).
27*      Financial Data Schedule.


-------------------------
 * Previously filed.

 + Application has been made to the Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Commission.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orem, State of Utah, on this 20th day of March, 2000.


                                          CALDERA SYSTEMS, INC.

                                          By:      /s/ RANSOM H. LOVE
                                            ------------------------------------
                                          Name: Ransom H. Love
                                          Title:  President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and/or officers of Caldera Systems, Inc. (the "Company"), hereby severally constitute and appoint Ransom H. Love, Chief Executive Officer, and Alan Hansen, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:


                     SIGNATURE                                   TITLE(S)                    DATE
                     ---------                                   --------                    ----
                /s/ RANSOM H. LOVE                   President, Chief Executive         March 20, 2000
---------------------------------------------------    Officer and Director (Principal
                  Ransom H. Love                       Executive Officer)

                  /s/ ALAN HANSEN                    Chief Financial Officer            March 20, 2000
---------------------------------------------------    (Principal Financial and
                    Alan Hansen                        Accounting Officer)

                         *                           Chairman of the Board of           March 20, 2000
---------------------------------------------------    Directors
                Ralph J. Yarro III

                         *                           Director                           March 20, 2000
---------------------------------------------------
                   Dale R. Boyd

                         *                           Director                           March 20, 2000
---------------------------------------------------
                   John R. Egan

                     SIGNATURE                                   TITLE(S)                    DATE
                     ---------                                   --------                    ----
                         *                           Director                           March 20, 2000
---------------------------------------------------
                Edward E. Iacobucci

                         *                           Director                           March 20, 2000
---------------------------------------------------
                 Raymond J. Noorda

                         *                           Director                           March 20, 2000
---------------------------------------------------
              Thomas P. Raimondi, Jr.

              *By: /s/ RANSOM H. LOVE
   ---------------------------------------------
                  Ransom H. Love
                 Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To Caldera Systems, Inc.:

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Caldera Systems, Inc, the carved-out portion of Caldera, Inc. and their subsidiary included in this registration statement and have issued our report thereon dated January 10, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II -- Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Salt Lake City, Utah
January 10, 2000

                     CALDERA SYSTEMS, INC., THE CARVED-OUT
                 PORTION OF CALDERA, INC. AND THEIR SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED OCTOBER 31, 1997, 1998 AND 1999

                                               BALANCE AT   CHARGED TO                  BALANCE AT
                                               BEGINNING    COSTS AND                     END OF
                 DESCRIPTION                   OF PERIOD     EXPENSES    DEDUCTIONS       PERIOD
                 -----------                   ----------   ----------   ----------     -----------
Allowance for doubtful accounts:
  Year ended October 31, 1997................  $   22,000   $   91,000   $   (1,000)(a) $   112,000
  Year ended October 31, 1998................     112,000      265,000     (362,000)(a)      15,000
  Year ended October 31, 1999................      15,000      222,000     (147,000)(a)      90,000
Inventory reserves:
  Year ended October 31, 1997................          --      157,000           --         157,000
  Year ended October 31, 1998................     157,000       28,000     (122,000)(b)      63,000
  Year ended October 31, 1999................      63,000      356,000      (65,000)(b)     354,000
Allowance for sales returns:
  Year ended October 31, 1997................      17,000      207,000     (124,000)(c)     100,000
  Year ended October 31, 1998................     100,000       97,000     (143,000)(c)      54,000
  Year ended October 31, 1999................      54,000      350,000     (235,000)(c)     169,000
Deferred tax assets valuation allowance:
  Year ended October 31, 1997................          --           --           --              --
  Year ended October 31, 1998................          --      422,000    7,156,000(d)    7,578,000
  Year ended October 31, 1999................   7,578,000    3,519,000           --      11,097,000

-------------------------

(a) Represents write-offs of uncollectable accounts receivable

(b) Represents inventory destroyed or scrapped

(c) Represents product returns

(d) Represents allowance recorded in connection with the purchase of assets from Caldera, Inc.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
-------                          DESCRIPTION
 1.1*    Form of Underwriting Agreement.
 3.1*    Certificate of Incorporation.
 3.2*    Form of Amended and Restated Certificate of Incorporation to
         be in effect upon the closing of the offering.
 3.3*    Bylaws.
 3.4*    Form of Amended and Restated Bylaws to be in effect upon the closing of this offering.
 4.1*    Specimen Common Stock certificate.
 5.1*    Opinion of Brobeck, Phleger & Harrison LLP.
10.1*    Conversion Agreement, dated December 30, 1999, between the
         Registrant, The Canopy Group, Inc. and MTI Technology
         Corporation.
10.2*    Form of Series B Preferred Stock Purchase Agreement between the Registrant and the Series B investors.
10.3*    1998 Stock Option Plan.
10.4*    1999 Omnibus Stock Incentive Plan.
10.5*    2000 Employee Stock Purchase Plan.
10.6*    Secured Convertible Promissory Note, dated September 1,
         1998, by the Registrant in favor of The Canopy Group, Inc.
10.7*    Security Agreement, dated September 1, 1998, between the
         Registrant and The Canopy Group, Inc.
10.8*    Asset Purchase and Sale Agreement, dated September 1, 1998, between Caldera, Inc. and the Registrant.
10.9*    Amended and Restated Asset Purchase Agreement, dated as of
         September 1, 1998, between Caldera, Inc. and the Registrant.
10.10*   Stock Purchase Agreement, dated July 27, 1999, by and among the Registrant, The Canopy Group, Inc. and MTI Technology
         Corporation.
10.11*   Stock Purchase Agreement, dated January 6, 2000, between the
         Registrant and Lineo, Inc.
10.12*   Form of Second Amended and Restated Investors Rights
         Agreement by and among the Registrant and the holders of the
         Series A and Series B convertible preferred stock.
10.13*   Form of Indemnification Agreement by and between the
         Registrant and its outside directors.
10.14*   GNU General Public License.
10.15+*  Computer Software Distribution Agreement, dated December 14,
         1998, between the Registrant and Navarre Corporation.
10.16+*  OEM Reciprocal License Agreement, dated January 6, 2000, between the Registrant and Evergreen Internet, Inc.
10.17+*  Sun Community Source License version 2.3 dated January 7,
         2000 between the Registrant and Sun Microsystems, Inc.
10.18+*  Sun Community Source License version 2.7, dated January 7,
         2000, between the Registrant and Sun Microsystems, Inc.
10.19*   Lease Agreement, dated September 1, 1998, between the
         Registrant and Caldera, Inc.
10.20*   Assignment and Extension of Lease, dated October 6, 1999,
         between the Registrant and Voxel, Inc.
10.21*   Form of Voting Agreement between the Registrant and the
         holders of the Series A and Series B convertible preferred stock.
10.22*   Secured Promissory Note, dated December 29, 1999, by the
         Registrant in favor of The Canopy Group.
10.23*   Assignment of Lease, dated January 21, 2000, between the
         Registrant and Nextpage L.C.
10.24*   Form of Delaware Indemnification Agreement by and between
         the Registrant and its outside directors.
23.1     Consent of Brobeck Phleger & Harrison LLP (included in
         Exhibit 5.1).

EXHIBIT
NUMBER                           DESCRIPTION
-------
23.2     Consent of Arthur Andersen LLP.
24.1     Powers of Attorney (see Signature Page on Page II-5).
27*      Financial Data Schedule.


-------------------------
* Previously filed.

+ Application has been made to the Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Commission.